                                             As filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-31939



                       PROSPECTUS DATED OCTOBER 22, 1997

                     ATLANTIC GULF COMMUNITIES CORPORATION

                                1,000,000 UNITS

                                  $10 PER UNIT

    Each unit ("Unit") consists of one share of 20% Series B Redeemable Preferred Stock, par value $.01 per share ("Series B Redeemable Preferred Stock"), and warrants ("Series B Warrants") to purchase two shares of common stock, par value $.10 per share ("Common Stock"), at an exercise price of $5.75 per share, subject to adjustments. The exercise price for the Series B Warrants may adjust based on the cash flow experienced by Atlantic Gulf Communities Corporation (the "Company"). The Series B Warrants will be issued pro rata in three classes as follows: 666,667 Class A Warrants, 666,667 Class B Warrants and 666,666 Class C Warrants. The Class A, Class B and Class C Warrants are identical except that they have different minimum exercise prices ($2.00, $3.00 and $4.00 per share, respectively).

    The Company is distributing on a pro rata basis to the holders of its Common Stock (the "Stockholders") and to holders of warrants to purchase its Common Stock (the "1996 Holders") issued on September 30, 1996 ("1996 Warrants"), of record as of October 8, 1997 (the "Record Date"), transferable rights (the "Rights") to subscribe for and purchase an aggregate of 1,000,000 Units for a price of $10.00 per Unit (the "Subscription Price"). Each holder of Common Stock or 1996 Warrants as of the Record Date is entitled to receive .08898 of a Right for each share of Common Stock or 1996 Warrant to purchase a share of Common Stock, held as of such date. The distribution of the Rights and sale of Units are referred to herein as the "Rights Offering." One Right and $10.00 in cash entitle the holder to purchase one Unit. Each Right also carries the right to subscribe at the Subscription Price for Units that are not otherwise purchased pursuant to the exercise of Rights. No fractional Rights or cash in lieu thereof will be distributed by the Company. The number of Rights distributed to each record holder will be rounded down to the nearest whole number that is a multiple of three. The Rights will be evidenced by transferable certificates (each, a "Subscription Certificate").
                             ---------------------

     SEE "RISK FACTORS" COMMENCING ON PAGE 17 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE UNITS. AN INDEX OF DEFINED TERMS BEGINS ON PAGE II.
                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

    The Company intends to use the proceeds of the Rights Offering for working capital purposes, including the payment of certain indebtedness to Foothill Capital Corporation ("Foothill Debt").

    The Rights will expire at 5:00 p.m., New York City time, on November 13, 1997 unless extended by the Company (the "Expiration Date"), and thereafter will be void and of no effect. The Company reserves the right to postpone the Expiration Date by up to five business days. All subscriptions are irrevocable. No minimum sale of Units by the Company is required. If at the Expiration Date fewer than all of the Units offered hereby shall have been subscribed for, subscriptions which have been accepted by the Company shall remain effective, and the Rights Offering shall terminate with respect to the unsubscribed Units.

    The Rights are transferable, and it is expected that they will trade on the National Association of Securities Dealers Automated Quotation ("NASDAQ") National Market System until the close of business on the last National Market System trading day prior to the Expiration Date. The Company will not apply for listing of the Units on the National Market System, but the Series B Redeemable Preferred Stock and the Series B Warrants will be immediately detachable from each other and separately tradeable. The Company has applied for listing of the Rights and the three classes (A, B and C) of Series B Warrants on the National Market System under the trading symbols "AGLFR," "AGLFW," "AGLFZ" and "AGLFL," respectively. The Company has applied for listing of the the Series B Redeemable Preferred Stock to be issued in the Rights Offering on the NASDAQ SmallCap market under the trading symbol "AGLFP." The Company expects to seek listing of the Series B Redeemable Preferred Stock and expects it to be accepted for quotation on the National Market System, if there are an adequate number of publicly held shares of Series B Redeemable Preferred Stock to meet the requirements of NASDAQ. The Company also expects the Rights and the three classes of Series B Warrants will be accepted for quotation on the National Market System if there are adequate numbers thereof to meet the requirements of NASDAQ. No assurance can be given that there will be an adequate number of publicly held shares of Series B Redeemable Preferred Stock, Rights or Series B Warrants, or that a market will develop for the Series B Redeemable Preferred Stock, the Rights or the Series B Warrants.

    Each share of Series B Redeemable Preferred Stock shall be immediately convertible at the holder's option into 1.739 shares of Common Stock (subject to adjustment), which is included for quotation on the National Market System under the symbol "AGLF." On October 21, 1997, the last reported sale price of the Common Stock on the National Market System was $5.75 per share. See "Price Range of Common Stock and Dividends."

    There can be no assurance that the Company will be able to pay accumulated dividends on the Series B Redeemable Preferred Stock. As long as Apollo (as defined) holds at least 500,000 shares of the Series A Preferred Stock, Apollo will be entitled to elect three of the Company's seven directors and the Company will not have the right, without Apollo's consent, to engage in certain significant actions and transactions. As a result, Apollo will have significant influence over the Company. See "The Apollo Transaction -- Board Representation" and " -- Consent Right."

=============================================================================================================================
                                                                                 UNDERWRITING
                                                       SUBSCRIPTION             DISCOUNTS AND              PROCEEDS TO
                                                          PRICE                  COMMISSIONS                COMPANY(1)
-----------------------------------------------------------------------------------------------------------------------------
Per Unit.......................................           $10.00                      --                   $10,000,000
=============================================================================================================================

(1) Before deducting expenses payable by the Company with respect to the Rights Offering, estimated at approximately $800,000.

                The date of this Prospectus is October 22, 1997.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             ---------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Available Information.......................................     1
Documents Incorporated by Reference.........................     1
Prospectus Summary..........................................     3
Summary Historical Data and Pro Forma Financial Data........    14
Risk Factors................................................    17
The Rights Offering.........................................    22
Description of the Units....................................    27
The Apollo Transaction......................................    36
The Private Placement.......................................    41
Use of Proceeds.............................................    43
Capitalization..............................................    44
Dilution....................................................    46
Unaudited Pro Forma Financial Information...................    47
Pro Forma Balance Sheet.....................................    48
Pro Forma Statement of Operations...........................    49
Notes to Pro Forma Financial Statements.....................    51
Selected Historical Financial Data..........................    52
Notes to Selected Historical Financial Data.................    53
Price Range of Common Stock and Dividends...................    54
Description of Capital Stock................................    54
Federal Income Tax Considerations...........................    55
Legal Matters...............................................    61
Experts.....................................................    61

                                       (i)

                             INDEX OF DEFINED TERMS

                                                                    PAGE
                                                                    ----
1996 Warrants...............................................              Cover
1996 Holders................................................              Cover
Adjustment Date.............................................                 34
Agreements..................................................                  4
Annual Meeting..............................................                 21
Apollo......................................................                  4
Apollo Closing..............................................                  4
Apollo Fund II..............................................                  4
Apollo Transaction..........................................                  4
Approved Business Plan......................................                 39
Atlantic Gulf...............................................                  3
Bankruptcy Events...........................................                 30
Basic Subscription Privilege................................                  8
Board.......................................................                  4
Business Combination........................................                 39
Cash Flow Adjustment........................................                 33
Change of Control...........................................                 39
Charter Amendments..........................................                  4
Closing Date................................................                 42
Code........................................................                 20
Commission..................................................                  1
Common Stock................................................              Cover
Company.....................................................           Cover, 3
Company's 1996 10-K.........................................                  1
Conversion Shares...........................................                 40
Default Change of Control...................................                 39
Default Dividend Rate.......................................                 28
Default Payment.............................................                 42
Default Period..............................................                 42
Demand Registrable Securities...............................                 42
Demand Registration.........................................                 40
Dividend Payment Date.......................................                 28
Dividend Rate...............................................                 28
DTC.........................................................                 26
DTC Exercised Rights........................................                 26
Eligible Guarantor Institution..............................                 24
Eligible Transferee.........................................                 40
Excess Units................................................                 22
Exchange Act................................................                  1
Exercise Price..............................................                 12
Expiration Date.............................................              Cover
Fee.........................................................                 38
Fee Triggering Event........................................                 38
Foothill Debt...............................................              Cover
Guaranteed Delivery Procedures..............................                 24
Holders.....................................................                 41
Incumbent Board.............................................                 39
Investment Agreement........................................                  4
Investor....................................................                  4
Investor Warrants...........................................                  4

                                      (ii)

                                                                    PAGE
                                                                    ----
IRS.........................................................                 55
Junior Stock................................................                 29
Liquidation Preference......................................                 29
Major Transaction...........................................                 38
NASDAQ......................................................              Cover
NOL.........................................................                 21
Notice of Guaranteed Delivery...............................                 24
Old Stock...................................................                 56
Original Issue Date.........................................                 28
Oversubscription Privilege..................................                  8
Parity Stock................................................                 28
Piggyback Registration......................................                 41
POR.........................................................                  3
POR Effective Date..........................................                  3
Predecessor Company.........................................                  3
Preferred Stock.............................................                  5
Private Placement...........................................                  6
Private Purchasers..........................................                  6
Pro Forma Financial Statements..............................                 47
Put Shares..................................................                 30
Record Date.................................................              Cover
Registration Deadline.......................................                 41
Reorganization Proceedings..................................                  3
Repurchase Notice...........................................                 30
Repurchase Price............................................                 30
Rights......................................................              Cover
Rights Offering.............................................                  8
Secured Agreement...........................................                  4
Securities Act..............................................                  1
Senior Stock................................................                 29
Series A Preferred Stock....................................                  4
Series B Redeemable Preferred Stock.........................              Cover
Series B Statement of Designations..........................                 27
Series B Warrants...........................................              Cover
Shelf Registration Statement................................                 41
Significant Subsidiary......................................                 28
SP Subsidiary...............................................                  5
Stockholders................................................              Cover
Subscription Agent..........................................                  9
Subscription Certificate....................................              Cover
Subscription Price..........................................              Cover
TIN.........................................................                 60
Unit........................................................              Cover
Unit Closing................................................                  7
Warrant Agent...............................................                 33
Warrant Agreement...........................................                 33
Warrant Shares..............................................                 33
West Bay Project............................................                 36

                                      (iii)

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission, including the Registration Statement on Form S-3 of which this Prospectus is a part, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is traded in the over-the-counter market and is traded on the NASDAQ National Market System. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. Copies of the Company's reports, proxy statements and other information filed with the Commission can also be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information regarding the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits thereto.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by this reference:

          (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1996, filed April 14, 1997, and Amendments No. 1, 2, 3, 4 and 5 thereto filed on Form 10-K/A on April 30, 1997, September 16, 1997, September 22, 1997, October 8, 1997 and October 16, 1997, respectively (collectively, the "Company's 1996 10-K").

          (2) The Company's Current Report on Form 8-K filed February 18, 1997.

          (3) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 and Amendments No. 1 and 2 thereto filed on Form 10-Q/A on October 7, 1997 and October 16, 1997, respectively.

          (4) The Company's Proxy Statement dated May 21, 1997.

          (5) The Company's Current Report on Form 8-K filed June 5, 1997.

          (6) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, filed August 14, 1997 and Amendments No. 1, 2, 3 and 4 thereto filed on Form 10-Q/A on September 16, 1997, September 22, 1997, October 7, 1997 and October 16, 1997, respectively.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to termination of the Rights Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date any such document is filed. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial Registration Statement and prior to the effectiveness of the Registration Statement shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date any such document is filed. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request, a copy of any and all of the documents incorporated by reference herein, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Any such request may be directed to Atlantic Gulf Communities Corporation, Attention: Thomas W. Jeffrey, Chief Financial Officer, at the Company's principal executive offices, which are located at 2601 South Bayshore Drive, Miami, Florida 33133-5461, telephone number (305) 859-4000.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus or incorporated by reference in this Prospectus. Unless the context otherwise requires, the term "Atlantic Gulf" means Atlantic Gulf Communities Corporation and the term the "Company" means Atlantic Gulf and its subsidiaries taken as a whole and includes the Company's predecessors.

THE COMPANY

     The Company is a Florida-based real estate development and asset management company. The Company's primary lines of business are acquisition, development and sale of new subdivision and scattered developed homesites, sale of land tracts and residential construction and sales. Additional lines of business which contribute to the Company's overall operations include portfolio management of mortgages and contracts receivable and environmental services.

     The Company acquires and develops real estate to: (a) enhance the value of certain properties, (b) maintain a continuing inventory of marketable tracts and
(c) supply finished homesites to builders in Florida's fastest growing markets. The Company's acquisition and development activities are comprised of four primary functions: business development, planning, community development and residential construction.

     Atlantic Gulf and its predecessors have been operating as community developers in Florida since 1955. Atlantic Gulf's immediate predecessor, General Development Corporation (the "Predecessor Company"), was among the largest community developers in Florida. In 1990, the Predecessor Company and certain of its subsidiaries commenced proceedings under Chapter 11 of the Bankruptcy Code (the "Reorganization Proceedings") to reorganize their business. Atlantic Gulf emerged from the Reorganization Proceedings pursuant to a plan of reorganization (the "POR" that became effective on March 31, 1992 (the "POR Effective Date")).

     The Company was incorporated in Delaware in 1928. Its executive offices are located at 2601 South Bayshore Drive, Miami, Florida 33133-5461, and its telephone number is (305) 859-4000.

BUSINESS PLAN

     As described in the Company's 1996 10-K, the Company's business plan is (a) to retire the Company's remaining corporate debt (debt not specifically associated with a performing asset), including the Foothill Debt, through the sale of Predecessor Company assets, (b) to become the leading supplier of finished homesites to national and regional homebuilders in Florida's fastest growing markets and in selected primary markets throughout the Southeast, and
(c) to continue residential construction and sales.

     The Company has been successful in monetizing (by sale or financing transactions) Predecessor Company assets to reduce corporate debt, and anticipates that the remaining Predecessor Company assets will be monetized during the balance of 1997 and 1998. In 1996, the Company's $167 million in gross revenue included over $55 million of Predecessor Company tract and scattered homesite sales and the Company reduced its corporate debt by approximately $65 million. The Company's receipt of proceeds from the Apollo Transaction, Private Placement (as defined) and the anticipated consummation of the Rights Offering is expected to enable the Company to satisfy its near term corporate debt amortization without being required to accelerate Predecessor Company asset sales in a manner that would not maximize proceeds from such sales.

     Since 1993, the Company has acquired or started development on 11 new primary market finished homesite subdivision projects and two new oceanfront condominium projects. Management believes that the success of the new primary market subdivision projects has confirmed the Company's business strategy of becoming a leading supplier of finished homesites to large independent homebuilders. Of the 28 homebuilders who are currently building or under contract in the Company's primary market subdivisions, five are building in multiple projects. Prior to the consummation of the Apollo Transaction and Private Placement, capital restrictions relating to the Company's highly leveraged balance sheet and near term debt amortization have required the Company to acquire and develop most of its largest and most profitable primary market subdivisions with joint venture equity partners. The Company's cost in obtaining such joint venture equity, both in terms of lost operating profits and preferred cash distributions, significantly reduced the Company's anticipated operating gross margins were it not to require such joint venture equity. Furthermore, the cost of obtaining joint venture equity on a project-by-project basis and complying with joint venture reporting and other requirements unnecessarily contributed to the Company's overhead expenses.

     There is no assurance that the Company will implement fully its business plan nor that it will realize the anticipated benefits from the Apollo Transaction, Private Placement and Rights Offering discussed below.

THE APOLLO TRANSACTION

     The Company and AP-AGC, LLC, a Delaware limited liability company ("Apollo" or the "Investor"), entered into an Amended and Restated Investment Agreement dated as of February 7, 1997, amended as of March 20, 1997, and amended and restated as of May 15, 1997 (the "Investment Agreement"), and the Company, certain of its subsidiaries and Apollo entered into a Secured Agreement dated as of February 7, 1997, and amended and restated as of May 15, 1997 (the "Secured Agreement" and, together with the Investment Agreement, the "Agreements"). Apollo is an affiliate of Apollo Real Estate Investment Fund II, L.P. ("Apollo Fund II"), a private real estate investment fund, the general partner of which is Apollo Real Estate Advisors II, L.P., a New York-based investment fund. Pursuant to the Agreements, subject to certain terms and conditions including Stockholders' approval of the Investment Agreement, Apollo agreed to purchase from the Company up to 2,500,000 shares of 20% Series A Cumulative Redeemable Convertible Preferred Stock (the "Series A Preferred Stock"), at a per share price of $9.88, and certain warrants to purchase up to 5,000,000 shares of Common Stock (consisting of 1,666,667 Class A Warrants, 1,666,667 Class B Warrants and 1,666,666 Class C Warrants) (the "Investor Warrants"), at a per Warrant price of $.06, for an aggregate purchase price of up to $25,000,000 (the "Apollo Transaction"). On June 23, 1997, the Stockholders' approved the Investment Agreement and the transactions contemplated thereby, and on June 24, 1997, the initial closing occurred pursuant to the Agreements ("the Apollo Closing").

     Pursuant to the Apollo Closing on June 24, 1997, the following transactions occurred:

          1. Charter Amendments. The Company filed with the State of Delaware an Amended and Restated Certificate of Incorporation (the "Charter Amendments") which, among other things, increased the number of authorized shares of Common Stock from 15,665,000 to 70,000,000 and authorized the issuance of 4,500,000 shares of Preferred Stock, 2,500,000 of which are designated Series A Preferred Stock and 2,000,000 of which are designated Series B Redeemable Preferred Stock. The Charter Amendments also eliminated the restriction on the Company issuing nonvoting stock and the provision requiring certain mandatory dividends on the Common Stock, each of which would be inconsistent with the rights of the holders of the Preferred Stock.

          2. Sale of Series A Preferred Stock and Investor Warrants. For an aggregate purchase price of $5,534,752, the Company issued to Apollo 553,475 shares of Series A Preferred Stock and Investor Warrants (consisting of 368,983 Class A Warrants, 368,983 Class B Warrants and 368,984 Class C Warrants) to purchase 1,106,950 shares of Common Stock at a per share purchase price of $5.75 (subject to adjustment).

          3. The Board. The number of Company directors was reduced from 10 to seven and three Apollo designees were appointed to the Company's board of directors ("the Board") by the incumbent directors.

          4. Commitment Fee. Apollo refunded to the Company the $1,000,000 commitment fee the Company had paid to Apollo in connection with entering into the Investment Agreement.

     From time to time after the Apollo Closing and until Apollo has acquired all 2,500,000 shares of Series A Preferred Stock and 5,000,000 Investor Warrants, Apollo will purchase, subject to the terms and conditions of the Investment Agreement, additional Series A Preferred Stock and a proportionate number of Investor Warrants to enable the Company to invest in real estate development projects approved by the Board and Apollo. If the Company has not presented Apollo with real estate development projects pursuant to which Apollo has invested the aggregate purchase price of $25,000,000, on the terms and subject to the conditions set forth in the Investment Agreement, (a) Apollo will be entitled at any time to acquire all of the Series A Preferred Stock and Investor Warrants not acquired by it prior thereto and (b) from and after June 30, 1998, the Company will be entitled at any time to require Apollo to purchase all of such Series A Preferred Stock and Investor Warrants, provided that no Event of Default (as defined in the Secured Agreement) shall have occurred and, except for an Event of Default which is or results from a Bankruptcy Event (as defined), shall then exist. See "The Apollo Transaction." As required by the Agreements, all net proceeds from the issuance and sale to Apollo of the Series A Preferred Stock and Investor Warrants and all funds generated thereby and assets acquired therewith are being held by a newly formed special purpose corporation, which is a direct wholly owned subsidiary of the Company ("SP Subsidiary"). The only business transactions in which SP Subsidiary will engage are the development and sale of Board-approved real estate development projects and certain activities incidental thereto. SP Subsidiary will be under certain restrictions, including with respect to the incurrence of debt and liens and the payment of dividends and payments for certain other purposes.

     The Company has granted to Apollo certain registration rights with respect to the Series A Preferred Stock and the Warrant Shares (as defined), including, subject to certain limitations, (a) upon Apollo's demand, the Company's obligation to use its best efforts to effect registration of the Series A Preferred Stock and/or the Warrant Shares and (b) if the Company proposes to register any of its securities under the Securities Act for sale for cash, upon Apollo's request, the Company's obligation to include the number of Demand Registrable Securities (as defined) that Apollo wishes to sell or distribute publicly under the registration statement proposed to be filed by the Company.

     Since the Apollo Closing, the Company issued to Apollo under the Investment Agreement (a) on June 30, 1997, 334,000 additional shares of Series A Preferred Stock and Investor Warrants to purchase an additional 668,000 shares of Common Stock at a per share purchase price of $5.75 (subject to adjustment), for an aggregate purchase price of $3,340,000; (b) on July 31, 1997, an additional 850,000 shares of Series A Preferred Stock and Investor Warrants to purchase an additional 1,700,000 shares of Common Stock, for an aggregate purchase price of $8,500,000; (c) on August 7, 1997, an additional 259,000 shares of Series A Preferred Stock and Investor Warrants to purchase an additional 518,000 shares of Common Stock, for an aggregate purchase price of $2,590,000; and (d) on October 6, 1997, an additional 100,000 shares of Series A Preferred Stock and Investor Warrants to purchase an additional 200,000 shares of Common Stock, for an aggregate purchase price of $1,000,000.

     As of the date hereof, 403,525 shares of Series A Preferred Stock and 807,050 Investor Warrants remain subject to purchase by Apollo under the Investor Agreement.

     The terms of the Series A Preferred Stock and the Series B Redeemable Preferred Stock (collectively, the "Preferred Stock") are substantially the same except as described below. The Preferred Stock will rank senior to the Common Stock with respect to dividends and distributions. Holders of Preferred Stock will be entitled to receive, when, as and if declared by the Board, cash dividends on a quarterly basis at an annual rate equal to 20% of the liquidation preference, which is $10 per share for each of the Series A Preferred Stock and the Series B Redeemable Preferred Stock, plus any accrued and unpaid dividends. Assuming that the Series A Preferred Stock is outstanding for three years, the annual yield on such shares for the three-year period would be 20.6%, based on a per share purchase price of $9.88 and a dividend rate of 20% of the liquidation preference per annum. Upon certain events of default, dividends will accumulate at an annual rate of 23% of the liquidation preference. The Preferred Stock will be redeemable by the Company in whole or in part after three years from the issuance date at a redemption price in cash equal to the liquidation preference. Holders of the Preferred Stock will have certain "put rights" which will entitle them to require the Company to repurchase the Preferred Stock in certain amounts and at certain times: up to an aggregate of one-third of the shares of each of the Series A Preferred Stock and the Series B Redeemable Preferred Stock after the end of the fourth year following the issuance date and before the end of the fifth year, up to an aggregate of two-thirds of the shares of each of the Series A Preferred Stock and the Series B Redeemable Preferred Stock after the end of the fifth year following the issuance date and before the end of the sixth year, and up to the entire amount after the sixth year following the issuance date, at a repurchase price in cash equal to the liquidation preference. Certain events of default, including a Default Change of Control (as defined below) of the Company, would accelerate the put rights. The Preferred Stock will be convertible into such number of shares of Common

Stock as is obtained by dividing the liquidation preference by the conversion price of $5.75 per share, subject to certain adjustments. The Series A Preferred Stock put rights will be secured by certain liens on substantially all of the assets of the Company and its subsidiaries, while the Series B Redeemable Preferred Stock put rights will not be secured. Holders of Series A Preferred Stock will be entitled to elect three of the Company's seven directors and will otherwise have no voting rights except as may be required by applicable law. Holders of Series B Redeemable Preferred Stock will have no voting rights except as may be required by applicable law. As long as Apollo holds at least 500,000 shares of Series A Preferred Stock, it will have certain consent rights in respect of the Company engaging in "Major Transactions" (as defined). Holders of Series B Redeemable Preferred Stock will have no such consent rights. Apollo may not, except under specified circumstances, transfer or assign the Series A Preferred Stock or the Common Stock issuable upon conversion thereof until February 7, 1999. The Series B Redeemable Preferred Stock issued in the Rights Offering and the Common Stock issuable upon conversion thereof will be immediately transferable subject to certain restrictions applicable to affiliates of the Company. For a description of the rights and preferences of the Series A Preferred Stock and Series B Redeemable Preferred Stock, see "The Apollo Transaction -- The Series A Preferred Stock" and "Description of the Units -- Series B Redeemable Preferred Stock."

     Assuming that the Series B Redeemable Preferred Stock is outstanding for three years, the annual yield on such shares for the three-year period would be 20.6%, based on a per share purchase price of $9.88 and a dividend rate of 20% of the liquidation preference per annum.

     The terms of the Series B Warrants are substantially the same as those of the Investor Warrants, except that, although any adjustments that result from certain appraisal procedures shall apply to both Investor Warrants and Series B Warrants, only the holder(s) of Investor Warrants have the power to invoke such appraisal procedures. See "Description of the Units -- the Series B
Warrants -- Value Determination and Appraisal." Each Warrant entitles the holder to purchase one share of Common Stock, commencing immediately, until the close of business on June 23, 2004 at an exercise price of $5.75 per share, subject to certain antidilution and other adjustments, and will be issued in the Rights Offering pro rata in three classes: up to 666,667 Class A Warrants, 666,667 Class B Warrants and 666,666 Class C Warrants. See "Description of the
Units -- The Series B Warrants."

THE PRIVATE PLACEMENT

     Concurrently with the Apollo Closing, the Company sold to certain purchasers (the "Private Purchasers"), in a private placement (the "Private Placement), for an aggregate purchase price of $20 million, (a) 1,776,199 shares of Common Stock for $10 million, and (b) 1,000,000 shares of Series B Redeemable Preferred Stock and Series B Warrants (consisting of 666,667 Class A Warrants, 666,667 Class B Warrants and 666,666 Class C Warrants) to purchase 2,000,000 shares of Common Stock, for $10 million. The Company has granted certain registration rights to the Private Purchasers with respect to the Series B Redeemable Preferred Stock and the Warrant Shares (as defined), including, subject to certain limitations, (a) the Company's obligation to use its best efforts to effect registration of the Series B Redeemable Preferred Stock and/or the Warrant Shares and (b) if the Company proposes to register any of its securities under the Securities Act for sale for cash, upon request, the Company will include the number of Demand Registrable Securities (as defined) that the holders thereof wish to sell or distribute publicly under the registration statement proposed to be filed by the Company. See "The Private Placement."

CERTAIN POTENTIAL EFFECTS OF THE APOLLO TRANSACTION, PRIVATE PLACEMENT AND RIGHTS OFFERING ON THE BUSINESS PLAN

     The Company's receipt of up to $55 million from its sale of Preferred Stock, Warrants and Common Stock pursuant to the Apollo Transaction, Private Placement and Rights Offering is expected to enhance the Company's ability to implement its business plan. The Company is also exploring various possibilities to augment its business plan by adding new real estate-related business lines which could be expected to produce recurring operating income. Central to its analysis of new business lines is the Company's ability to lever successfully off its significant real estate asset position and expertise. In this regard, on June 30, 1997, the Company, with proceeds from the sale of Series A Preferred Stock to Apollo, acquired through SP Subsidiary a 2.9-acre parcel in the downtown business district of Fort Lauderdale, Florida for $5.5 million on which the subsidiary anticipates constructing a high-rise luxury apartment tower. Also, with proceeds from the sale of Series A Preferred Stock to Apollo, SP Subsidiary, or subsidiaries thereof, acquired on July 31, 1997, an approximate 600-acre parcel in Frisco, Texas, north of Dallas, on which it is planned to develop approximately 1,700 units. See "The Apollo
Transaction -- Introduction."

     The Company's scheduled payment obligations under the Foothill Debt were substantially based on anticipated Predecessor Company asset sales during the debt amortization period. While the Company has experienced delays in certain significant Predecessor Company asset sales, the Company has been able to satisfy certain substantial Foothill Debt payment obligations with the proceeds from the Apollo Transaction and the Private Placement. On June 25, 1997, the Company paid its scheduled $21.67 million Foothill Debt amortization obligation and prepaid an additional $7.7 million of Foothill revolving debt. Approximately $23.7 million of these June 25, 1997 debt payments were made with proceeds from the Private Placement and, to a lesser extent, from the Apollo Closing. Furthermore, the Company's receipt of up to $10 million of proceeds from the Rights Offering will be used for working capital purposes, including the payment of Foothill Debt. While there can be no assurance, the Company believes that its use of new equity capital, including the proceeds from the Rights Offering, for working capital purposes, will enable the Company to use proceeds from future Predecessor Company asset sales for real estate acquisition and development activities.

     Management also believes that as a result of the Company's access to new equity capital, including proceeds from the Apollo Transaction and Rights Offering, the Company will be able to acquire new real estate development projects more promptly and without the need for joint venture equity partners. For example, since the Apollo Closing, the Company has used proceeds from the sale of Series A Preferred Stock to Apollo to acquire for development, without joint venture equity partners, the above-discussed 2.9-acre parcel in Fort Lauderdale, Florida and an approximate 600-acre parcel in Frisco, Texas. Also, the above-discussed use by the Company of approximately $23.7 million of proceeds from the Private Placement and Apollo Transaction to pay Foothill Debt enabled the Company to use approximately $2.4 million of other funds to acquire on August 19, 1997 a 126.9-acre parcel near Orlando, Florida which is planned to develop 408 single family units. While the Company may continue to obtain joint venture equity on a project-by-project basis if business circumstances warrant such participation, even in those circumstances management believes that the Company's ability to co-invest significant equity together with the joint venture partner's equity may enhance the Company's bargaining capacity, operating flexibility and profit participation in respect of such joint venture participations. In respect of three significant real estate development joint ventures the Company has entered into prior to the Apollo Closing, the Company did not have available funds to make significant capital contributions to the ventures and, as a result, was only able to retain minority residual interests in the projects.

OTHER POTENTIAL BENEFITS OF THE APOLLO TRANSACTION TO THE COMPANY

     For the reasons discussed below, the Company believes that it will realize intangible benefits from the Apollo Transaction, in addition to the use of up to $25 million in proceeds from the sale of Series A Preferred Stock and Investor Warrants.

     Sponsorship. Apollo is a nationally successful and respected corporate and real estate investor. The Company believes that Apollo's investment in and association with the Company will provide it with sponsorship and credibility in the securities and financial markets as well as in dealings with sellers in the real estate development market. For example, the Company's ability to consummate the Private Placement for an aggregate purchase price of $20 million was subject to consummating the Apollo Closing. Also, since the Company's initial public announcement of the Apollo Transaction, several real estate investment opportunities have been presented to the Company as a result of its association with Apollo (but no such investment has yet been made by the Company).

     Ability of Apollo to Generate Real Estate Opportunities for the
Company. Due to its visibility in the industry and the funds at its disposal, Apollo is presented with a significant number of real estate development opportunities that may not otherwise come to the Company's attention, or for which the Company by itself may not be considered a qualified participant. Since the Company's initial public announcement of the Apollo Transaction, Apollo has presented to the Company several significant real estate development acquisition opportunities that came to Apollo's attention (but the Company has not consummated any of such acquisitions).

     Apollo is a Potential Source of Additional Capital. As evidence of Apollo's desire to invest additional capital with the Company, Apollo negotiated for the right of first offer on up to $60 million of future joint venture opportunities in respect of Company real estate development projects. Under the Investment Agreement between Apollo and the Company, the Company has the discretion to seek joint venture equity on any proposed transaction and the Company has the right to accept third party joint venture equity on terms more favorable than those offered by Apollo on any particular transaction.

THE RIGHTS OFFERING

Securities Offered.........  1,000,000 Units. Each Unit consists of one share of
                             Series B Redeemable Preferred Stock and Series B Warrants to purchase two shares of Common Stock, issuable upon the exercise of Rights.

Rights.....................  Each holder of Common Stock and each holder of 1996
                             Warrants to purchase Common Stock will receive at no cost to such holder .08898 of a Right for each share of Common Stock or 1996 Warrant to purchase a share of Common Stock held of record by such holder on October 8, 1997 (the "Record Date"). No fractional Rights or cash in lieu thereof will be distributed by the Company. Fractional Rights will be rounded down to the nearest whole number that is a multiple of three. An aggregate of approximately 1,000,000 Rights will be distributed pursuant to the Rights Offering. One Right plus $10.00 in cash will entitle the holder to one Unit. An aggregate of 1,000,000 shares of Series B Redeemable Preferred Stock and Series B Warrants to purchase 2,000,000 shares of Common Stock (consisting of 666,667 Class A Warrants, 666,667 Class B Warrants and 666,666 Class C Warrants) will be sold upon exercise of the Rights at the completion of the Rights Offering (the "Unit Closing"), assuming all 1,000,000 Rights are exercised. See "The Rights Offering -- The Rights."

Basic Subscription
Privilege..................  One Right will entitle the holder thereof to receive, upon payment of the Subscription Price, one Unit (the "Basic Subscription Privilege"). Rights must be exercised in integral multiples of three. See "The Rights Offering -- Subscription Privileges -- Basic Subscription Privilege."

Oversubscription
Privilege..................  Each holder of Rights who exercises in full such holder's Basic Subscription Privilege may also subscribe at the Subscription Price for additional Units available as a result of unexercised Rights, if any (the "Oversubscription Privilege"). If an insufficient number of Units is available to satisfy fully all exercises of the Oversubscription Privilege, the available Units will be prorated among holders who exercise their Oversubscription Privilege in proportion to the number of Units each beneficial holder subscribed for pursuant to the Basic Subscription Privilege up to the amount so subscribed for. See "The Rights
                             Offering -- Subscription
                             Privileges -- Oversubscription Privilege."

Record Date................  October 8, 1997.

Subscription Price.........  $10.00 in cash per Unit.

Expiration Date............  5:00 p.m., New York City time, on November 13, 1997 unless extended by the Company. Rights not exercised prior to the Expiration Date will be void and will no longer be exercisable by any Rights holder and will be worthless. The Company reserves the right to postpone the Expiration Date by up to five business days.

Procedure for Exercising
Rights.....................  The Basic Subscription Privilege and the
                             Oversubscription Privilege may be exercised by properly completing and signing the Subscription Certificate evidencing the Rights, and forwarding such Subscription Certificate (or following the guaranteed delivery procedures), together with payment of the Subscription Price for each Unit subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege, to American Stock Transfer & Trust Company, as subscription agent (the "Subscription Agent"), on or prior to the Expiration Date. If forwarding Subscription Certificates by mail, it is recommended that insured, registered mail be used. No interest will be paid on funds delivered in payment of the Subscription Price. See "The Rights Offering -- Exercise of Rights."

NO REVOCATION..............  ONCE A HOLDER OF RIGHTS HAS EXERCISED THE BASIC
                             SUBSCRIPTION PRIVILEGE OR THE OVERSUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED. SEE "THE RIGHTS OFFERING -- NO REVOCATION."

Exercise Through Others....  Persons holding securities beneficially and receiving Rights issuable with respect thereto, through a broker, dealer, commercial bank, trust company or other nominee, as well as persons holding Common Stock or 1996 Warrants directly who would prefer to have such institutions effect transactions relating to the Rights on their behalf, should contact the appropriate institution or nominee and request it to effect such transaction for them. See "The Rights
                             Offering -- Exercise of Rights."

Procedure for Exercising
Rights.....................  Subscription Certificates will not be mailed to holders whose addresses are outside the United States, but will be held by the Subscription Agent for their accounts. To exercise the Rights represented thereby, such holders must notify the Subscription Agent and take all other steps which are necessary to exercise the Rights on or prior to 5:00 p.m., New York City time on the Expiration Date. If no contrary instructions have been received by such time, the Rights of such holders will expire. See "Description of the Rights Offering -- Foreign and Certain Other Holders."

Transfer...................  The Rights are transferable, and it is expected that they will trade on the NASDAQ National Market System until the close of business on the last National Market System trading day prior to the Expiration Date. There can be no assurance, however, that a market for the Rights will develop or, if a market develops, that the market will remain available throughout the period during which the Rights may be exercised, or as to the price at which the Rights will trade. See "The Rights Offering -- Method of Transferring Rights."

Escrow of Funds............  Funds received upon exercise of the Basic
                             Subscription Privilege and the Oversubscription Privilege will be held in a segregated account pending conclusion of the offering.

Preferred Stock............  The terms of the Series A Preferred Stock purchased by Apollo pursuant to the Investment Agreement and of the Series B Redeemable Preferred Stock offered pursuant to the Rights Offering and issued in the Private Placement are substantially the same except as discussed herein.

                             Conversion. Each share of Preferred Stock will be convertible into such number of shares of Common Stock as is obtained by dividing the liquidation preference (initially $10 per share for each of the Series A Preferred Stock and the Series B Redeemable Preferred Stock) by the conversion price (initially $5.75 per share). Accordingly, each share of Series A Preferred Stock and Series B Redeemable Preferred Stock will be convertible initially into 1.739 shares of Common Stock, in each case subject to adjustment and at the holder's option at any time prior to redemption.

                             Dividends. Dividends on the Preferred Stock will be cumulative from the date of issuance and will be payable, when, as and if declared by the Board, quarterly at the rate of 20% per annum of the liquidation preference ($10 per share, plus any accrued and unpaid dividends) (the "Liquidation Preference"), beginning on December 31, 1997. Under the Foothill Debt agreements, the Company has agreed not to declare or pay any dividend (other than dividends payable solely in its common stock or preferred stock) on any capital stock of the Company. There can be no assurance whether or when the Company will be able to declare or pay dividends on the Preferred Stock in the foreseeable future.

                             Redemption. The Preferred Stock is redeemable by the Company, in whole or in part, after three years from the issuance date at a redemption price in cash equal to the Liquidation Preference. The Company has agreed in the Investment Agreement that without Apollo's consent, the Company will not redeem Series A Preferred Stock except that Apollo's consent is not required so long as the ratio of the aggregate amount being paid on the Series A Preferred Stock to the aggregate amount being paid on the Series B Redeemable Preferred Stock is both (A) greater than or equal to the ratio of the aggregate outstanding liquidation preference of the Series A Preferred Stock to the aggregate outstanding liquidation preference of the Series B Redeemable Preferred Stock issued in the Rights Offering and the Private Placement and (B) less than or equal to the ratio of the aggregate outstanding liquidation preference of the Series A Preferred Stock to the aggregate outstanding liquidation preference of the Series B Redeemable Preferred Stock issued in the Rights Offering. The Company may redeem Series B Redeemable Preferred Stock (subject to certain consent rights of Apollo) without proration in accordance to the number of shares held by each holder. In connection with any exercise of its redemption rights, the Company will pay any accrued but unpaid dividends on the Preferred Stock.

                             Put Rights. Holders of Preferred Stock will have certain put rights, which entitle them to require the Company to repurchase the Preferred Stock as follows: (a) up to an aggregate of one-third of the shares of each of the Series A Preferred Stock and the Series B Redeemable Preferred Stock after the end of the fourth year following the issuance date and before the end of the fifth year; (b) up to an aggregate of two-thirds of the shares of each of the Series A Preferred Stock and the Series B Redeemable Preferred Stock after the end of the fifth year following the issuance date and before the end of the sixth year; and (c) up to the entire amount after the sixth year following the issuance date, at a repurchase price in cash equal to the Liquidation Preference. The put rights of the Series A Preferred Stock (but not the Series B Redeemable Preferred Stock) are secured by (a) a junior lien on substantially all of the assets of the Company and its subsidiaries, except for the outstanding capital stock of the SP Subsidiary and its assets and (b) a senior lien on the outstanding capital stock of the SP Subsidiary and on its assets. The put rights of the Series B Redeemable Preferred Stock will not be secured. Under the Foothill Debt agreements, the Company has agreed not to purchase, redeem, retire or otherwise acquire any capital stock of the Company (other than solely for common stock or preferred stock of the Company). In connection with any exercise of put rights, the Company will pay any accrued but unpaid dividends on the Preferred Stock.

                             Liquidation. The Liquidation Preference for the Series A Preferred Stock and the Series B Redeemable Preferred Stock is $10 per share, plus any accrued and unpaid dividends.

                             No Voting Rights.  Holders of the Series A
                             Preferred Stock will be entitled to elect three directors to the Board out of a seven-member Board, but will have no other rights to vote on matters submitted to a vote of Stockholders, except as may be required by applicable law. Holders of Series B Redeemable Preferred Stock will have no right to vote on matters submitted to a vote of Stockholders, including the election of directors, except as may be required by applicable law.

                             No Consent Rights. As long as Apollo holds at least 500,000 shares of Series A Preferred Stock, Apollo will have certain consent rights in respect of the Company engaging in Major Transactions (as defined below), including (subject to certain exceptions): recapitalizations, redemptions or reclassifications of the Company's capital stock; distributions or dividends on the Company's capital stock; liquidation, winding-up or dissolutions of the Company or any subsidiary; amendments of the Company's certificate of incorporation or bylaws; mergers or consolidations; sales of a significant amount of assets not contemplated by an Approved Business Plan (as defined below); special dividends or distributions; entering into or amending material contracts; significant new financings or refinancings; issuances of securities; unplanned major investments or capital expenditures; transactions which would result in a change of control of the Company; or the commencement, undertaking or acquisition of real estate development projects by the SP Subsidiary and related financing or joint venture arrangements. See "The Apollo Transaction -- Consent Rights." Holders of the Series B Redeemable Preferred Stock will have no such consent rights.

                             Transferability.  Pursuant to the Investment
                             Agreement, the Series A Preferred Stock will not be transferable before February 7, 1999 unless certain defaults or change of control events have occurred. See "The Apollo Transaction -- Transferability Restrictions." There are no such restrictions on the transferability of the Series B Redeemable Preferred Stock issued in the Rights Offering, which will be immediately transferable (subject to restrictions imposed by the securities laws in the case of affiliates of the Company). See "Description of the Units -- Transferability."

Series B Warrants..........  Series B Warrants to purchase 2,000,000 shares of
                             Common Stock (consisting of 666,667 Class A
                             Warrants, 666,667 Class B Warrants and 666,666 Class C Warrants), the terms of which are substantially the same as the terms of the Investor Warrants issued to Apollo and identical to the Series B Warrants issued in the Private Placement. The Class A, Class B and Class C Warrants are identical except that they have different minimum exercise prices ($2.00, $3.00 and $4.00 per share, respectively).

Exercise Terms.............  Each Series B Warrant entitles the holder thereof to purchase one share of Common Stock for $5.75 (the "Exercise Price"), subject to certain antidilution and other adjustments, exercisable immediately (the minimum exercise price of the Class A, Class B and Class C Warrants under their respective adjustment provisions are $2.00, $3.00 and $4.00 per share, respectively).

Expiration Date............  June 23, 2004.

Ownership Percentages......  Upon consummation of the Rights Offering (assuming all Rights are fully exercised), (a) the Series A Preferred Stock (assuming all 2,500,000 shares are issued to Apollo) and the Investor Warrants will constitute 30.47% of the outstanding Common Stock and (b) the Series B Redeemable Preferred Stock and Series B Warrants will constitute 24.38% of the outstanding Common Stock (in each case on a fully diluted basis assuming the conversion of the Preferred Stock and the exercise of all outstanding warrants and stock options). See "The Apollo Transaction -- Ownership by Apollo."

Federal Income Tax
  Considerations...........  For United States federal income tax purposes,
                             Rights holders generally will not recognize taxable income in connection with the issuance to them or exercise by them of Rights. Rights holders may incur gain or loss upon the sale of the Rights or the Series B Redeemable Preferred Stock and Series B Warrants acquired upon exercise of the Rights. See "Federal Income Tax Considerations."

Use of Proceeds............  The Company intends to use the proceeds of the
                             Rights Offering for working capital purposes, including the payment of a portion of the Foothill Debt.

Trading Symbols............  The Common Stock is traded on the NASDAQ National
                             Market System under the symbol "AGLF." The Company has filed an application to have the Rights and each class (A, B and C) of the Series B Warrants approved for quotation on the NASDAQ National Market System under the symbols "AGLFR," and "AGLFW," "AGLFZ" and "AGLFL," respectively. The Company has filed an application to have the Series B Redeemable Preferred Stock to be issued in the Rights Offering approved for quotation on the NASDAQ SmallCap Market under the Symbol "AGLFP," and an application to have the Series B Redeemable Preferred Stock issued in the Private Placement approved for quotation on the NASDAQ SmallCap Market under the Symbol "AGLFO." No assurance can be given that such applications will be approved.

Right to Terminate Rights
  Offering.................  The Company expressly reserves the right, in its sole and absolute discretion, at any time prior to the delivery of the Units offered hereby, to terminate the Rights Offering if the Rights Offering is prohibited by law or regulation or the Board concludes, in its judgment, that it is not in the Company's best interests to complete the Rights Offering under the circumstances. If the Rights Offering is terminated, all funds received pursuant to the Rights Offering will be promptly refunded, without interest.

              SUMMARY HISTORICAL DATA AND PRO FORMA FINANCIAL DATA

    The following table sets forth summary historical consolidated financial data with respect to the Company for the periods ended and as of the dates indicated. The summary historical consolidated statement of operations data for the years ended December 31, 1994, 1995 and 1996 and the historical consolidated balance sheet as of December 31, 1994, 1995 and 1996 are derived from the audited Consolidated Financial Statements incorporated by reference into this Prospectus. The summary historical consolidated statement of operations data for the years ended December 31, 1992 and 1993 and the historical consolidated balance sheet as of December 31, 1992 and 1993 are derived from the audited Consolidated Financial Statements not incorporated by reference into this Prospectus. The summary historical consolidated statement of operations data for the six months ended June 30, 1996 and June 30, 1997 and the summary historical consolidated balance sheet data as of June 30, 1997 are derived from the Company's unaudited consolidated financial statements incorporated by reference into this Prospectus. This information should be read in conjunction with such financial statements. See "Selected Historical Financial Data."

    The following table also sets forth certain unaudited summary pro forma financial data of the Company for the periods ended and as of the dates indicated. The unaudited summary pro forma statement of operations data for the year ended December 31, 1996 and the six months ended June 30, 1997 have been prepared as if the Apollo Transaction, the Private Placement and the Rights Offering had occurred on January 1, 1996. The unaudited summary proforma balance sheet data have been prepared as if the Apollo Transaction, the Private Placement and the Rights Offering had occurred on June 30, 1997. See "Use of Proceeds." The unaudited summary pro forma financial data does not purport to represent what the Company's results of operations or financial condition would actually have been had the Apollo Transaction, the Private Placement and the Rights Offering been consummated as of such dates or to project the Company's results of operations or financial condition for any future period or as of any future date. The unaudited summary pro forma financial data should be read in conjunction with the Unaudited Pro Forma Financial Information and the notes thereto. See "Unaudited Pro Forma Financial Information" and the separate historical Consolidated Financial Statements and notes thereto incorporated by reference into this Prospectus.

                                              THREE MONTHS   NINE MONTHS
                                                 ENDED          ENDED                                              SIX MONTHS
                                               MARCH 31,     DECEMBER 31,        YEARS ENDED DECEMBER 31,        ENDED JUNE 30,
                                              ------------   ------------   ----------------------------------   ---------------
                                                  1992           1992        1993      1994     1995     1996     1996     1997
                                              ------------   ------------   -------   ------   ------   ------   ------   ------
                                                        (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)               (UNAUDITED)
STATEMENT OF OPERATIONS DATA:(A)
Revenues:
  Real Estate Sales:
    Homesite................................    $   0.2        $   5.1      $  11.8   $ 15.0   $ 24.1   $ 43.9   $ 24.2   $ 12.1
    Tract...................................        4.6           16.1         24.7     25.8     31.1     62.7     36.0     12.7
    Residential.............................        0.5            4.5          8.3     11.5     27.7     21.0      9.3      9.3
                                                -------        -------      -------   ------   ------   ------   ------   ------
        Total real estate sales.............        5.3           25.7         44.8     52.3     82.9    127.6     69.5     34.1
  Utility revenue...........................        3.7            9.9          4.5      2.9       --       --       --       --
  Other operating revenue...................        3.3            7.4          8.9      6.9      6.7      4.9      2.3      1.4
  Interest Income...........................        2.2            8.6         11.0      8.3      7.8      6.3      3.1      3.1
  Other Income..............................         --             --           --       --      0.6       --       --       --
                                                -------        -------      -------   ------   ------   ------   ------   ------
        Total revenues......................       14.5           51.6         69.2     70.4     98.0    138.8     74.9     38.6
                                                -------        -------      -------   ------   ------   ------   ------   ------
Cost and expenses:
  Direct cost of real estate sales:
    Homesite................................        0.2            3.5          8.5     10.5     17.2     35.2     18.4     11.2
    Tract...................................        2.4            6.7         15.5     17.9     26.1     51.4     29.6     11.7
    Residential.............................        0.4            4.0          7.2     10.1     23.1     16.7      7.1      8.4
                                                -------        -------      -------   ------   ------   ------   ------   ------
        Total direct cost of real estate
          sales.............................        3.0           14.2         31.2     38.5     66.4    103.3     55.1     31.3
  Inventory valuation reserves..............         --             --           --       --      4.9     12.3       --       --
    Selling expense.........................        1.2            4.0          7.5      7.5      9.8     13.5      5.8      4.0
    Utility operating expense...............        2.4            8.1          5.0      2.0       --       --       --       --
    Other operating expense.................        2.6            7.8          5.9      5.1      4.0      2.0      1.3      0.6
    Other real estate costs.................        3.3            5.5         15.5     22.6     20.5     19.4      8.7      5.8
    General and administrative expense......        2.9            8.5          9.8     10.6     10.4     11.5      5.4      4.7
    Depreciation............................        1.2            3.2          2.1      1.1      1.2      0.9      0.5      0.4
    Cost of borrowing, net of amounts
      capitalized...........................        1.3           10.8         10.9     14.8     14.3     13.4      6.4      8.7
    Other (income) expense, net.............         --             --           --       --      0.5      0.5      0.2      0.5
                                                -------        -------      -------   ------   ------   ------   ------   ------
        Total costs and expenses............       17.9           62.1         87.9    102.2    132.0    176.8     83.4     56.0
                                                -------        -------      -------   ------   ------   ------   ------   ------

                                              THREE MONTHS   NINE MONTHS
                                                 ENDED          ENDED                                              SIX MONTHS
                                               MARCH 31,     DECEMBER 31,        YEARS ENDED DECEMBER 31,        ENDED JUNE 30,
                                              ------------   ------------   ----------------------------------   ---------------
                                                  1992           1992        1993      1994     1995     1996     1996     1997
                                              ------------   ------------   -------   ------   ------   ------   ------   ------
                                                        (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)               (UNAUDITED)
Loss before non-recurring and extraordinary
  items.....................................       (3.4)         (10.5)       (18.7)   (31.8)   (34.0)   (38.0)    (8.5)   (17.4)
                                                -------        -------      -------   ------   ------   ------   ------   ------
  Other income (expense) (non-recurring
    items):
    Reorganization reserves
      Utility Trust.........................         --             --           --       --      0.8     11.9       --       --
      Utility connection....................         --             --           --       --       --      4.1       --       --
      C/R termination.......................         --             --           --       --      2.8       --       --       --
      Deferred property tax.................         --             --           --       --      2.2       --       --       --
      Income tax............................         --             --           --       --      1.5       --       --       --
      Adm/Convenience class.................         --             --           --       --      1.7       --       --       --
      Section 365 (j) liens.................         --            4.0           --       --       --       --       --       --
      Mechanics liens.......................         --            5.0           --       --       --       --       --       --
      Other.................................         --            5.0           --      0.7      1.7      2.6      1.3      1.8
    Utility condemnation....................         --          (15.1)          --     34.2       --      4.1      4.1       --
    Contracts receivable cancellation
      provision.............................       (3.4)         (12.6)          --       --       --       --       --       --
    Sale of Julington Creek Country Club....       (2.3)            --           --       --       --       --       --       --
    Sale of Fla. Homefinders................         --             --           --       --      2.3       --       --       --
    Assign Jensen Bch receivable............         --             --           --       --      2.0       --       --       --
    Loan refinancing expense................         --             --           --     (2.6)      --       --       --       --
    Land mortgages receivable valuation
      discount..............................         --             --           --       --     (1.2)      --       --       --
    Miscellaneous...........................         --            0.3          0.2      0.6     (0.4)     2.8      3.2     (0.3)
                                                -------        -------      -------   ------   ------   ------   ------   ------
        Total non-recurring items...........       (5.7)         (13.4)         0.2     32.9     13.4     25.5      8.6      1.5
                                                -------        -------      -------   ------   ------   ------   ------   ------
Income (loss) before reorganization items...       (9.1)         (23.9)       (18.5)     1.1    (20.6)   (12.5)     0.1    (15.9)
Income from reorganization items............       12.9             --           --       --       --       --       --       --
                                                -------        -------      -------   ------   ------   ------   ------   ------
Income (loss) before extraordinary items....        3.8          (23.9)       (18.5)     1.1    (20.6)   (12.5)     0.1    (15.9)
Extraordinary items.........................      950.6             --           --       --       --       --       --       --
Extraordinary gains on extinguishment of
  debt......................................         --             --           --       --       --     13.7      3.8       --
                                                -------        -------      -------   ------   ------   ------   ------   ------
Net income (loss)...........................    $ 954.4        $ (23.9)     $ (18.5)  $  1.1   $(20.6)  $  1.2   $  3.9   $(15.9)
                                                =======        =======      =======   ======   ======   ======   ======   ======
Income (loss) before extraordinary items per
  common share..............................    $   .46        $ (2.45)     $ (1.91)  $  .11   $(2.12)  $(1.29)  $  .01   $(1.63)
                                                =======        =======      =======   ======   ======   ======   ======   ======
Net income (loss) per common share..........    $114.11        $ (2.45)     $ (1.91)  $  .11   $(2.12)  $  .12   $  .40   $(1.63)
                                                =======        =======      =======   ======   ======   ======   ======   ======
Weighted average common shares
  outstanding...............................        8.4            9.8          9.7      9.6      9.7      9.7      9.7      9.8
                                                =======        =======      =======   ======   ======   ======   ======   ======
Pro forma net income (loss).................                                                            $  1.2            $(15.9)
Preferred Dividends Earned..................                                                            $ (9.0)             (5.4)
                                                -------        -------      -------   ------   ------   ------   ------   ------
Pro forma net income (loss) available to
  Common Stock..............................                                                              (7.8)            (21.3)
                                                                                                        ======            ======
Pro forma net income (loss) per common
  share.....................................                                                            $(0.68)           $(1.84)
                                                                                                        ======            ======
OTHER FINANCIAL DATA:(a)
NET INCOME..................................      954.4          (23.9)       (18.5)     1.1    (20.6)     1.2      3.9    (15.9)
Cash flows from operating activities........       41.9           14.8        (17.9)   (33.2)   (24.9)    15.0     22.1     (2.2)
Cash flows from investing activities........        0.1           43.6         17.2     43.9      2.2     30.4     26.3     11.9
Cash flows from financing activities........       37.3          (12.6)       (34.7)   (12.1)    13.9    (41.9)   (43.0)   (12.3)
Net cash interest expense(b)................        1.3           13.6         18.3     14.6     14.7     13.5      6.6      7.6
Capital expenditures........................       (0.4)          (1.1)        (1.1)    (3.6)    (1.6)    (0.2)    (0.2)    (0.2)
Ratios:
  Earnings to fixed charges and preferred
    stock dividends(c)......................      204.1x          (0.0)x        0.4x     1.0x     0.1x     1.1x     1.4x    (0.5)x
Pro Forma:
  NET INCOME (LOSS).........................                                                               1.2             (15.9)
  Net interest expense(d)...................                                                              13.4               8.5
  Net cash interest expense.................                                                              13.5               7.6
Pro Forma Ratios:
  Earnings to fixed charges and preferred
    stock dividends(c)......................                                                               1.0               0.0
BALANCE SHEET DATA (END OF PERIOD):
Cash and investments........................        3.5           49.2         13.8     12.3      3.6      7.1      8.9      4.5
Total assets................................      476.5          439.2        367.2    348.6    332.8    263.4    279.9    232.9
Long term debt, including current
  maturities................................      235.9          228.2        203.3    190.3    221.0    169.2    180.3    137.1
Stockholders equity.........................      119.9           94.5         73.2     74.7     54.4     56.4     58.3     50.8
Pro Forma:
  Cash and investments                                                                                                       4.5
  Long term debt, including current
    maturities                                                                                                             127.1
  Cumulative redeemable convertible
    preferred stock.........................                                                                                40.1
  Stockholders' equity......................                                                                                51.1
Net income (loss)...........................    $ 954.4        $ (23.9)     $ (18.5)  $  1.1   $(20.6)  $  1.2   $  3.9   $(15.9)
                                                =======        =======      =======   ======   ======   ======   ======   ======

                                              THREE MONTHS   NINE MONTHS
                                                 ENDED          ENDED                                              SIX MONTHS
                                               MARCH 31,     DECEMBER 31,        YEARS ENDED DECEMBER 31,        ENDED JUNE 30,
                                              ------------   ------------   ----------------------------------   ---------------
                                                  1992           1992        1993      1994     1995     1996     1996     1997
                                              ------------   ------------   -------   ------   ------   ------   ------   ------
                                                        (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)               (UNAUDITED)
Income (loss) before extraordinary items per
  common share..............................    $   .46        $            $         $  .11   $(2.12)  $(1.29)  $  .01   $(1.63)
                                                =======        =======      =======   ======   ======   ======   ======   ======
Net income (loss) per common share..........    $114.11        $ (2.45)     $ (1.91)  $  .11   $(2.12)  $  .12   $  .40   $(1.63)
                                                =======        =======      =======   ======   ======   ======   ======   ======
Weighted average common shares
  outstanding...............................        8.4            9.8          9.7      9.6      9.7      9.7      9.7      9.8
                                                =======        =======      =======   ======   ======   ======   ======   ======
Pro forma net income (loss).................                                                            $  1.2            $(15.9)
                                                                                                                          ======
Preferred Dividends Earned..................                                                            $ (9.0)           $ (5.4)
                                                                                                        ======            ======
Pro forma net income (loss) available to
  Common Stock..............................                                                              (7.8)            (21.3)
                                                                                                        ======            ======
Pro forma net income (loss) per common......                                                            $(0.67)           $(1.84)
                                                                                                        ======            ======
OTHER FINANCIAL DATA:(A)
Net Income..................................    $ 954.4        $ (23.9)     $ (18.5)  $  1.1   $(20.6)  $  1.2   $  3.9   $(15.9)
Cash flows from operating activities........       41.9           14.8        (17.9)   (33.2)   (24.9)    15.0     22.1     (2.2)
Cash flows from investing activities........        0.1           43.6         17.2     43.9      2.2     30.4     26.3     11.9
Cash flows from financing activities........       37.3          (12.6)       (34.7)   (12.1)    13.9    (41.9)   (43.0)   (12.3)
Net cash interest expense(b)................        1.3           13.6         18.3     14.6     14.7     13.5      6.6      7.6
Capital expenditures........................       (0.4)          (1.1)        (1.1)    (3.6)    (1.6)    (0.2)    (0.2)    (0.2)
Ratios:
  Earnings to fixed charges and preferred
    stock dividends(c)......................      204.1x          (0.0)x        0.4x     1.0x     0.1x     1.1x     1.4x    (0.5)x
Pro Forma:
  Net Income................................                                                               1.2             (15.9)
  Net interest expense(d)...................                                                              13.4               8.5
  Net cash interest expense.................                                                              13.5               7.6
Pro Forma Ratios:
  Earnings to fixed charges and preferred
    stock dividends(c)......................                                                               1.0               0.0
BALANCE SHEET DATA (END OF PERIOD):
Cash and investments........................        3.5           49.2         13.8     12.3      3.6      7.1      8.9      4.5
Total assets................................      476.5          439.2        367.2    348.6    332.8    263.4    279.9    226.0
Long term debt, including current
  maturities................................      235.9          228.2        203.3    190.3    221.0    169.2    180.3    130.2
Stockholders' equity........................      119.9           94.5         73.2     74.7     54.4     56.4     58.3     50.8
Pro Forma:
  Cash and investments......................                                                                                 4.5
  Long term debt, including current
    maturities..............................                                                                               120.2
  Cumulative redeemable convertible
    preferred stock.........................                                                                                40.1
  Stockholders' equity......................                                                                                51.1

---------------

(a) Fresh Start Reporting -- The Company's consolidated financial statements subsequent to March 31, 1992 have been prepared as if the Company were a new reporting entity and reflect the recording of the Company's assets and liabilities at their fair values as of March 31, 1992 and the discharge of pre-petition liabilities relating to creditors' claims against the Company. The reorganization value of the Company was determined after consideration of several factors and by reliance on various valuation methods, including discounted cash flows and other applicable ratios. The factors considered by the Company and its independent advisors included forecasted operating and cash flows results which gave effect to the estimated impact of corporate restructuring and other operating program changes, limitations on the use of the available net operating loss carryovers and other tax attributes resulting from the plan of reorganization and other events, the discounted residual value at the end of the forecast period based on the capitalized cash flows for the last year of that period, market share and position, competition and general economic considerations, projected sales growth, potential profitability and working capital requirements. The Company's change in basis creates a lack of comparability for reporting periods prior to March 31, 1992 and a lack of comparability to other entities.
(b) Net Cash Interest Expense -- represents net interest expense plus interest capitalized less amortized finance costs and accreted interest costs.
(c) Earnings to Fixed Charges -- for the purpose of computing the ratio of earnings to fixed charges, earnings are defined as net income (loss) plus fixed charges. Fixed charges include (i) net cash interest expense, (ii) property taxes, (iii) rental expense, and (iv) preferred stock dividends. Earnings were inadequate to cover fixed charges during the nine months ended December 31, 1992, the years ended December 31, 1993 and 1995, and the six months ended June 30, 1997, with coverage deficiencies of $23.9 million, $18.5 million, $20.6 million, and $16.0 million, respectively.
(d) Net Interest Expense -- is also described as cost of borrowing, net of amounts capitalized and represents actual interest charges incurred during the period plus amortization of certain non-cash debt issuance costs and accretion of interest on certain discounted notes less interest capitalized to real estate projects.

                                  RISK FACTORS

     Prior to making an investment decision, holders of Rights should consider carefully the following factors relating to the Company's business and the Rights Offering, together with the information and financial data set forth elsewhere in this Prospectus or incorporated by reference herein.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus includes "forward-looking" statements that are subject to risks and uncertainties. Such forward-looking statements include (a) expectations and estimates as to the Company's future financial performance, including growth and opportunities for growth in revenues, net income and cash flow; (b) the advantages and benefits and disadvantages of the Apollo Transaction, the Private Placement and the Rights Offering; (c) the opportunities for cash flow growth through the use of the net proceeds from the Apollo Transaction, the Private Placement and the Rights Offering; and (d) those other statements preceded by, followed by or that include the words "believes," "expects," "intends," "anticipates," "potential" or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors, in addition to those discussed elsewhere in this Prospectus, could affect the Company's future results and could cause those results to differ materially from those expressed in the forward-looking statements: (a) the inability to generate growth in revenues and net income; (b) the inability to generate sufficient cash flows from operations to fund capital expenditures and debt service; (c) unanticipated capital expenditures, including costs associated with real estate development projects;
(d) the inability to realize significant benefits as a result of the Apollo Transaction, the Private Placement and the Rights Offering or to realize increases in revenues, net income or cash flow as a result of such transactions;
(e) unanticipated costs, difficulties or delays in completing or realizing the intended benefits of development projects; (f) adverse changes in current financial market and general economic conditions, including interest rate increases; and (g) actions by competitors.

HIGH LEVEL OF DEBT; LIMITED CAPITAL RESOURCES

     The Company has a high level of debt. Approximately $21.67 million of Foothill Debt matures on December 31, 1997 and the balance of approximately $41.7 million of Foothill Debt and an additional $39.6 million in certain unsecured cash flow notes issued by the Company mature in 1998. The Company currently does not have sufficient liquidity and capital resources to satisfy such indebtedness and to implement fully its business plan. Accordingly, sufficient liquidity and capital resources to satisfy such indebtedness and to implement fully the Company's business must be provided by revenues from operations and by external financing sources such as the Apollo Transaction, the Private Placement and the Rights Offering, the accelerated disposition of non-core tract and scattered homesite assets, and the sale (or financing) of Predecessor Company assets.

LOSSES

     During the years ended December 31, 1995 and 1996, the Company had, respectively, a net loss of $20.6 million and net income of approximately $1.2 million, including an extraordinary gain of approximately $13.7 million resulting from the extinguishment of debt and an operating loss of $12.5 million. The Company had a net loss of $15.9 million for the six months ended June 30, 1997.

ABSENCE OF DIVIDENDS

     No dividends have been declared or paid by the Company on its Common Stock. Based upon the Company's existing debt obligations, its anticipated net cash flows and its business plan, management does not anticipate the Company having available cash to pay any cash dividends on the Preferred Stock and Common Stock in the foreseeable future. Furthermore, the Company's current debt obligations prohibit the payment of any dividend on any capital stock of the Company, including Preferred Stock and Common Stock (other than dividends payable solely in common stock or preferred stock of the Company). Also, no cash dividends can be paid on Common Stock unless all dividend arrearages on the Preferred Stock have been paid in full in cash and the Company is not in default of any of its repurchase obligations regarding the Preferred Stock. There can also be no assurance that the Company will be able to pay accumulated dividends on the Series B Redeemable Preferred Stock.

MARKET RISK IN EXERCISING RIGHTS

     There can be no assurance that the market value of the Series B Redeemable Preferred Stock, the Series B Warrants or the Common Stock into which the Series B Redeemable Preferred Stock may be converted or for which the Series B Warrants may be exercised will not be below the allocated portion of the Subscription Price or the implied conversion price of the Common Stock, as the case may be, between the time a holder exercises a Right and the time the holder takes delivery of the Series B Redeemable Preferred Stock or thereafter. The exercise of a Right is irrevocable.

POSSIBLE DILUTION OF OWNERSHIP INTEREST

     Each share of the Series B Redeemable Preferred Stock may be converted into
1.739 shares of Common Stock (subject to adjustment) and will, if converted, be entitled to vote on all matters presented to Stockholders. Similarly, each Series B Warrant is exercisable for one share of Common Stock (subject to adjustment) and will be entitled to vote on all matters presented to Stockholders if exercised. Accordingly, Stockholders who do not exercise their Rights in full may realize a dilution in their voting rights and percentage interest in future net earnings, if any, of the Company. Moreover, the conversion of the Series A Preferred Stock and the exercise of the Investor Warrants and the 1996 Warrants would increase the amount of Common Stock outstanding and thereby further dilute the percentage ownership interests and voting rights of the holders of Common Stock immediately prior to such conversion or exercise.

POSSIBLE ADVERSE EFFECT ON MARKET PRICE OF COMMON STOCK OF SHARES ELIGIBLE FOR FUTURE SALE

     Upon consummation of the Unit Closing (assuming all Rights are exercised), a total of approximately 19,166,586 shares of Common Stock will be issuable upon conversion of the Preferred Stock and upon exercise of outstanding warrants (including the Series B Warrants, Investor Warrants and 1996 Warrants) and options. The conversion of such Preferred Stock and the exercise of such warrants and options, along with the issuance of Common Stock under other Company compensation plans, would result in the issuance of a substantial amount of Common Stock, thereby diluting the proportionate equity interests of the holders of the Common Stock. No prediction can be made as to the effect, if any, that future sales of Common Stock, or the availability of shares for future sales, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issued upon the conversion of Preferred Stock or exercise of warrants or options), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock.

ABSENCE OF TRADING MARKET FOR THE SERIES B REDEEMABLE PREFERRED STOCK AND THE SERIES B WARRANTS

     The Series B Redeemable Preferred Stock and the Series B Warrants are immediately detachable from each other, will be represented by separate certificates and are separately tradeable. The Company will not apply for inclusion of the Units on NASDAQ and, although it is possible that some broker-dealers may seek to have the Units listed on the NASD Electronic Bulletin Board or, in the National Quotation Bureau's pink sheets at some time in the future, such Units are not likely to be tradeable. Prior to this Offering, there has been no market for the Series B Redeemable Preferred Stock or the Series B Warrants and there can be no assurance that a market will develop at the conclusion of the Offering, or if developed, that it will be sustained. In addition, although the Company is seeking inclusion in NASDAQ of the Series B Redeemable Preferred Stock and the Series B Warrants, the Series B Redeemable Preferred Stock and the Series B Warrants may not be quoted for trading on NASDAQ or on any other market. If any market does develop, the market price of these securities might be volatile. Factors such as announcements by the Company or its competitors concerning proposed plans, procedures and proposed government regulations, losses and litigation may have a significant effect on the market price of the Company's securities. Changes in the market price of the Company's securities may have no connection with the Company's actual financial results.

     The Subscription Price is not based on any estimate of the market value of the Series B Redeemable Preferred Stock and no representation is made that the Series B Redeemable Preferred Stock and Series B Warrants offered hereby have a market value equivalent to, or could be resold at, the Subscription Price. Investors desiring to dispose of Series B Redeemable Preferred Stock may find it necessary to convert their shares into Common Stock to dispose of them.

ABSENCE OF COLLATERAL FOR SERIES B REDEEMABLE PREFERRED STOCK PUT RIGHTS

     Holders of each of the Series A Preferred Stock and the Series B Redeemable Preferred Stock have certain put rights which permit them to require the Company under certain circumstances to purchase the Preferred Stock then held by them at a price in cash equal to the Liquidation Preference. See "Description of the Units -- Series B Redeemable Preferred Stock" and "The Apollo Transaction -- The Series A Preferred Stock." The put rights of the holders of the Series A Preferred Stock are secured by a junior lien on substantially all of the assets of the Company and its subsidiaries, except for the outstanding capital stock and assets of the SP Subsidiary, and by a senior lien on the outstanding capital stock of the SP Subsidiary and on its assets. The put rights of the holders of the Series B Redeemable Preferred Stock are not secured. Therefore, the holders of the Series B Redeemable Preferred Stock will be in a significantly weaker position vis-a-vis the holders of the Series A Preferred with respect to the enforcement of their put rights if the Company defaults in its repurchase obligations. Also, under the Foothill Debt agreements, the Company has agreed not to purchase, redeem, retire or otherwise acquire any capital stock of the Company, including Preferred Stock and Common Stock (other than solely for common stock or preferred stock of the Company).

CONTROL OF THE COMPANY BY APOLLO

     As long as Apollo holds at least 500,000 shares of Series A Preferred Stock, (a) the holder(s) of the Series A Preferred Stock will have the right to elect three of the seven Board members and (b) without Apollo's consent, the Company will not have the right to engage in or enter into any agreement with respect to a Major Transaction. See "The Apollo Transaction -- Consent Rights." In addition to Apollo's right to elect three Board members, Apollo could obtain sufficient ownership of Common Stock having the power to elect one or more additional Board members, or otherwise significant voting power on matters other than the election of directors. Based upon certain assumptions, Apollo's percentage ownership of Common Stock could range up to approximately 49%. See "The Apollo Transaction -- Ownership By Apollo." There can be no assurance regarding the effect that Apollo's influence on and participation in the Company's management will have on the Company's financial condition and performance. The foregoing, along with the issuance of the Series B Redeemable Preferred Stock, could also have certain anti-takeover effects. Such effects could discourage and frustrate an attempt to acquire the Company, thus depriving Stockholders of the benefits that could result from such an attempt including a merger or tender offer in which Stockholders might receive a premium over the market price of their Common Stock.

COMPETITION

     Real estate operations, particularly in Florida, are highly competitive. Competition with respect to tract sales of Florida real estate has been heightened by the general lack of available bank financing for real estate acquisition and development which reduces the number of buyers who have the financial resources and development expertise to transform these tracts into finished homesites. For tract sales, the Company competes with other real estate sellers for developers/builders and other real estate investors on the basis of location, permitted uses, financing and price.

     In the development and sale of new homesite subdivisions, the Company has focused on acquiring new properties in Florida's primary markets and in selected primary markets in the Southeast. The supply of finished lots in the primary markets has been significantly reduced from its levels in recent years due to a combination of several factors, including a reduction in the capital available for the acquisition and development of new homesites and a reduction in the number of real estate developers active in new subdivision acquisition and development. Also, homebuilders are reluctant to acquire and develop finished homesites due to a lack of expertise and the substantial cost associated with carrying finished inventory.

     The secondary Florida markets, where the Company's scattered homesite inventory is located, are also highly competitive. With respect to the sale of scattered homesites in the secondary Florida markets, there is a significant oversupply of buildable homesites developed by the Predecessor Company remaining on the market. Because the primary buyers for the scattered buildable homesites are small independent homebuilders, the Company competes for their business on the basis of price and location.

CYCLICAL FLORIDA REAL ESTATE MARKET

     The Company's success is affected by the risks generally incident to the real estate business, including risks generally incident to the Florida real estate market. The Florida real estate market historically has been cyclical, and the Company's business may be affected by changes in the Florida and national economy and changes in the levels of interest rates. Any downturn in the Florida or national economy or increase in interest rates can have adverse effects on sales and profitability and on the Company's ability to make required payments on debt.

SIGNIFICANT REGULATORY AND ENVIRONMENTAL COMPLIANCE REQUIREMENTS

     The Company's real estate operations are regulated by various local, regional, state and federal agencies. The extent and nature of these regulations include matters such as planning, zoning, design, construction of improvements, environmental considerations and sales activities. Local, regional, state and federal laws, regulations and policies regarding the protection of the environment directly affect the Company and its business. The Company has permits for certain of its development projects, issued by a variety of governmental entities. Ongoing permitting obligations may include a range of environmental, maintenance and monitoring obligations, including water quality monitoring, surface water management and wetlands mitigation.

     A small portion of the Company's land holdings contain residues or contaminants from current and past activities by the Company, its lessees, prior owners and operators of the properties and/or unaffiliated parties. Some of these areas have been the subject of cleanup action by the Company voluntarily or following the involvement of regulatory agencies. Additional cleanup in the future also may be required. The Company's business is subject to additional obligations under the environmental laws, relating to both ongoing operations as well as past activities.

POSSIBLE ADVERSE EFFECTS OF REVISED DEVELOPMENT OR LAND USE PLANS

     Certain of the Company's tract inventory is subject to permits and regulatory approvals which enhance the marketability of the property. In some cases, preserving the permits and approvals prior to sale could require additional development in the future, subject to growth thresholds such as traffic patterns. To the extent the Company chooses not to undertake development work required by a permit or approval for a specific tract within the indicated time period, the Company's targeted gross margins for that tract could be adversely affected based upon a revised development plan or land use.

POSSIBLE UNAVAILABILITY OF NET OPERATING LOSS CARRYFORWARDS

     Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), limits a corporation's ability to carry forward its net operating losses and other tax attributes following a transfer of stock or changes in a corporation's equity structure which results in a "change of ownership." The determination of whether a change of ownership occurs is made by determining for each "five-percent shareholder" of the corporation the excess, if any, of his percentage ownership of the corporation's stock over his smallest percentage ownership during the three prior years. If the total of such increases exceeds 50 percentage points, there has been a change of ownership for purposes of
Section 382. A five-percent shareholder generally refers to any person that directly or indirectly owns five percent or more of the total value of the corporation's stock at any time during the three years analysis period. As a result of certain transactions, several less than five percent shareholders may be aggregated and treated as a single five-percent shareholder whose increase in ownership is taken into account. At December 31, 1996, the Company had approximately $207 million of unused net operating loss ("NOL") carry forwards which expire in years 1999 through 2010. Included in this amount is approximately $24.1 million of net operating loss attributable to certain legal entities that may only be used against future taxable income of these same entities.

     The Company cannot determine at this time whether the Apollo Transaction, the Private Placement and the Rights Offering will result in a Section 382 change of ownership. That determination is dependent on several factors that are not known at this time (e.g., the portion of the stock issued in such transactions that will be acquired by actual or deemed five-percent shareholders and the Common Stock prices prevailing at the time the transactions are consummated). Once these factors are known, the Company may determine that the consummation of such transactions will result or have resulted in a change of ownership. Further, even if a change of ownership does not result immediately, such transactions will result in an increase in ownership of five-percent shareholders of the Company, and, therefore, will significantly increase the risk that a subsequent transaction within three years (over which the Company may not have control) would cause a change of ownership of the Company. If a change of ownership were to occur, the Company's ability to carry forward its existing NOLs to offset future income and gain would be subject to an annual limitation. The impact of this limitation cannot be predicted with any certainty because the amount of the limitation would depend on the value of the Common Stock and on interest rates in effect at the time the change of ownership occurred. However, based on recent Common Stock trading prices of approximately $5.50 to $6.00 per share and on current interest rates, the Company's ability to utilize its existing NOLs would be limited to approximately $2.9 million to $3.2 million per year (reduced in the first five years following the change of ownership to the extent necessary to permit the deduction of certain realized tax operating losses that were built-in as of the change of ownership). If the restriction on the utilization of the NOLs did apply, a significant portion of the NOLs would expire before the Company was able to utilize them. Any unused annual NOL limitations as well as any tax operating losses generated after the change of ownership, adjusted for tax attributes existing prior to the change of ownership date, would carry forward for use in future years without restriction by Section 382.

REVERSE AND FORWARD STOCK SPLITS MAY ELIMINATE HOLDINGS OF FEWER THAN 100 OR 200 SHARES

     The Stockholders approved at their annual meeting on June 23, 1997 (the "Annual Meeting") an amendment to the Company's certificate of incorporation which authorizes the Board in its discretion to effect, prior to the annual meeting of Stockholders in 1998, either of two different reverse stock splits of the Common Stock, followed by a forward stock split. Pursuant to the reverse stock split, each 100 or 200 shares, as determined by the Board, of the then outstanding Common Stock would be converted into one share. Stockholders who own fewer than 100 or 200 shares would no longer be stockholders of the Company but instead would be entitled to receive from the Company a cash payment based on the closing price of the Common Stock in lieu of receiving less than one whole share. Pursuant to the forward stock split, on the day following the reverse stock split, Common Stock then outstanding would be converted into the number of shares of Common Stock that such shares represented prior to the reverse stock split. Thus, if the stock split is effected, Stockholders who then owned fewer than 100 or 200 shares of Common Stock, as applicable, would cease to be Stockholders unless in the interim they acquire sufficient additional Common Stock on the open market or through the purchase and conversion of Series B Redeemable Preferred Stock. Consummation of the above-mentioned reverse stock split would require, among other things, the consent of Foothill and Apollo. Also, while any Preferred Stock is outstanding, the Company may not redeem or otherwise purchase any Common Stock unless all dividend arrearages on the Preferred Stock have been paid in full in cash and the Company is not in default of any of its repurchase obligations regarding the Preferred Stock.

                              THE RIGHTS OFFERING

THE RIGHTS

     The Company is distributing transferable Rights to the record holders of its outstanding Common Stock and 1996 Warrants as of the Record Date, at no cost to such record holders. The Company will distribute .08898 of a Right for each share of Common Stock or 1996 Warrant to purchase a share of Common Stock held on the Record Date (representing 1,000 divided by the 11,514,269 outstanding shares of Common Stock on the Record Date (a) less the 1,776,999 shares of Common Stock sold in the Private Placement, (b) plus the 1,500,000 shares of Common Stock for which the 1996 Holders would be entitled to subscribe for if they had fully exercised their 1996 Warrants on the Record Date). One Right plus $10.00 in cash will entitle the holder to purchase one Unit, consisting of one share of Series B Redeemable Preferred Stock and two Series B Warrants. The Rights will be evidenced by transferable Subscription Certificates. (Each 1996 Warrant entitles the holder thereof to purchase one share of Common Stock for $6.50, subject to certain antidilution adjustments. The 1996 Warrants also provide, among other things, that if the Company grants to its Stockholders rights to subscribe for additional Company securities that the holders of 1996 Warrants would have been entitled to subscribe for if, immediately prior to such grant, they had exercised their 1996 Warrants, the Company shall also grant to such holders the same subscription rights that the holders would be entitled to if they had fully exercised their 1996 Warrants).

     No fractional Rights or cash in lieu thereof will be issued or paid. Instead, the number of Rights distributed to each holder of Common Stock or 1996 Warrants will be rounded down to the nearest whole number that is a multiple of three. No Subscription Certificate may be divided in such a way as to permit the holder of such Certificate to receive a greater number of Rights than the number to which such Subscription Certificate entitles its holder, except that a depository, bank, trust company or securities broker or dealer holding Common Stock or 1996 Warrants on the Record Date for more than one beneficial owner may, upon proper showing to the Subscription Agent, exchange its Subscription Certificate to obtain a Subscription Certificate for the number of Rights to which all such beneficial owners in the aggregate would have been entitled had each been a record holder on the Record Date. The Company reserves the right to refuse to issue any such Subscription Certificate if such issuance would be inconsistent with the principle that each beneficial owner's holdings will be rounded to the nearest whole number of Rights that is a multiple of three.

     Because the number of Rights distributed to each record holder will be rounded to the nearest whole number that is a multiple of three, beneficial owners who are also the record holders will receive more Rights under certain circumstances than beneficial owners who are not the record holders of their securities and who do not obtain (or cause the record holder of their shares to obtain) a separate Subscription Certificate with respect to the securities beneficially owned by them, including those held in an investment advisory or similar account. To the extent that record holders or beneficial owners who obtain a separate Subscription Certificate receive more Rights, they will be able to subscribe for more Units.

SUBSCRIPTION PRIVILEGES

     Basic Subscription Privilege. One Right will entitle the holder thereof to receive, after payment of the Subscription Price, one Unit, consisting of one share of Series B Redeemable Preferred Stock and two Series B Warrants. Rights must be exercised in integral multiples of three.

     Oversubscription Privilege. Subject to the allocation described below, each Right also carries the right to subscribe at the Subscription Price for additional Units not subscribed for through the exercise of the Basic Subscription Privilege by other Rights holders (the "Excess Units"). Only Rights holders who exercise the Basic Subscription Privilege in full will be entitled to exercise the Oversubscription Privilege.

     If the Excess Units are not sufficient to satisfy all subscriptions pursuant to the Oversubscription Privilege, the Excess Units will be allocated pro rata (subject to the elimination of fractional Units) among those Rights holders exercising the Oversubscription Privilege, in proportion, not to the number of shares requested pursuant to the Oversubscription Privilege, but to the number of Units each beneficial holder subscribed for pursuant to the Basic Subscription Privilege; provided, however, that if such pro rata allocation results in any Rights holder being allocated a greater number of Excess Units than such holder subscribed for pursuant to the exercise of such holder's Oversubscription Privilege, then such holder will be allocated only such number of Excess Units as such holder subscribed for and the remaining Excess Units will be allocated among all other holders exercising the Oversubscription Privilege.

     Banks, brokers and other nominee holders of Rights who exercise the Basic Subscription Privilege and the Oversubscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and the Company in connection with the exercise of the Oversubscription Privilege, as to the aggregate number of Rights that have been exercised and the number of Units that are being subscribed for pursuant to the Oversubscription Privilege by each beneficial owner of Rights on whose behalf such nominee holder is acting.

EXPIRATION DATE

     The Rights will expire at 5:00 p.m., New York City time, on November 13, 1997 unless extended by the Company. After the Expiration Date, unexercised Rights will be null and void. The Company will not be obligated to honor any purported exercise of Rights received by the Subscription Agent after the Expiration Date, regardless of when the documents relating to such exercise were sent, except pursuant to the Guaranteed Delivery Procedures described below. The Company reserves the right to postpone the Expiration Date by up to five business days.

DETERMINATION OF SUBSCRIPTION PRICE

     The Subscription Price was determined by the Company and its Board in connection with the Company agreeing with Apollo that the Series B Redeemable Preferred Stock would be substantially the economic equivalent of the Series A Preferred Stock. The prices of the Series A Preferred Stock and the Investor Warrants were determined by arm's-length negotiations between Apollo and the Company. Neither the price of the Series A Preferred Stock nor the Subscription Price should be considered as an indication of the actual value of the Company, the Common Stock, the Series B Redeemable Preferred Stock or the Series B Warrants. There can be no assurance that the market price of the Common Stock will not decline during the subscription period or that, following the issuance of the Rights and of the Units upon exercise of Rights, a subscribing Rights holder will be able to sell Series B Redeemable Preferred Stock and Series B Warrants purchased in the Rights Offering at an aggregate price equal to or greater than the Subscription Price. The allocation of the aggregate purchase price between the Series A Preferred Stock and the Series A Warrants was determined by Apollo (subject to the agreement of the Company) and was based on Apollo's estimate, using the Black-Scholes Option Valuation Model, of the reasonable range of values for the Series A Warrants.

EXERCISE OF RIGHTS

     Rights may be exercised by delivery to the Subscription Agent, on or prior to the Expiration Date, of the properly completed and duly executed Subscription Certificate evidencing such Rights (together with any required signature guarantees), accompanied by payment in full of the Subscription Price for each Unit subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege (the total number of which Units must be an integral multiple of three). Such payment in full must be made by (a) check or bank draft drawn upon a United States bank or postal, telegraphic or express money order payable to "American Stock Transfer & Trust Company, as Subscription Agent"; or
(b) wire transfer of funds to the account maintained by the Subscription Agent for such purpose at Chase Manhattan Bank, New York, Account No. 323059953, ABA No. 021000021, for the account of American Stock Transfer & Trust Company as agent for Atlantic Gulf Communities Corporation. Payment of the Subscription Price will be deemed to have been received by the Subscription Agent only upon
(a) clearance of any uncertified check, (b) receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order, or (c) receipt of good funds in the Subscription Agent's account designated above. PLEASE NOTE THAT FUNDS PAID BY UNCERTIFIED PERSONAL CHECK MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR. ACCORDINGLY, HOLDERS WHO WISH TO PAY THE SUBSCRIPTION PRICE BY MEANS OF UNCERTIFIED PERSONAL CHECK ARE URGED TO MAKE PAYMENT SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO ENSURE THAT SUCH PAYMENT IS RECEIVED AND CLEARS BY SUCH

DATE, AND ARE URGED TO CONSIDER PAYMENT BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

     Subscription Certificates and payment of the Subscription Price should be delivered to one of the addresses set forth below under "-- Subscription Agent."

     If a Rights holder wishes to exercise Rights, but time will not permit such holder to cause the Subscription Certificate(s) evidencing such Rights to reach the Subscription Agent on or prior to the Expiration Date, such Rights may nevertheless be exercised if all of the following conditions (the "Guaranteed Delivery Procedures") are met:

          (a) such holder has caused payment in full of the Subscription Price for each Unit being subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege to be received (in the manner set forth above) by the Subscription Agent on or prior to the Expiration Date;

          (b) the Subscription Agent receives, on or prior to the Expiration Date, a notice of guaranteed delivery (a "Notice of Guaranteed Delivery"), substantially in the form provided with the Instructions distributed with the Subscription Certificates, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States, stating the name of the exercising Rights holder, the number of Rights represented by the Subscription Certificate(s) held by such exercising holder, the number of Units being subscribed for pursuant to the Basic Subscription Privilege and the number of Units, if any, being subscribed for pursuant to the Oversubscription Privilege, and guaranteeing the delivery to the Subscription Agent of any Subscription Certificate(s) evidencing such Rights within three National Market System trading days following the date of the Notice of Guaranteed Delivery; and

          (c) the properly completed and duly executed Subscription Certificate(s), including any required signature guarantees, evidencing the Rights being exercised is received by the Subscription Agent within three National Market System trading days following the date of the Notice of Guaranteed Delivery relating thereto. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as Subscription Certificates at the addresses set forth below, or may be transmitted to the Subscription Agent by facsimile transmission (facsimile no. (718) 234-5001). Additional copies of the form of Notice of Guaranteed Delivery are available upon request from the Information Agent.

     Unless a Subscription Certificate (a) provides that the Units to be issued pursuant to the exercise of Rights represented thereby are to be delivered to the record holder of such Rights or (b) is submitted for the account of a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States, signatures on such Subscription Certificate must be guaranteed by an eligible guarantor institution ("Eligible Guarantor Institution") as defined in Rule 17Ad-15 of the Exchange Act, subject to the standards and procedures adopted by the Subscription Agent.

     Funds received in payment of the Subscription Price for Units will be held in a segregated account pending issuance of such Units. If a Rights holder exercising the Oversubscription Privilege is allocated less than all of the Excess Units that such holder wished to subscribe for pursuant to the Oversubscription Privilege, the excess funds paid by such holder in respect of the Subscription Price for shares not issued will be returned by mail without interest or deduction as soon as practicable after the Expiration Date. Certificates representing Units purchased will be delivered to the purchaser as soon as practicable after the Expiration Date and after all allocations have been effected. It is expected that such certificates will be available for delivery three business days following the Expiration Date.

     A holder who holds Common Stock or 1996 Warrants for the account of others, such as a broker, a trustee or a depository for securities, should notify the respective beneficial owners thereof as soon as possible to ascertain such beneficial owners' intentions and to obtain instructions with respect to the Rights beneficially owned by them. Beneficial owners of Common Stock, 1996 Warrants or Rights held through such a holder of record should contact the holder and request the holder to effect transactions in accordance with the beneficial owner's instructions.

     If either the number of Rights being exercised is not specified on a Subscription Certificate, or the payment delivered is not sufficient to pay the full aggregate Subscription Price for all Units stated to be subscribed for, the Rights holder will be deemed to have exercised the maximum number of Rights that could be exercised for the amount of the payment delivered by such Rights holder. If the payment delivered by the Rights holder exceeds the aggregate Subscription Price for the number of Rights evidenced by the Subscription Certificate(s) delivered by such Rights holder, the payment will be applied, until depleted, to subscribe for Units in the following order: (a) to subscribe for the number of Units, if any, indicated on the Subscription Certificate(s) pursuant to the Basic Subscription Privilege; (b) to subscribe for Units until the Basic Subscription Privilege has been fully exercised with respect to all of the Rights represented by the Subscription Certificate; and (c) to subscribe for additional Units pursuant to the Oversubscription Privilege (subject to any applicable proration). Any excess payment remaining after the foregoing allocation will be returned to the Rights holder as soon as practicable by mail, without interest or deduction.

     The Instructions accompanying the Subscription Certificates should be read carefully and followed in detail. DO NOT SEND SUBSCRIPTION CERTIFICATES TO THE COMPANY.

     THE METHOD OF DELIVERY OF SUBSCRIPTION CERTIFICATES AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE ELECTION AND RISK OF THE RIGHTS HOLDERS, BUT IF SENT BY MAIL IT IS RECOMMENDED THAT SUCH CERTIFICATES AND PAYMENTS BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO THE EXPIRATION DATE. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, RIGHTS HOLDERS ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

     Certain directors and officers of the Company will assist the Company in the Rights Offering by, among other things, participating in informational meetings regarding the Rights Offering, generally being available to answer questions of potential subscribers and soliciting orders in the Rights Offering. None of such directors or officers will receive additional compensation for such services. None of such directors and officers are registered as securities brokers or dealers under the federal or applicable state securities laws, nor are any of such persons affiliated with any broker or dealer. Because none of such persons are in the business of either effecting securities transactions for others or buying and selling securities for their own account, they are not required to register as brokers or dealers under the federal securities laws. In addition, the proposed activities of such directors and officers are exempted from registration pursuant to a specific safe harbor provision under Rule 3a4-1 under the Exchange Act. Substantially similar exemptions from registration are available under applicable state securities laws.

     All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Company, whose determinations will be final and binding. The Company, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right by reason of any defect or irregularity in such exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines in its sole discretion. Neither the Company nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Certificates or incur any liability for failure to give such notification.

     Any questions or requests for assistance concerning the method of exercising Rights or requests for additional copies of this Prospectus, the Instructions or the Notice of Guaranteed Delivery should be directed to the Information Agent, American Stock Transfer & Trust Company, at its address set forth on the back cover page of this Prospectus.

NO REVOCATION

     AFTER A HOLDER OF RIGHTS HAS EXERCISED THE BASIC SUBSCRIPTION PRIVILEGE OR THE OVERSUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED BY SUCH RIGHTS HOLDER.

METHOD OF TRANSFERRING RIGHTS

     Rights may be purchased or sold through usual investment channels, including banks and brokers. It is anticipated that the Rights will be quoted for trading on the NASDAQ National Market System until the close of business on the last National Market System trading day preceding the Expiration Date.

     The Rights evidenced by a single Subscription Certificate may be transferred in whole by endorsing the Subscription Certificate for transfer in accordance with the Instructions. A portion of the Rights evidenced by a single Subscription Certificate (which portion must be an integral multiple of three) may be transferred by delivering to the Subscription Agent a Subscription Certificate properly endorsed for transfer, with instructions to register such portion of the Rights evidenced thereby in the name of the transferee (and to issue a new Subscription Certificate to the transferee evidencing such transferred Rights). In such event, a new Subscription Certificate evidencing the balance of the Rights will be issued to the Rights holder or, if the holder so instructs, to an additional transferee.

     Rights holders wishing to sell all or a portion of their Rights should allow a sufficient amount of time prior to the Expiration Date for (a) the transfer instructions to be received and processed by the Subscription Agent,
(b) a new Subscription Certificate to be issued and transmitted to the transferee or transferees with respect to transferred Rights, and to the transferor with respect to retained Rights, if any, and (c) the Rights evidenced by such new Subscription Certificates to be exercised or sold by the recipients thereof. Neither the Company nor the Subscription Agent shall have any liability to a transferee or transferor if Subscription Certificates are not received in time for exercise or sale prior to the Expiration Date.

     Except for fees charged by the Subscription Agent (which will be paid by the Company as described herein), all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of Rights will be for the account of the transferor of the Rights, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

PROCEDURES FOR BOOK ENTRY TRANSFER FACILITY PARTICIPANTS

     The Company anticipates that the Rights will be eligible for transfer through, and that the exercise of the Basic Subscription Privilege may be effected through, the facilities of Depository Trust Company ("DTC"). Rights exercised through DTC are referred to herein as "DTC Exercised Rights." The holder of a DTC Exercised Right may exercise the Oversubscription Privilege in respect of such DTC Exercised Right by properly executing and delivering to the Subscription Agent on or prior to the Expiration Date, a DTC Participant Oversubscription Exercise Form, together with payment of the appropriate Subscription Price for the number of Units for which the Oversubscription Privilege is to be exercised. Copies of the DTC Participant Oversubscription Exercise Form may be obtained from the Information Agent.

FOREIGN AND CERTAIN OTHER HOLDERS

     Subscription Certificates will not be mailed to Stockholders and 1996 Holders whose addresses are outside the United States, but will be held by the Subscription Agent for each such holder's account. To exercise their Rights, such persons must notify the Subscription Agent at or prior to 5:00 p.m., New York time, on the Expiration Date. Such holders Rights expire at the Expiration Date.

SUBSCRIPTION AGENT

     The Company has appointed American Stock Transfer & Trust Company as Subscription Agent for the Rights Offering. The Subscription Agent's address, which is the address to which the Subscription Certificates and payment of the Subscription Price should be delivered, as well as the address to which Notice of Guaranteed Delivery must be delivered, is:

         40 Wall Street, 46th Floor
         New York, New York 10005
         Attn: Corporate Stock Transfer Department

     The Subscription Agent's telephone number is (718) 921-8200 and its facsimile number is (718) 234-5001.

     The Company will pay the fees and expenses of the Subscription Agent, and has also agreed to indemnify the Subscription Agent from any liability which it may incur in connection with the Rights Offering.

INFORMATION AGENT

     The Company has appointed American Stock Transfer & Trust Company as Information Agent for the Rights Offering. Any questions or requests for additional copies of this Prospectus, the Instructions or the Notice of Guaranteed Delivery may be directed to the Information Agent at the following address and telephone number:

        Attn: Reorg Department
        American Stock Transfer & Trust Company
        40 Wall Street, 46th Floor
        New York, New York 10005
        Telephone: (800) 937-5449
        Facsimile: (718) 234-5001

     The Company will pay the fees and expenses of the Information Agent and has also agreed to indemnify the Information Agent from certain liabilities that it may incur in connection with the Rights Offering.

     The Company has not employed any brokers, dealers or underwriters in connection with the solicitation of exercises of Rights in the Rights Offering, and, except as described above, no other commissions, fees or discounts will be paid in connection with the Rights Offering. Certain employees of the Company may solicit responses from Rights holders, but such employees will not receive any commissions or compensation for such services other than their normal employment compensation.

BOARD DETERMINATION

     The Board has determined that the transactions contemplated by the Investment Agreement, including the Rights Offering, are in the best interests of the Company.

                            DESCRIPTION OF THE UNITS

     The Units offered in the Rights Offering each consist of one share of Series B Redeemable Preferred Stock and two Series B Warrants.

     The Series B Warrants are immediately detachable, transferable and separately tradeable from the Series B Redeemable Preferred Stock with which they are issued. The Units will be evidenced by separate certificates for the Series B Redeemable Preferred Stock and the Series B Warrants which comprise the Units.

SERIES B REDEEMABLE PREFERRED STOCK

     The preferences, powers, and rights of the Series B Redeemable Preferred Stock are set forth in a Statement of Preferences and Rights ("Series B Statement of Designations") attached hereto as Appendix A. This summary is qualified in its entirety by reference to the full text of the Series B Statement of Designations.

     Assuming all Rights are exercised, the Company will issue pro rata to purchasers of Units an aggregate of 1,000,000 shares of Series B Redeemable Preferred Stock. There are currently outstanding 1,000,000 shares of Series B Redeemable Preferred Stock issued in the Private Placement.

     Number of Shares. The number of authorized shares of Series B Redeemable Preferred Stock is 2,000,000.

     Rank. With respect to dividends and distributions upon the voluntary or involuntary liquidation, winding-up or dissolution of the Company, the Series B Redeemable Preferred Stock will rank senior to the Common Stock and will rank equally to any Parity Stock (subject to any differing security interests between different classes of Parity Stock). "Parity Stock" means any class or series of stock the terms of which provide that it is entitled to participate in parity with the Series B Redeemable Preferred Stock with respect to any dividend or distribution or upon voluntary or involuntary liquidation, dissolution or winding-up of the Company. Parity Stock includes the Series A Preferred Stock (except insofar as the Series A Preferred Stock has certain security rights and interests that are not applicable to the Series B Redeemable Preferred Stock). See "The Apollo Transaction -- Series A Preferred Stock."

     Dividends. The holders of record of the Series B Redeemable Preferred Stock will be entitled to receive, when, as and if declared by the Board, out of funds legally available therefor, cash dividends on each share of Series B Redeemable Preferred Stock at an annual rate (the "Dividend Rate") equal to 20% of the Liquidation Preference in effect from time to time. "Liquidation Preference" means, at any time, $10 per share of Series B Redeemable Preferred Stock, plus accumulated and unpaid dividends thereon through the date of such determination, whether or not declared and whether or not funds are legally available therefor. All dividends will be cumulative, whether or not declared, on a daily basis from the date on which the Series B Redeemable Preferred Stock is originally issued by the Company (the "Original Issue Date") and will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (the "Dividend Payment Date"), commencing on December 31, 1997.

     Dividends will cease to accumulate in respect of Series B Redeemable Preferred Stock on the Redemption Date (see "Optional Redemption" below), the Conversion Date (see "Conversion" below) or the Repurchase Date (see "Repurchase Obligations" below) for such shares, as the case may be, unless, in the case of a Redemption Date or Repurchase Date, the Company defaults in the payment of the amounts necessary for such redemption, or in its obligation to deliver certificates representing Common Stock issuable upon such conversion, as the case may be, in which case, dividends will continue to accumulate at an annual rate of 23% of the Liquidation Preference in effect from time to time (the "Default Dividend Rate") until such payment or delivery is made. If the Company defaults in the payment of amounts due upon a Repurchase Date, interest will accrue on the amount of such obligation at the Default Rate until such payment is made (with all interest due).

     Following an Event of Default, the holders will be entitled to receive dividends on each share of Series B Redeemable Preferred Stock at an annual rate equal to the Default Dividend Rate, payable in cash. Event of Default, as defined in the Series B Statement of Designations, means (a) any event of default (whatever the reason for such event of default and whether it is voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any governmental authority) under any instrument creating, evidencing, or securing any indebtedness for borrowed money of the Company or any Significant Subsidiary (as defined below) in an amount in excess of $2,500,000 that would enable the creditors or secured parties under such instrument to declare the principal amount of such indebtedness due and payable prior to its scheduled maturity, which event of default has not been waived, (b) the occurrence of a Default Change of Control (as defined below), or (c) any Bankruptcy Event giving rise to each holder of Series B Redeemable Preferred Stock being deemed automatically to have delivered a Repurchase Notice as described below under "Repurchase Obligations." "Significant Subsidiary" means a subsidiary as defined in Regulation S-X under the Exchange Act; provided that SP Subsidiary will be a Significant Subsidiary. Regulation S-X under the Exchange Act defines a Significant Subsidiary as a subsidiary which meets any of the following conditions: (a) the Company's and its other Subsidiaries' investments in and advances to the subsidiary exceed 10% of the total assets of the Company and its

Subsidiaries consolidated as of the end of the most recently completed fiscal year; (b) the Company's and its other Subsidiaries' proportionate share of the total assets of the subsidiary exceeds 10% of the total assets of the Company and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; and (c) the Company's and its other Subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the subsidiary exceeds 10% of such income of the Company and its Subsidiaries consolidated for the most recently completed fiscal year.

     While any Series B Redeemable Preferred Stock is outstanding, the Company will not declare, pay or set apart for payment any dividend on any Junior Stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Junior Stock, or any warrants, rights, calls or options exercisable for any Junior Stock or make any distribution in respect thereof (other than, prior to the occurrence of an Event of Default, dividends, payments, purchases, acquisitions, redemptions, retirements or distributions in Junior Stock) and will not permit any Subsidiary to do any of the same in respect of such Junior Stock (other than, prior to the occurrence of an Event of Default, dividends, payments, purchases, acquisitions, redemptions, retirements or distributions in Junior Stock) unless and until all dividend arrearages, if any, on the Series B Redeemable Preferred Stock have been paid in full in cash and the Company is not in default of any of its redemption obligations or Repurchase Obligations. "Junior Stock" means Common Stock and all other classes of capital stock of the Company and series of preferred stock of the Company after the Unit Closing Date which is not Senior Stock or Parity Stock. "Senior Stock" means any class or series of stock the terms of which provide that it is entitled to a preference to the Series B Redeemable Preferred Stock with respect to any dividend or distribution or upon voluntary or involuntary liquidation, dissolution or winding-up of the Company.

     Under the Foothill Debt agreements, the Company has agreed not to declare or pay any dividend (other than dividends payable solely in its common stock or preferred stock) on any capital stock of the Company, including Preferred Stock and Common Stock.

     Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of the Series B Redeemable Preferred Stock will be entitled to be paid out of the Company's assets available for distribution to its Stockholders an amount in cash equal to the then Liquidation Preference, for each share outstanding, before any payment will be made or any assets distributed to the holders of any Junior Stock. If the Company's assets are not sufficient to pay in full the liquidation payments payable to the holders of the Series B Redeemable Preferred Stock and the holders of any Parity Stock outstanding, then, subject to the rights of the holders of Series B Redeemable Preferred Stock to require the Company to purchase their shares as described under "Repurchase Obligations" below, and subject to any differing security interests between different classes of Parity Stock, the holders of all such shares will share ratably in such distribution of assets. Each holder agrees that it will respect the security rights and priorities of any holder of any Parity Stock or Senior Stock and will not challenge the right of any holder of Parity Stock or Senior Stock to be paid in respect of any obligations of the Company under any instruments between such holder and the Company or any of its Subsidiaries, including the right to be paid by any Subsidiary of the Company under any guarantee by such Subsidiary of the obligations of the Company. For the purposes of the foregoing, neither the sale, conveyance, exchange or transfer of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more corporations will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Company.

     Optional Redemption. At the Board's option, the Company may redeem, upon 30 days notice, at any time on or after the third anniversary of the Original Issue Date, from any source of funds legally available therefor, in whole or in part, any or all of the Series B Redeemable Preferred Stock, at a redemption price in cash equal to the then Liquidation Preference. No optional redemption will be made unless full dividends have been or contemporaneously are declared and paid or declared and a sum set apart sufficient for such payment, on the Series B Redeemable Preferred Stock for all dividend periods terminating on or prior to the redemption date. In addition, no partial redemption will be made for an amount of shares less than such number of shares of Series B Redeemable Preferred Stock as have an aggregate Liquidation Preference equal to the lesser of $1,000,000 or the aggregate Liquidation Preference of all outstanding Series B Redeemable Preferred Stock.

The Company has agreed in the Investment Agreement that, without Apollo's consent, the Company will not redeem Series B Redeemable Preferred Stock except that Apollo's consent is not required so long as the ratio of the aggregate amount being paid on the Series A Preferred Stock to the aggregate amount being paid on the Series B Redeemable Preferred Stock is both (A) greater than or equal to the ratio of the aggregate outstanding liquidation preference of the Series A Preferred Stock to the aggregate outstanding liquidation preference of the Series B Redeemable Preferred Stock issued in the Rights Offering and the Private Placement and (B) less than or equal to the ratio of the aggregate outstanding liquidation preference of the Series A Preferred Stock to the aggregate outstanding liquidation preference of the Series B Redeemable Preferred Stock in the Rights Offering. See "The Apollo Transaction -- Consent Rights." Optional redemptions of Series B Redeemable Preferred Stock by the Company can be effected (subject to Apollo's above-discussed consent rights) without proration in accordance to the number of shares of Series B Redeemable Preferred Stock held by each holder.

     Voting Rights. The holders of Series B Redeemable Preferred Stock will not vote on the election of Company directors or on any other matters submitted for a vote of the holders of the Common Stock, except as may be required by applicable law. In any case in which the holders of Series B Redeemable Preferred Stock will be entitled to vote as a separate class, each holder will be entitled to one vote for each share of Series B Redeemable Preferred Stock then held.

     Repurchase Obligations. Beginning on the fourth anniversary of the Original Issue Date, each holder of Series B Redeemable Preferred Stock will have the right, at such holder's option, exercisable by notice (a "Repurchase Notice") to require the Company to purchase Series B Redeemable Preferred Stock then held by such holder, at a repurchase price in cash equal to the Liquidation Preference in effect at such time (the "Repurchase Price"). Prior to the fifth anniversary of the Original Issue Date, however, the number of shares required to be repurchased by the Company from any holder pursuant to the foregoing provision (the "Put Shares"), will not exceed one-third of the total number of shares of Series B Redeemable Preferred Stock issued by the Company and, prior to the sixth anniversary of the Original Issue Date, the number of Put Shares will not exceed two-thirds of the total number of shares of Series B Redeemable Preferred Stock issued by the Company. The Repurchase Date will be the 30th day following the date of the Repurchase Notice relating thereto. If the Company defaults in its obligation to pay the Repurchase Price, interest will accrue on the amount of such obligation at the Default Dividend Rate until such payment is made (with all interest due).

     Notwithstanding the foregoing, if an Event of Default (as defined in the Series B Statement of Designations) occurs at any time on or after the Original Issue Date, each holder of Series B Redeemable Preferred Stock will have the right, at such holder's option exercisable by notice at any time within 60 days after the happening of each such Event of Default or, if later, receipt of notice from the Company of such Event of Default, to require the Company to purchase all or any part of the Series B Redeemable Preferred Stock then held by such holder as such holder may elect, at the Repurchase Price.

     Notwithstanding any of the foregoing, if any of the following events shall occur and be continuing, then automatically each holder of Series B Redeemable Preferred Stock will be deemed to have delivered on the date immediately preceding such event, a Repurchase Notice with respect to all Series B Redeemable Preferred Stock held by such holder, all such shares will be Put Shares and the aggregate Repurchase Price in respect of each such share will immediately become due and payable in full. Such events ("Bankruptcy Events") are: (a) the Company or any of its Significant Subsidiaries shall commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Company or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; (b) there shall be commenced against the Company or any Significant Subsidiary any case, proceeding or other action of a nature referred to in clause (a) above which results in the entry of an order for relief or any such adjudication or appointment remains undismissed, undischarged or unbonded for a period of 60 days;

(c) there shall be commenced against the Company or any Significant Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; (d) the Company or any Significant Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (a), (b) or (c) above; (e) the Company or any Significant Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; (f) the Company or any Significant Subsidiary shall cause to be reinstated the Reorganization Proceedings; or (g) the confirmation order shall be reversed, withdrawn, modified (in any manner adverse to Company or any Significant Subsidiary), or any rehearing shall be ordered with respect thereto by the Bankruptcy Court or by any court having jurisdiction over the Company.

     The right to require the Company to purchase the Series B Redeemable Preferred Stock as described above will not be secured by any lien on the assets of the Company or any Subsidiary. The put rights of the Series A Preferred Stock are secured. See "The Apollo Transaction -- The Series A Preferred Stock." Also, under the Foothill Debt agreements, the Company has agreed not to purchase, redeem, retire or otherwise acquire any capital stock of the Company, including Preferred Stock and Common Stock (other than solely for common stock or preferred stock of the Company).

     Conversion. The holder of each share of Series B Redeemable Preferred Stock will have the right at any time prior to the 30th day after receipt of a notice of redemption by the Company, at such holder's option, to convert such share into Common Stock. Subject to provisions for adjustment, each share of Series B Redeemable Preferred Stock will be convertible into such number of shares of Common Stock, as is obtained by dividing the Liquidation Preference by the Conversion Price, in each case as in effect at the date any Series B Redeemable Preferred Stock is surrendered for conversion. If any Series B Redeemable Preferred Stock is called for redemption, the right to convert such Series B Redeemable Preferred Stock will terminate on the 30th day following the date of the Redemption Notice. Conversion Price means, initially, $5.75 and, thereafter, such price as adjusted.

     The Conversion Price will be subject to adjustment from time to time upon the following events: (a) if the Company declares a dividend or makes a distribution on the outstanding Common Stock in capital stock of the Company, subdivides or reclassifies the outstanding Common Stock into a greater number of shares (or into other securities or property), or combines or reclassifies the outstanding Common Stock into a smaller number of shares (or into other securities or property); (b) if the Company fixes a record date for the issuance of rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase Common Stock (or securities convertible into or exchangeable for Common Stock) (other than Series B Redeemable Preferred Stock, Series B Warrants or Investor Warrants) at a price per share less than the Current Market Price of Common Stock on such record date; (c) if the Company fixes a record date for the making of a distribution to all holders of Common Stock of shares of any class other than Common Stock, of evidences of indebtedness of the Company or any Subsidiary, of assets or other property or of rights or warrants (excluding those rights or warrants resulting in an adjustment pursuant to clause (b) above and the right to acquire Series B Redeemable Preferred Stock in the Rights Offering; (d) if the Company issues Common Stock (other than certain Common Stock issued (i) to the Company's employees or former employees or their estates under certain employee benefit plans, (ii) pursuant to the 1996 Warrants, (iii) to the Investor pursuant to the Investor Warrants and (iv) upon conversion of the Series A Preferred Stock or Series B Redeemable Preferred Stock for a consideration per share less than the Current Market Price per share on the date the Company fixes the offering price of such additional shares; (e) if the Company issues any securities convertible into or exchangeable for Common Stock (excluding securities issued in transactions resulting in adjustments pursuant to clauses (b) and (c) above, Series B Redeemable Preferred Stock, Investor Warrants or Series B Warrants and upon conversion of any such securities) for a consideration per share of Common Stock deliverable upon conversion or exchange of such securities less than the Current Market Price per share in effect immediately prior to the issuance of such securities. Current Market Price per share at any date means the average of the daily closing price for the Common Stock for the 10 consecutive trading days commencing 14 trading days before such date.

     In the event of any consolidation with or merger of the Company into another corporation, or in the event of any sale, lease or conveyance of assets to another corporation of the property of the Company as an entirety or substantially as an entirety, then adequate provisions will be made whereby each holder of Series B Redeemable Preferred Stock will have the right to receive, from such successor, leasing or purchasing corporation, as the case may be, in lieu of the Common Stock immediately prior thereto receivable upon the conversion of such Series B Redeemable Preferred Stock, the kind and amount of shares of stock, other securities, property or cash or any combination thereof receivable upon such consolidation, merger, sale, lease or conveyance by a holder of the number of shares of Common Stock into which such shares of Series B Redeemable Preferred Stock might have been converted immediately prior to such consolidation, merger, sale, lease or conveyance.

     In the event of any reclassification or change of the Common Stock issuable upon conversion of Series B Redeemable Preferred Stock, or in the event of any consolidation or merger of another corporation into the Company in which the Company is the continuing corporation and in which there is a reclassification or change of the Common Stock, adequate provisions will be made whereby each holder of Series B Redeemable Preferred Stock will have the right to receive, in lieu of the Common Stock immediately prior thereto receivable upon the conversion of Series B Redeemable Preferred Stock, the kind and amount of stock, other securities, property or cash or any combination thereof receivable upon such reclassification, change, consolidation or merger, by a holder of the number of shares of Common Stock into which such Series B Redeemable Preferred Stock might have been converted immediately prior to such reclassification, change, consolidation or merger.

     The Conversion Price will be adjusted if the Company repurchases (by way of tender offer, exchange offer or otherwise) any Common Stock for a per share consideration which exceeds the Current Market Price of a share of Common Stock on the date immediately prior to such repurchase.

     The formulas for calculating the foregoing adjustments are set forth in the Series B Statement of Designations, which is Appendix A hereto.

     In addition to the adjustments required in accordance with the foregoing, the Company may make such reductions in the Conversion Price as it considers to be advisable so that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients.

     If any event occurs as to which the foregoing provisions are not strictly applicable or, if strictly applicable, would not, in the Board's good faith judgment, fairly protect the conversion rights of the Series B Redeemable Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board will make adjustments in the application of such provisions, in accordance with such essential intents and principles, as shall be reasonably necessary, in the Board's good faith opinion, to protect such conversion rights as aforesaid, but in no event will any adjustment have the effect of increasing the Conversion Price, or otherwise adversely affect the holders of the Series B Redeemable Preferred Stock.

     The Company will at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued stock, for the purpose of effecting the conversion or redemption of Series B Redeemable Preferred Stock, such number of its authorized shares of Common Stock as will from time to time be sufficient for the conversion of all outstanding Series B Redeemable Preferred Stock into Common Stock. The Company will, from time to time and in accordance with Delaware law, cause the authorized number of shares of Common Stock to be increased if the aggregate of the number of authorized shares of Common Stock remaining unissued and the issued shares of such Common Stock reserved for issuance in any other connection will not be sufficient for the conversion of all outstanding Series B Redeemable Preferred Stock into Common Stock at any time.

     Consent and Other Rights. For a description of the consent rights of holders of Series A Preferred Stock with respect to Major Transactions (as defined below) and certain other rights of such holders (but not Series B Redeemable Preferred Stock), see "The Apollo Transaction -- The Series A Preferred Stock" and " -- Consent Rights."

THE SERIES B WARRANTS

     The Series B Warrants will be issued pursuant to the Warrant Agreement (the "Warrant Agreement") between the Company and American Stock Transfer & Trust Co., as warrant agent (the "Warrant Agent"). The following discussion of certain terms and provisions of the Series B Warrants is qualified in its entirety by reference to the detailed provisions of the Series B Warrant Agreement and the Series B Warrant certificate, the forms of which are attached hereto as Appendix B.

     Assuming all Rights are exercised, the Company will issue pro rata to purchasers of Units an aggregate of 2,000,000 Series B Warrants in three classes: 666,667 Class A Warrants, 666,667 Class B Warrants and 666,666 Class C Warrants. There are outstanding as of the date hereof 2,000,000 Series B Warrants, consisting of 666,667 Class A Warrants, 666,667 Class B Warrants and 666,666 Class C Warrants, issued in the Private Placement. There are also outstanding as of the date hereof 3,992,950 Investor Warrants, consisting of 1,330,983 Class A Warrants, 1,330,984 Class B Warrants and 1,330,983 Class C Warrants, issued to Apollo under the Investment Agreement. The terms of the Series B Warrants and the Investor Warrants are substantially the same except for differences discussed herein.

     General. Each Series B Warrant entitles the holder, subject to the terms and conditions of the Series B Warrant, to purchase one share of Common Stock at an exercise price of $5.75, subject to certain antidilution adjustments and to the cash flow adjustment described below.

     Number and Classes of Warrants. The Series B Warrants will be issued in three classes as noted above. The classed are identical except that they have different minimum exercise prices described below.

     Exercise Price and Term. The Series B Warrants will have an Exercise Price of $5.75 per share, subject to certain antidilution and other adjustments described below. Unexercised Series B Warrants will expire on June 23, 2004.

     Reservation of Warrant Shares. In the Warrant Certificate, the Company represents that it has sufficient Common Stock reserved for issuance upon exercise of all outstanding Series B Warrants and the Company agrees that, during the term of the Series B Warrant, there will be reserved for issuance upon exercise of the Series B Warrants, free from preemptive rights, such number of shares of authorized but unissued or treasury Common Stock, as will be required for issuance upon exercise of the Series B Warrants. See " -- Charter Amendments." The Company also agrees (a) that it will not, by amendment of its restated certificate of incorporation or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed under the Series B Warrant by the Company and (b) to take promptly all action as may from time to time be required to permit the holder to exercise the Series B Warrants and the Company duly and effectively to issue Common Stock issuable upon the exercise of the Series B Warrants (the "Warrant Shares").

     "Cash Flow Adjustment" of Exercise Price. The Exercise Price is subject to downward adjustment as described below by March 31, 1999 (the "Cash Flow Adjustment"). The Exercise Price will be adjusted downward by $0.015 for every $100,000 by which Actual Cumulative Operating Cash Flow is less than Targeted Cumulative Operating Cash Flow, on a cumulative basis for 1997 and 1998. Actual Operating Cash Flow in 1998 in excess of Target Operating Cash Flow for 1998 will be applied at a 15% discount for such excess in the cumulative calculation. Notwithstanding the Cash Flow Adjustment provisions, the Exercise Price as adjusted will in no event be less than $2.00 per share for the Class A Warrants, $3.00 per share for the Class B Warrants and $4.00 per share for the Class C Warrants. Also, no Cash Flow Adjustment will be made if, on December 31, 1998, and on an average basis during the three months ending on December 31, 1998, the average Closing Price for the Common Stock is greater than $9.75, which is equal to the original Exercise Price plus $4.00 per share (adjusted in accordance with certain antidilution provisions).

     Target Cumulative Operating Cash Flow equals $62,443,000. Actual Cumulative Operating Cash Flow equals the sum of the Actual Operating Cash Flow for the year ending December 31, 1997 and the Actual Operating Cash Flow for the year ending December 31, 1998, minus 0.15 times the Excess 1998 Operating Cash Flow. Actual Operating Cash Flow for any year means the net cash proceeds derived by the Company from the operation in the ordinary course of its business and from the bulk asset sales contemplated by the Business Plan, calculated the same as, and using the same accounting principles and practices and classification systems and techniques as were used in, the calculation of the Target Cumulative Operating Cash Flow. Excess 1998 Operating Cash Flow means the Actual Operating Cash Flow for the year ending December 31, 1998 minus $3,028,000.

     The Company will cause the financial statements for the Company and its consolidated subsidiaries for the fiscal year ending on December 31, 1998, to be audited by Ernst & Young, LLP, or another national independent accounting firm, and a manually signed copy of such financial statements to be delivered to the holders of the Series B Redeemable Preferred Stock and Series B Warrants as soon as practicable following December 31, 1998, but in no event later than March 31, 1999 (the date such financial statements are so delivered, the "Adjustment Date"). Any reduction of the Exercise Price will be effective as of the Adjustment Date.

     Antidilution Adjustments. The Exercise Price and the number of shares of Common Stock purchasable upon the exercise of the Series B Warrants will be subject to adjustment from time to time upon the following events: (a) if the Company (i) declares a dividend or makes a distribution on the outstanding Common Stock in capital stock of the Company, (ii) subdivides or reclassifies the outstanding Common Stock into a greater number of shares (or into other securities or property), or (iii) combines or reclassifies the outstanding Common Stock into a smaller number of shares (or into other securities or property); (b) if the Company fixes a record date for the issuance of rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase Common Stock (or securities convertible into or exchangeable for Common Stock) (other than Series B Redeemable Preferred Stock) at a price per share less than the Current Market Price of a share of Common Stock on such record date; (c) if the Company fixes a record date for the making of a distribution to all holders of Common Stock (i) of shares of any class other than Common Stock,
(ii) of evidences of indebtedness of the Company or any subsidiary, (iii) of assets or other property or (iv) of rights or warrants (excluding rights or warrants resulting in an adjustment pursuant to paragraph (b) above, and the right to acquire Series B Redeemable Preferred Stock in the Rights Offering);
(d) if the Company issues its Common Stock (other than certain Common Stock issued (i) to the Company's employees or former employees or their estates under certain employee benefit plans, (ii) pursuant to the 1996 Warrants, (iii) pursuant to the Investor Warrants, and (iv) upon conversion of the Series A Preferred Stock or Series B Redeemable Preferred Stock) for a consideration per share less than the Current Market Price per share on the date the Company fixes the offering price of such additional shares; and (e) if the Company issues any securities convertible into or exchangeable for Common Stock (excluding securities issued in transactions resulting in an adjustment pursuant to clauses
(b) and (c) above, Series A Preferred Stock, Series B Redeemable Preferred Stock and upon conversion of any of such securities) for a consideration per share of Common Stock deliverable upon conversion or exchange of such securities less than the Current Market Price per share in effect immediately prior to the issuance of such securities. Current Market Price per share at any date means the average of the daily closing price for the Common Stock for the 10 consecutive trading days commencing 14 trading days before such date.

     In the event of any consolidation with or merger of the Company into another corporation, or in the event of any sale, lease or conveyance of assets to another corporation of the property of the Company as an entirety or substantially as an entirety, then such successor, leasing or purchasing corporation, as the case may be, will be bound by the Warrant Certificate and will execute and deliver a new Warrant Certificate providing that the holder of each Series B Warrant then outstanding will have the right to exercise such Warrant solely for the kind and amount of shares of stock, other securities, property or cash or any combination thereof e receivable upon such consolidation, merger, sale, lease or conveyance by a holder of the number of shares of Common Stock for which such Warrants might have been exercised immediately prior to such consolidation, merger, sale, lease or conveyance.

     In the event of any reclassification or change of the Common Stock issuable upon exercise of the Series B Warrants, or in the event of any consolidation or merger of another corporation into the Company in which the Company is the continuing corporation and in which there is a reclassification or change of the Common Stock, the Company will execute and deliver to the holder of the Series B Warrant a new Warrant Certificate providing that the holder of each Series B Warrant then outstanding will have the right to exercise such Warrant solely for the kind and amount of shares of stock, other securities, property or cash or any combination thereof receivable upon such reclassification, change, consolidation or merger, by a holder of the number of shares of Common Stock for which such Warrant might have been exercised immediately prior to such reclassification, change, consolidation or merger.

     If the Company repurchases any Common Stock for a per share consideration which exceeds the Current Market Price of a share of Common Stock on the trading day immediately prior to such repurchase, then the Company will issue to the holder additional Series B Warrants having the Exercise Price in effect on the trading day immediately prior to such repurchase.

     The formulas for calculating the foregoing adjustments are set forth in the form of Warrant Agreement, Appendix B hereto.

     In addition to the adjustment required in accordance with the foregoing, the Company may make such reductions in the Exercise Price as it considers to be advisable so that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients.

     If any event occurs as to which the foregoing provisions are not strictly applicable, or if strictly applicable, would not, in the Board's good faith judgment, fairly protect the purchase rights of the Series B Warrants in accordance with the essential intent and principles of such provisions, then the Board will make adjustments in the application of such provisions, in accordance with such essential intents and principles, as shall be reasonably necessary, in the Board's good faith opinion, to protect such purchase rights as aforesaid, but in no event will any adjustment have the effect of increasing the Exercise Price or decreasing the number of shares of Common Stock subject to purchase upon exercise of the Series B Warrants, or otherwise adversely affect the holders of the Series B Warrants.

     Fees and Expenses. All fees and expenses incurred by the holder in connection with the holder's ownership of Series B Warrants and securities or other property received upon exercise thereof which relate to (a) any required regulatory filings, (b) registration fees, (c) stock exchange or NASDAQ listing fees, and (d) reasonable fees and expenses of counsel in connection with the foregoing, will be paid by the Company.

     Value Determination and Appraisal. Each determination of fair market value or other evaluation or calculation required under the Series B Warrants (including calculation of the Cash Flow Adjustment Amount) is also required under the Investor Warrants. The Company will promptly give notice of each such determination, evaluation or calculation to all holders of Investor Warrants and Series B Warrants, setting forth the calculation of such fair market value or valuation (or Cash Flow Adjustment Amount) and the method and basis of determination thereof, as the case may be. If any holders of Investor Warrants to purchase at least 100,000 shares of Common Stock (including, for purposes of determining such level of ownership, all Investor Warrants owned by affiliates of such holders) disagree with such determination, they may elect to dispute such determination, and such dispute shall be resolved in accordance with certain appraisal procedures set forth in the warrant certificate for the Investor Warrants. Holders of Series B Warrants will be bound by such determinations.

TRANSFERABILITY

     The Series B Redeemable Preferred Stock and the Series B Warrants offered hereby to the Rights holders, and the Common Stock issuable upon conversion or exercise thereof, have been registered under the Securities Act and the Exchange Act. Accordingly, Series B Redeemable Preferred Stock and Series B Warrants purchased upon the exercise of Rights and Common Stock issuable upon conversion or exercise thereof will be freely transferable by the holders thereof, except to the extent such stock or warrants are held by persons who are deemed "affiliates" of the Company under Rule 144 under the Securities Act. In general, under Rule 144, as currently in effect, persons who are deemed affiliates of the Company would be entitled to sell within any three month period a number of shares that does not exceed the greater of 1% of the outstanding Common Stock or the average weekly trading volume in the over-the-counter market during the four calendar weeks preceding such sale. There can be no assurance that the Series B Redeemable Preferred

Stock or the Series B Warrants will qualify or be accepted for quotation on NASDAQ or that a market will develop therefor. See "Risk Factors -- Absence of Trading Market for the Series B Redeemable Preferred Stock and Series B Warrants." The Company has agreed to file a shelf registration statement with the Commission with respect to the Series B Redeemable Preferred Stock purchased in the Private Placement. Such Series B Redeemable Preferred Stock will therefore, upon the effectiveness of the shelf registration, also be freely transferable. See "The Private Placement."

                             THE APOLLO TRANSACTION

INTRODUCTION

     Pursuant to the Investment Agreement, Apollo agreed to purchase from the Company up to 2,500,000 shares of Series A Preferred Stock, at a per share price of $9.88, and Investor Warrants to purchase up to 5,000,000 shares of Common Stock, at a per Warrant price of $.06, for an aggregate purchase price of up to $25,000,000. On June 24, 1997, following Stockholders Approval at the Annual Meeting, Apollo purchased at the Apollo Closing 553,475 shares of Series A Preferred Stock at a per share price of $9.88 and 1,106,950 Investor Warrants at a per Warrant price of $.06, for an aggregate purchase price of $5,534,752. From time to time after the Apollo Closing and until Apollo has acquired all of the 2,500,000 shares of Series A Preferred Stock and the 5,000,000 Investor Warrants, Apollo will purchase, subject to the terms and conditions of the Investment Agreement, additional Series A Preferred and the Proportionate Number of Investor Warrants to enable the Company to invest in real estate development projects approved by the Board and Apollo. If the Company has not presented Apollo with real estate development projects pursuant to which Apollo has invested the aggregate purchase price of $25,000,000, on the terms and conditions set forth in the Investment Agreement, (a) Apollo will be entitled at any time to acquire all of the Series A Preferred Stock and Investor Warrants not acquired by it prior thereto and (b) from and after June 30, 1998, the Company will be entitled at any time to require Apollo to purchase all of such Series A Preferred Stock and Investor Warrants, provided that no Event of Default (as defined in the Secured Agreement) shall have occurred and, except for an Event of Default which is or results from a Bankruptcy Event (as defined), shall then exist.

     Immediately after the Apollo Closing, the Company (a) contributed the proceeds from the sale of Series A Preferred Stock and Investor Warrants, less certain related expenses, to SP Subsidiary, a special purpose wholly owned subsidiary of the Company formed to invest the net proceeds from the Apollo Transaction in future real estate development projects of the Company, as required by the Investment Agreement, and (b) transferred all of the outstanding capital stock of the Company's subsidiary West Bay Club Development Corporation ("West Bay") to SP Subsidiary in exchange for $5 million (from the Apollo Closing) plus, if ownership of West Bay's real estate development project (the "West Bay Project") is converted to a joint venture, all additional amounts received by West Bay and SP Subsidiary from the joint venture partner in respect of the West Bay Project, which are specifically designated as reimbursements for costs incurred by West Bay or the Company with respect to the West Bay Project through the date of the joint venture's formation. The West Bay Project is planned to consist of finished homesites for 313 single family homes and 744 multifamily homes on approximately 879 acres, of which 326 acres have been purchased for approximately $6 million (of which $2.4 million was financed by the sellers through notes secured by mortgages on the properties) and the remaining 553 acres are under purchase contracts expected to close during the balance of 1997 and 1998.

     On June 30, 1997, the Company sold to Apollo under the Investment Agreement an additional 334,000 shares of Series A Preferred Stock and Investor Warrants (consisting of 222,666 Class A Warrants, 222,667 Class B Warrants and 222,667 Class C Warrants, which, if unexercised, expire on June 30, 2004) to purchase an additional 668,000 shares of Common Stock at a per share purchase price of $5.75 (subject to adjustment), for an aggregate purchase price of $3,340,000. The proceeds from the sale were used by SP Subsidiary, through a wholly owned subsidiary thereof to acquire a 2.9 acre parcel in Fort Lauderdale, Florida on which it intends to develop a high-rise luxury apartment tower. On July 31, 1997, the Company sold to Apollo under the Investment Agreement an additional 850,000 shares of Series A Preferred Stock and Investor Warrants to purchase an additional 1,700,000 shares of Common Stock, for an aggregate purchase price of $8,500,000. The proceeds from the July 31, 1997 sale of Series A Preferred Stock were used by SP Subsidiary to acquire an approximate 600-acre parcel in Frisco, Texas, north of Dallas on which it is planned to develop approximately 1,700 residential units as a golf course community. On August 7, 1997, the Company sold to Apollo under the Investment Agreement an additional 259,000 shares of Series A Preferred Stock and Investor Warrants to Purchase an additional 518,000 shares of Common Stock, for an aggregate purchase price of $2,590,000. The proceeds from the August 7, 1997 sale of Series A Preferred Stock were used by SP Subsidiary and its subsidiary West Bay to acquire for $10.7 million ($2.7 in cash and an $8 million note) an approximate 500-acre parcel to be developed as part of the West Bay Project. On October 6, 1997, the Company sold an additional 100,000 shares of Series A Preferred Stock and Investor Warrants to purchase an additional 200,000 shares of Common Stock, for an aggregate purchase price of $1,000,000. The proceeds of the October 6, 1997 sale are to be used as working capital for the various SP Subsidiary projects.

     As of the date hereof, 403,525 shares of Series A Preferred Stock and 807,050 Investor Warrants remain subject to purchase by Apollo under the Investor Agreement.

THE CHARTER AMENDMENTS

     As a result of the filing of the Charter Amendments with the Secretary of State of Delaware on June 24, 1997, the Company's charter was amended and restated, among other things, (a) to increase the Company's authorized shares of common stock, par value $.10 per share, from 15,665,000 to 70,000,000 and (b) to authorize the issuance of 4,500,000 shares of Preferred Stock, par value $.01 per share, 2,500,000 of which were designated Series A Preferred Stock and 2,000,000 of which were designated Series B Redeemable Preferred Stock.

     The Charter Amendments deleted a provision from the charter prohibiting the issuance of nonvoting equity securities to accommodate the limited voting rights of the holders of the Series A Preferred Stock. See " -- Series A Preferred Stock."

     The Charter Amendments also modified the dividend rights of holders of Common Stock by deleting the requirement that the Company pay mandatory dividends under certain circumstances. See "Description of Capital
Stock -- Common Stock."

BOARD REPRESENTATION

     The holders of the Series A Preferred Stock are entitled to elect three directors to the Board for one-year terms. Upon consummation of the Apollo Closing, (a) eight of the then-10 Board members, including the one Apollo designee, W. Edward Scheetz, resigned as Board members; (b) the number of Board members was reduced from 10 to seven; (c) Apollo's three designees -- W. Edward Scheetz, Lee Neibart and Ricardo Koenigsberger -- were appointed to the Board for a term to expire at the annual Stockholders' meeting in 1998; (d) James M. DeFrancia and Charles K. MacDonald were appointed to the Board for terms expiring at the annual Stockholders' meetings in 1998 and 1999, respectively; and (e) Gerald N. Agranoff and J. Larry Rutherford (the Company's president and chief executive officer) resigned as Board members and were appointed to the Board for terms expiring at the annual Stockholders' meetings in 1999 and 2000, respectively. Also, Mr. Rutherford was elected as Chairman of the Board. See "-- The Series A Preferred Stock."

THE SERIES A PREFERRED STOCK

     The preferences, powers and rights of the Series A Preferred Stock are described in the Proxy Statement incorporated by reference herein. Such preferences, powers and rights are substantially the same as those of the Series B Redeemable Preferred Stock (see "Description of the Units -- Series B Redeemable Preferred Stock"), except as follows. The holders of the Series A Preferred Stock voting together as a single class will be entitled to elect, out of a seven-member Board, three Board members (who will serve for a term of one year); provided that if the Investor does not hold at least 500,000 shares of Series A Preferred Stock, the number of directors that the holders of the Series A Preferred Stock will be entitled to elect will be equal to three multiplied by a fraction, the numerator of which is the number of shares of Series A Preferred Stock outstanding and the denominator of which is 2,500,000, rounded up to the nearest whole number. In addition, directors nominated by the holders of the Series A Preferred Stock will be represented on any committee of the Board and, if the Board decides to have an Executive Committee, will constitute one-half of the Executive Committee of the Board. The holders of Series B Redeemable Preferred Stock will not be entitled to vote with respect to the election of directors. The Company has agreed in the Investment Agreement that without Apollo's consent, the Company will not pay dividends or redeem stock except that Apollo's consent is not required so long as the ratio of the aggregate amount being paid on the Series A Preferred Stock to the aggregate amount being paid on the Series B Redeemable Preferred Stock is both (a) greater than or equal to the ratio of the aggregate outstanding liquidation preference of the Series A Preferred Stock to the aggregate outstanding liquidation preference of the Series B Redeemable Preferred Stock issued in the Rights Offering and the Private Placement and (b) less than or equal to the ratio of the aggregate outstanding liquidation preference of the Series A Preferred Stock to the aggregate outstanding liquidation preference of the Series B Redeemable Preferred Stock issued in the Rights Offering. The Company may redeem Series B Redeemable Preferred Stock (subject to Apollo's above discussed consent rights) without proration in accordance to the number of shares held by each holder. The Series A Preferred Stock put rights are secured by (a) a junior lien on substantially all of the assets of the Company and its subsidiaries, except for the capital stock of SP Subsidiary and its assets, and
(b) a senior lien on the outstanding capital stock of SP Subsidiary and on its assets. Apollo also was granted the consent rights described below. The put rights of the Series B Redeemable Preferred Stock will not be secured. An Event of Default with respect to the Series A Preferred Stock, which triggers the Default Dividend Rate, includes, unlike with respect to the Series B Redeemable Preferred Stock, a material breach by the Company of (a) the provision in the Investment Agreement prohibiting (except as permitted by the Investment Agreement) the Company from engaging in, or entering into any agreement with respect to, any Major Transaction, without the prior consent of the Investor or
(b) (insofar as such breach is willful and materially imperils the value of the collateral securing the rights of the holder of the Series A Preferred Stock) the provisions in the Secured Agreement relating to the collateral or any Security Document (as defined in the Secured Agreement) which, in any event, is not curable or if curable is not cured within 15 days. If the Company shall be obligated to make Default Payments to the Holders of Series B Redeemable Preferred Stock, then Apollo shall be entitled to receive a payment on the same terms and for the same period with respect to its Series A Preferred Stock.

     Under the Due Diligence Fee Agreement amended and restated as of May 15, 1997, the Company has agreed if a Fee Triggering Event occurs, to pay Apollo on the last day of each month $25,000 per month ending on or prior to June 30, 1998, $40,000 per month ending after each date and on or prior to June 30, 2000, and $75,000 per month ending thereafter (the "Fee") as compensation for in-house and out-of-pocket expenses incurred by Apollo in the due diligence and investment analysis required from time to time in connection with Apollo's preliminary analysis of co-investment opportunities under the Investment Agreement. See " -- Co-Investment Opportunity." "Fee Triggering Event" means the occurrence while any Series A Preferred Stock is outstanding under the Investment Agreement of any event that would cause dividends on the Series A Preferred Stock to accrue at the Default Dividend Rate.

CONSENT RIGHTS

     So long as more than 500,000 shares of the Series A Preferred Stock are held by Apollo, and except as permitted by the Investment Agreement, the Company may not engage in, or enter into any agreement with respect to, any Major Transaction, without the Apollo's prior consent. "Major Transaction" means any material transaction which is not described in an Approved Business Plan (as defined below), including any (a) recapitalization, redemption or reclassification of, or distribution or dividend on, the Company's capital stock provided, however, that subject to the terms and conditions of the Investment Agreement and Secured Agreement, neither (i) any action or determination by the Company in respect of any Series A Preferred Stock that is not otherwise prohibited by the Investment Agreement and is in accordance with the Series A Statement of Designations, including dividends and redemptions, nor (ii) any dividends on or redemptions of Series B Redeemable Preferred Stock in accordance with the Series B Statement of Designations, or any action in respect of the Series B Redeemable Preferred Stock required to be taken by the Company under the Series B Statement of Designations or under the securities purchase agreement pursuant to which the Private Placement was consummated shall be deemed to be a Major Transaction, so long as, in the case of dividends and optional redemptions, the ratio of the aggregate amount being paid on the Series A Preferred Stock to the aggregate amount being paid on the Series B Redeemable Preferred Stock is both (A) greater than or equal to the ratio of the aggregate outstanding liquidation preference of the Series A Preferred Stock to the aggregate outstanding liquidation preference of the Series B Redeemable Preferred Stock issued in the Rights Offering and the Private Placement and (B) less than or equal to the ratio of the aggregate outstanding liquidation preference of the Series A Preferred Stock to the aggregate outstanding liquidation preference of the Series B Redeemable Preferred Stock issued in the Rights Offering, (b) amendment of the Company's charter or bylaws, (c) liquidation, winding-up or dissolution of the Company or any Significant Subsidiary of the Company, (d) consolidation of the Company with, or merger of the Company with or into, any other person, except a merger of a Subsidiary wholly owned by the Company into the Company, with the Company surviving such merger, (e) sale, transfer, lease or encumbrance by the Company or any of its subsidiaries of a significant amount of assets of the Company, other than in respect of sales of certain assets held by the Company's predecessor, General Development Corporation; (f) special dividends or distributions with respect to, or repurchase or redemption of, the Company's equity securities or any rights, warrants or options in respect of such equity securities, (g) capital expenditure or investment by the Company or any of its subsidiaries in excess of $500,000, (h) entering into or materially amending any material contract, (i) significant new financing or refinancing, (j) issuance of securities (other than employee and director stock options to acquire up to 2,000,000 shares of Common Stock and the issuance of Common Stock thereunder), (k) transactions which would result in a Change of Control (as defined below), (l) material transaction the nature of which prevents specificity in the Business Plan or (m) commencement, undertaking or acquisition of a real estate development project by SP Subsidiary (whether independently, by joint venture or otherwise) and related financings or joint venture arrangements. "Approved Business Plan" means a Business Plan of the Company that has been approved by the Investor.

     "Change of Control" means: (a) an acquisition by any person or group (as defined for purposes of Section 13(d) under the Exchange Act) (excluding the Company or an employee benefit plan of the Company or a corporation controlled by the Stockholders) of beneficial ownership (as defined for purposes of Section 13(d) under the Exchange Act) of Common Stock such that such person or group thereafter beneficially owns 25% or more of the outstanding Common Stock or other voting securities of the Company; (b) a change in a majority of the Incumbent Board (excluding any individuals approved by a vote of at least five members of the Incumbent Board other than in connection with an actual or threatened proxy contest); (c) failure of the requisite number of Investor designees to be members of the Board (other than as result of the Investor's failure to nominate a successor to an Investor designee who has resigned or been removed as a director); or (d) consummation of a Business Combination (other than a Business Combination in which all or substantially all of the Stockholders receive or own upon consummation thereof 50% or more of the Company's outstanding stock resulting from the Business Combination, at least a majority of the board of directors of the resulting corporation are members of the Incumbent Board, and after which no Person owns 25% or more of the outstanding stock of the resulting corporation who did not own such stock immediately before the Business Combination), excluding, in each case (a) through (d), the transactions contemplated by the Investment Agreement (including for this purpose the Rights Offering and the Private Placement). "Default Change of Control" means a Change in Control of the type referred to in clauses (b) or (c) above or of the type referred to in clauses (a) and (d) provided that the percentage thresholds referred to in clauses (a) and (d) will be 40% instead of 25%. "Incumbent Board" means, prior to the Apollo Closing, the Board as constituted on the day after execution and delivery of the Investment Agreement and, following the Apollo Closing, the Board as constituted immediately following the Apollo Closing. "Business Combination" means a complete liquidation or dissolution of the Company or a merger, consolidation or sale of all or substantially all of the Company's assets.

INVESTOR WARRANTS

     As of the date hereof the Company has issued and sold to Apollo Investor Warrants to purchase up to 4,192,950 shares of Common Stock. Each Investor Warrant entitles the holder, subject to the terms and conditions of the Warrant, to purchase one share of Common Stock at the Exercise Price. Unexercised Warrants will expire on June 23, 2004.

REGISTRATION RIGHTS

     The Company has granted certain registration rights to Apollo with respect to the Series A Preferred Stock and the Investor Warrants. Pursuant to the Investment Agreement, upon the Investor's demand, the Company will to use its best efforts to effect the registration under the Securities Act of such number of Registrable Securities then beneficially owned by the Investor. The Company will be obligated to effect no more than (a) two Demand Registrations so long as the Company is not eligible to file Form S-3 under the Securities Act and (b) five Demand Registrations if the Company is eligible to file Form S-3. If a Demand Registration is initiated by the Investor, no other securities may be offered in such offering by the Company without the Investor's consent. Apollo will have the right to select the underwriters for a Demand Registration. "Registrable Securities" means any of the (a) up to 2,500,000 shares of Series A Preferred Stock issued to the Investor at the Apollo Closing or thereafter pursuant to the Investment Agreement, (b) the Common Stock issuable or issued upon conversion of the Series A Preferred Stock (the "Conversion Shares"), (c) the 5,000,000 shares of Common Stock issuable upon the exercise of the Investor Warrants, (d) any other Common Stock acquired by Apollo, and (e) any securities issued or issuable with respect to the Series A Preferred Stock, Conversion Shares, Warrant Shares by way of stock dividend or stock split, or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.

     In addition, if the Company proposes to register any of its securities under the Securities Act for sale for cash, the Investor, upon request, will have the right to include the number of Registrable Securities that Apollo wishes to sell or distribute publicly under the registration statement proposed to be filed by the Company, and the Company will use its best efforts to register under the Securities Act the sale of such Registrable Securities (a "Piggyback Registration"). Under certain circumstances, the number of Registrable Securities that Apollo will be entitled to include in a Piggyback Registration will be limited.

     Apollo (or any Eligible Transferee) may transfer all or any portion of its Demand Registration, Piggyback Registration and related rights to any transferee of an amount of Registrable Securities equal to or exceeding five percent of the outstanding class of such Registrable Securities at the time of transfer (each transferee that receives such minimum number of such Registrable Securities, an "Eligible Transferee").

     The Investment Agreement contains customary provisions regarding the payment of expenses by the Company and regarding mutual indemnification and contribution agreements between the Company and the holders of the Registrable Securities.

TRANSFERABILITY RESTRICTIONS

     Apollo has agreed under the Investment Agreement that it will not assign or otherwise transfer any of the Series A Preferred Stock, the Investor Warrants, the Warrant Shares and the Conversion Shares before May 15, 1999, unless certain defaults or a Default Change of Control has occurred. Apollo, however, may pledge any of such securities as security for indebtedness owed to a person which is not an affiliate of Apollo.

CO-INVESTMENT OPPORTUNITY

     The Investment Agreement provides that except with respect to certain preexisting projects, as long as the Investor owns at least 500,000 shares of Series A Preferred Stock, the Investor will have a right of first offer to participate in new joint venture community development projects proposed to be entered into by the Company, until the Investor has invested at least an aggregate of $60,000,000 in such projects. The foregoing, however, will not apply to any project in which the Company's participation and commitment will be in the form of its expertise and business efforts or the contribution of real property (or equity interests in real property), as opposed to capital contributions. If, after the Company and the Investor have discussed the proposed transaction for a specified period, the Investor determines not to invest in such project, or not to invest the full amount that the Company requires for such project, or has not committed to the Company to make such investment, on substantially the terms and conditions offered to the Investor, then the Company may enter into any agreement with or consummate a transaction with other potential investors with regard to the proposed investment, provided that the Company may not offer terms to another potential investor materially more favorable in the aggregate than the terms offered to the Investor unless the Company first offers such terms to the Investor.

OWNERSHIP BY APOLLO

     The following table sets forth the percentage of Common Stock beneficially owned by Apollo assuming (a) certain percentages of the Series A Preferred Stock are purchased by Apollo and converted into Common Stock; (b) certain percentages of the Investor Warrants have been exercised pro rata with the conversion of the Series A Preferred Stock; (c) certain percentages of the Series B Redeemable Preferred Stock are subscribed for in the Rights Offering and converted into Common Stock, and the same percentages of Series B Warrants issued in the Rights Offering are exercised; (d) none of the 1,500,000 1996 Warrants are converted into Common Stock; (e) none of the outstanding director and employee options are exercised; (f) all 1,000,000 shares of Series B Redeemable Preferred Stock issued in the Private Placement are converted into Common Stock; (g) all 2,000,000 Series B Warrants issued in the Private Placement are exercised; and
(h) other than the forgoing and the existing 11,514,269 shares of Common Stock outstanding, no other Common Stock is outstanding.

                                                     PERCENTAGE OF SERIES B REDEEMABLE PREFERRED
                                                         STOCK PURCHASED IN RIGHTS OFFERING
                                                       CONVERTED; SAME PERCENTAGE OF SERIES B
                                                    WARRANTS ISSUED IN RIGHTS OFFERING EXERCISED
                                                    ---------------------------------------------
                                                              0%    25%    50%    75%   100%
                                                    ---------------------------------------------
PERCENTAGE OF SERIES A PREFERRED STOCK                20%    11%    10%    10%     9%     9%
                                                    ---------------------------------------------
PURCHASED BY APOLLO AND CONVERTED;                    40%    20%    19%    18%    17%    16%
                                                    ---------------------------------------------
SAME PERCENTAGE OF INVESTOR WARRANTS                  60%    27%    26%    25%    24%    23%
                                                    ---------------------------------------------
EXERCISED                                             80%    33%    32%    30%    29%    28%
                                                    ---------------------------------------------
                                                     100%    38%    37%    35%    34%    33%
                                                    ---------------------------------------------

                             THE PRIVATE PLACEMENT

     Concurrently with the Apollo Closing, on June 24, 1997, the Company sold to the Private Purchasers in the Private Placement for an aggregate purchase price of $20 million (a) 1,776,199 shares of Common Stock for $10 million ($5.63 per share) and (b) 1,000,000 shares of Series B Redeemable Preferred Stock and Series B Warrants (consisting of 666,667 Class A Warrants, 666,667 Class B Warrants and 666,666 Class C Warrants) to purchase 2,000,000 shares of Common Stock, for $10 million ($9.88 per share of Common Stock and $.06 per Series B Warrant).

     As part of the Private Placement, the Private Purchasers agreed that they will not be entitled to participate in the Rights Offering in respect of the 1,776,199 shares of Common Stock they purchased in the Private Placement (but they will be entitled to participate in the Rights Offering in respect of Common Stock owned other than through the purchase in the Private Placement).

REGISTRATION RIGHTS

     The Company has granted the following registration rights to the Private Purchasers with respect to the Series B Redeemable Preferred Stock, the Series B Warrants and the Common Stock purchased in the Private Placement.

     Shelf Registration. The Company has agreed to prepare and file a shelf registration statement with the Commission and shall use its reasonable best efforts to cause such registration statement to become effective by 5:30 p.m. on October 24, 1997 (the "Registration Deadline"), pursuant to Rule 415 of Regulation C promulgated under the Securities Act (or any successor rule) (the "Shelf Registration Statement"), providing for the sale by the Private Purchasers ("Holders") of all of their Shelf Registrable Securities in accordance with the terms hereof. "Shelf Registrable Securities" shall mean (a) any Series B Redeemable Preferred Stock acquired by the Holders on the June 24, 1997 closing date of the Private Placement (the "Closing Date"), (b) any Common Stock issuable or issued upon conversion of Series B Redeemable Preferred Stock ("Conversion Shares"), (c) any Common Stock acquired by the Holders pursuant to the Private Placement on the Closing Date and (d) any securities issued or issuable with respect to any Series B Redeemable Preferred Stock, Conversion Shares or Common Stock by way of stock dividend or stock split, or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.

     If the Shelf Registration Statement has not been declared effective by the Commission by the Registration Deadline (subject to certain tolling provisions), thereafter and until the Shelf Registration Statement shall be declared effective (the "Default Period"), the Holders of Series B Redeemable Preferred Stock shall be entitled to receive from the Company an additional payment with respect to the Series B Redeemable Preferred Stock as calculated below (the "Default Payment"), such Default Payment to be accrued and paid on the same terms as a dividend as set forth in Section 3 of the Series B Statement of Designations. The amount of the Default Payment to each such Holder shall equal the difference between the amount due to such Holder with respect to such Default Period under the terms of the Series B Statement of Designations and the amount which would have been due to such Holder had the annual rate in the Series B Statement of Designations been increased during such Default Period by 1.5% per month. If the Company shall be obligated to make such payments to the Holders, then Apollo shall be entitled to receive a payment on the same terms and for the same period with respect to its Series A Preferred Stock.

     The running of the period between the Closing Date and the Registration Deadline shall be tolled to the extent that the Company is exercising its reasonable best efforts to cause the Shelf Registration Statement to become effective but the effectiveness is delayed by certain actions of the Commission not reasonably foreseen at the time of the filing of the Shelf Registration Statement.

     Demand Registration. At any time and from time to time after the Closing Date, the Company agreed, upon the written demand of Holders of Series B Warrants and/or shares of Common Stock issuable upon the exercise of Series B Warrants aggregating at least 1,000,000 shares, to use its best efforts to effect the registration (a "Demand Registration") under the Securities Act of such number of Demand Registrable Securities as shall be indicated in a written demand sent to the Company by the Holders; provided, however, that: (a) any Holder may exercise only one Demand Registration and the Company shall be obligated to effect no more than two Demand Registrations in the aggregate. Upon receipt of the written demand of the Holders, the Company shall use its best efforts to expeditiously effect the registration under the Securities Act of the Demand Registrable Securities covered by such request to have such registration become and remain effective for a period not to exceed two months. The Holders of a majority of the Demand Registrable Securities subject to such Demand Registration shall have the right to select the underwriters for a Demand Registration; provided that such underwriters shall be reasonably acceptable to the Company and Apollo. "Demand Registrable Securities" shall mean any of the Warrants Shares and any securities issued or issuable with respect to any Warrant Shares by way of stock dividend or stock split, or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise. Notwithstanding the foregoing, any Demand Registrable Securities will cease to be a Demand Registrable Security when (a) a registration statement covering such Demand Registrable Security has been declared effective by the Commission and the Demand Registrable Security has been disposed of pursuant to such effective registration statement, (b) the Demand Registrable Security is sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provision then in force) under the Securities Act are met, or (c) the Registrable Security has been otherwise transferred, the Company has delivered a new certificate or other evidence of ownership for it not bearing a legend restricting further transfer, and it may be resold without subsequent registration under the Securities Act.

     Piggyback Registration. If the Company proposes to register any of its securities under the Securities Act for sale for cash, holders of Demand Registrable Securities, upon request, will have the right to include the number of Demand Registrable Securities that such holders wish to sell or distribute publicly under the registration statement proposed to be filed by the Company, and the Company will use its best efforts to register under the Securities Act the sale of such Registrable Securities (a "Piggyback Registration"). Under certain circumstances, the number of Demand Registrable Securities that such holders will be entitled to include in a Piggyback Registration will be limited.

     A purchaser (or any Eligible Transferee) may transfer all or any portion of its registration rights to any permitted transferee of Registrable Securities (each such transferee, an "Eligible Transferee"), and any Eligible Transferee shall be treated as a "Holder" for all purposes.

     So long as the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company agreed to take all actions reasonably necessary to enable the holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 and Rule 144A under the Securities Act, including filing on a timely basis all reports required to be filed by the Exchange Act.

     The Company may defer, for certain time periods, filing any registration statement, supplement or post-effective amendment thereto or prospectus supplement, if the Company is then involved in discussions concerning, or otherwise engaged in, an acquisition, disposition, financing or other material transaction and the Company determines in good faith that such filing would materially adversely affect or interfere with such transactions.

     The registration rights contain customary provisions regarding the payment of expenses by the Company and regarding mutual indemnification and contribution agreements between the Company and the holders of the Registrable Securities.

     The registration rights will terminate on the earlier of (a) such time as all Registrable Securities have ceased to be restricted securities, as that term is defined in Rule 144 under the Act and (b) the first anniversary of the Closing Date (or, only with respect to the Demand Registrable Securities, the eighth anniversary of the Closing Date).

                                USE OF PROCEEDS

     The Company intends to use the proceeds of the Unit Closing, net of expenses of approximately $800,000 incurred in connection with the Rights Offering (assuming all Rights are exercised, of which there can be no assurance), for working capital purposes, including the payment of a portion of the Foothill Debt.

                                 CAPITALIZATION

     The following table sets forth the Company's unaudited historical consolidated cash and investments, current maturities of long term debt and capitalization as of June 30, 1997, as adjusted to give effect to (a) the Apollo Transaction, the Private Placement and the Rights Offering and the application of the proceeds thereof (assuming proceeds of $55.0 million and assuming that all Rights are exercised in full) as described under "Use of Proceeds," and (b) the Charter Amendments increasing the authorized capital stock, as if the Apollo Transaction, the Private Placement and the Rights Offering had been consummated and such amendments had been effected on June 30, 1997. This table should be read in conjunction with the Company's consolidated financial statements and the related notes thereto incorporated by reference into this Prospectus.

                                                                AS OF JUNE 30, 1997
                                                              ------------------------
                                                              HISTORICAL   AS ADJUSTED
                                                              ----------   -----------
                                                               (DOLLARS IN MILLIONS,
                                                                 EXCEPT SHARE DATA)
Cash and Investments........................................    $  4.5       $  4.5
                                                                ------       ------
Long Term Debt:
  Cash Flow Notes(e)........................................      36.6         36.6
  Working Capital Loan -- Foothill(d).......................      20.0         17.6
  Term Loan -- Foothill(d)..................................      26.7         26.7
  Reducing Revolver -- Foothill.............................       7.6           --
  Harbourton Residential Mortgage Loan......................       8.4          8.4
  Litchfield Financial Loan.................................       5.9          5.9
  Bank of Boston Loan.......................................       6.9          6.9
  Project Financings........................................      23.3         23.3
  Purchase Money Mortgages..................................       1.4          1.4
  General Electric Capital Notes............................       0.2          0.2
  Capital Leases, other.....................................       0.1          0.1
                                                                ------       ------
          Total Long Term Debt..............................     137.1        127.1
                                                                ======       ======
Cumulative Redeemable Convertible Preferred Stock:
  Series A Preferred Stock, $.01 per share par value,
     liquidation preference $10 per share; historical,
     2,500,000 shares authorized, 887,500 issued, and
     outstanding, liquidation preference $8,875,000; as
     adjusted 2,500,000 shares authorized, issued, and
     outstanding; liquidation preference $25,000,000.(a)....       7.8         22.0
  Series B Preferred Stock, $.01 per share par value,
     liquidation preference $10 per share; historical,
     1,000,000 shares authorized, issued, and outstanding,
     liquidation preference $10,000,000; as adjusted
     2,000,000 shares authorized, issued, and outstanding;
     liquidation preference $20,000,000.(b).................       9.1         18.1
                                                                ------       ------
          Total Preferred Stock.............................      16.9         40.1
                                                                ======       ======
Stockholders' Equity:
  Common Stock, $.10 per share par value; historical,
     70,000,000 shares authorized, 11,595,354 issued; as
     adjusted 70,000,000 shares authorized, 11,595,354
     issued.(c).............................................       1.2          1.2
  Contributed Capital(c)....................................     132.3        132.6
  Accumulated Deficit.......................................     (76.7)       (76.7)
  Minimum Pension Liability Adjustment......................      (6.0)        (6.0)
Treasury Stock 86,277 shares, at cost.......................        --           --
                                                                ------       ------
          Total stockholders' equity........................    $ 50.8       $ 51.1
                                                                ======       ======

---------------

(a) Represents 2,500,000 shares of Series A Preferred Stock purchased by Apollo at a price of $9.88 per share with a liquidation preference of $1,000 per share plus 5,000,000 Investor Warrants purchased by

    Apollo at a price of $.06 per Warrant, for an aggregate purchase price of $25,000,000, less $2.5 million in expenses related to the equity issuance.
(b) (i) Represents 1,000,000 shares of Series B Redeemable Preferred Stock at a purchase price of $9.88 per share plus 2,000,000 Series B Warrants at a price of $.06 per Warrant in conjunction with the Rights Offering with a liquidation preference of $10 per share, for an aggregate purchase price of $10,000,000, less $0.8 million in expenses related to the equity issuance.
    (ii) Represents additional 1,000,000 shares of Series B Redeemable Preferred Stock purchased for $9.88 per share plus 2,000,000 Series B Warrants at a price of $.06 per Warrant in conjunction with the Private Placement, for an aggregate purchase price of $10.0 million, less $0.8 million in expenses related to the equity issuance.
(c) Includes approximately 1,776,199 shares of Common Stock, par value $.10 per share, for $5.63 per share or $10,000,000 in conjunction with the Private Placement.
(d) Represents partial payment of the Company's working capital loan, $2.4 million, and full payment of the Company's reducing revolver loan, $7.6 million. The source of funds utilized to effect these repayments was the proceeds from the Rights Offering, $10.0 million.
(e) Represents unsecured 13% cash flow notes discounted as of June 30, 1997.

                                    DILUTION

     The net tangible book value of the Common Stock as of June 30, 1997, was $50.8 million or $4.38 per share. Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding, on a fully diluted basis excluding stock options. After giving effect to the consummation of the Apollo Transaction, the Private Placement and the Rights Offering (assuming all Rights are exercised) and the application of the net proceeds therefrom, the Company's net tangible book value as of June 30, 1997, would have been approximately $51.1 million, or $4.41 per share. This represents an immediate increase in net tangible book value of $.03 per share with respect to shares outstanding prior to the Rights Offering and an immediate dilution of $1.28 per share with respect to shares purchased upon the exercise of Rights, as illustrated in the following table:

Subscription Price..........................................          $5.69
Net tangible book value per share at June 30, 1997..........  $4.38
Increase per share attributable to the Apollo Transaction,
  the Private Placement and Rights Offering.................    .03
                                                              -----
Pro forma net tangible book value per share after the
  consummation of the Apollo Transaction, the Private
  Placement and the Rights Offering and application of net
  proceeds therefrom........................................           4.41
                                                                      -----
Dilution per share purchased upon the exercise of Rights....          $1.28
                                                                      =====

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited condensed consolidated pro forma financial information (the "Pro Forma Financial Statements") is based on the historical consolidated financial statements incorporated by reference into this Prospectus, adjusted to give effect to the consummation of the Apollo Transaction, the Private Placement and the Rights Offering. The Pro Forma Statements of Operations gives effect to the consummation of the Apollo Transaction, the Private Placement and the Rights Offering as if such had occurred on January 1, 1996 for the year ended December 31, 1996 and for the six months ended June 30, 1997 and the Pro Forma Balance Sheet gives effect to the consummation of the Apollo Transaction, the Private Placement and the Rights Offering as if such had occurred on June 30, 1997.

     The Pro Forma Financial Statements should be read in conjunction with the historical consolidated financial statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Company's quarterly report on Form 10-Q for the six months ended June 30, 1997 which is incorporated by reference into this Prospectus. The Pro Forma Financial Statements do not purport to represent what the Company's results of operations or financial condition would actually have been had the Apollo Transaction, the Private Placement and the Rights Offering been consummated on the above indicated dates, or to project the Company's results of operations or financial condition for any future period or as of any future date.

                            PRO FORMA BALANCE SHEET

                                                                      AS OF JUNE 30, 1997
                                                             --------------------------------------
                                                             HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                             ----------    -----------    ---------
                                                                     (DOLLARS IN MILLIONS)
                                              ASSETS
Cash and cash equivalents..................................    $  4.5        $   --        $  4.5
Restricted cash and cash equivalents.......................       4.0          16.1(a)       20.1
Contracts receivable, net..................................       8.0            --           8.0
Mortgages, notes and other receivables, net................      48.0            --          48.0
Land and residential inventory.............................     140.1            --         140.1
Property, plant and equipment, net.........................       2.7            --           2.7
Other assets, net..........................................      25.6          (2.5)(b)      23.1
                                                               ------        ------        ------
          Total assets.....................................    $232.9        $ 13.6        $246.5
                                                               ======        ======        ======
                               LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued liabilities...................    $ 11.4        $   --        $ 11.4
Customers' and other deposits..............................       4.4            --           4.4
Other liabilities..........................................      12.4            --          12.4
Notes, mortgages and capital leases........................     137.1         (10.0)(c)     127.1
                                                               ------        ------        ------
                                                                165.3         (10.0)        155.3
                                                               ======        ======        ======
Cumulative Redeemable Convertible Preferred Stock
  Series A Preferred Stock(f)..............................    $  7.8        $ 14.2(d)     $ 22.0
  Series B Preferred Stock(g)..............................       9.0           9.1(d)       18.1
                                                               ------        ------        ------
                                                               $ 16.8        $ 23.3        $ 40.1
                                                               ======        ======        ======
Stockholders' equity
  Common stock, $.10 par value; 70,000,000 shares
     authorized; as historical, 11,595,354 shares issued;
     as adjusted, 11,595,354 shares issued.................       1.2            --           1.2
  Contributed capital......................................     132.3           0.3(e)      132.6
  Accumulated deficit......................................     (76.7)           --         (76.7)
  Minimum pension liability adjustment.....................      (6.0)           --          (6.0)
  Treasury stock, 86,277 shares, at cost...................        --            --            --
                                                               ------        ------        ------
          Total stockholders' equity.......................      50.8           0.3          51.1
                                                               ======        ======        ======
          Total liabilities and stockholders' equity.......    $232.9        $ 13.6        $246.5
                                                               ======        ======        ======

                 (See Notes to Pro Forma Financial Statements)

                       PRO FORMA STATEMENT OF OPERATIONS

                                                                    YEAR ENDED DECEMBER 31, 1996
                                                              -----------------------------------------
                                                                           RECAPITALIZATION
                                                              HISTORICAL     ADJUSTMENTS      PRO FORMA
                                                              ----------   ----------------   ---------
                                                                (IN MILLIONS, EXCEPT PER DATA SHARE)
Revenues:
  Real Estate Sales:
    Homesite................................................    $ 43.9          $              $ 43.9
    Tract...................................................      62.7                           62.7
    Residential.............................................      21.0                           21.0
                                                                ------                         ------
        Total real estate sales.............................     127.6                          127.6
  Utility revenue...........................................        --                             --
  Other operating revenue...................................       4.9                            4.9
  Interest Income...........................................       6.3                            6.3
  Other Income..............................................        --                             --
                                                                ------                         ------
        Total revenues......................................     138.8                          138.8
                                                                ------                         ------
Cost and expenses:
  Direct cost of real estate sales:
    Homesite................................................      35.2                           35.2
    Tract...................................................      51.4                           51.4
    Residential.............................................      16.7                           16.7
                                                                ------                         ------
        Total direct cost of real estate sales..............     103.3                          103.3
  Inventory valuation reserves..............................      12.3                           12.3
  Selling expense...........................................      13.5                           13.5
  Utility operating expense.................................        --                             --
  Other operating expense...................................       2.0                            2.0
  Other real estate costs...................................      19.4                           19.4
  General and administrative expense........................      11.5                           11.5
  Depreciation..............................................       0.9                            0.9
  Cost of borrowing, net of amounts capitalized.............      13.4                           13.4
  Other (income) expense, net...............................       0.5                            0.5
                                                                ------                         ------
        Total costs and expenses............................     176.8                          176.8
                                                                ------                         ------

Loss before non-recurring and extraordinary items...........     (38.0)                         (38.0)
                                                                ------                         ------
  Other income (expense) (non-recurring items):
    Reorganization reserves
      Utility Trust.........................................      11.9                           11.9
      Utility connection....................................       4.1                            4.1
      C/R termination.......................................        --                             --
      Deferred property tax.................................        --                             --
      Income tax............................................        --                             --
      Adm/Convenience class.................................        --                             --
      Section 365(j) liens..................................        --                             --
      Mechanics liens.......................................        --                             --
      Other.................................................       2.6                            2.6
    Utility condemnation....................................       4.1                            4.1
    Contracts receivable cancellation provision.............        --                             --
    Sale of Julington Creek Country Club....................        --                             --
    Sale of Fla. Homefinders................................        --                             --
    Assign Jensen Bch receivable............................        --                             --
    Loan refinancing expense................................        --                             --
    Land mortgages receivable valuation discount............        --                             --
    Miscellaneous...........................................       2.8                            2.8
                                                                ------                         ------
        Total non-recurring items...........................      25.5                           25.5
                                                                ------                         ------

Income (loss) before reorganization items...................     (12.5)                         (12.5)
Income from reorganization items............................        --                             --
                                                                ------                         ------
Income (loss) before extraordinary items....................     (12.5)                         (12.5)
                                                                ------                         ------
Extraordinary items.........................................        --                             --
Extraordinary gains on extinguishment of debt...............      13.7                           13.7
                                                                ------                         ------
Net income (loss)...........................................    $  1.2                         $  1.2
Preferred stock dividend....................................       0.0           (9.0)(i)        (9.0)
                                                                ------          -----          ------
Net income (loss) applicable to common stock................    $  1.2           (9.0)         $ (7.8)
                                                                ======          =====          ======
Income (loss) before extraordinary items per common share...    $(1.29)                        $(1.29)
                                                                ======                         ======
Net income (loss) per common share..........................    $  .12                         $(0.68)
                                                                ======                         ======
Weighted average common shares outstanding..................       9.7            1.8(h)         11.5
                                                                ======          =====          ======

                 (See Notes to Pro Forma Financial Statements)

                       PRO FORMA STATEMENT OF OPERATIONS

                                                                      SIX MONTHS ENDED JUNE 30, 1997
                                                              -----------------------------------------------
                                                                              RECAPITALIZATION
                                                              HISTORICAL        ADJUSTMENTS         PRO FORMA
                                                              ----------      ----------------      ---------
                                                                   (IN MILLIONS, EXCEPT PER DATA SHARE)
STATEMENT OF OPERATIONS DATA:(a)
Revenues:
  Real Estate Sales:
    Homesite................................................    $ 12.1             $                 $ 12.1
    Tract...................................................      12.7                                 12.7
    Residential.............................................       9.3                                  9.3
                                                                ------                               ------
        Total real estate sales.............................      34.1                                 34.1
  Utility revenue...........................................        --                                   --
  Other operating revenue...................................       1.4                                  1.4
  Interest Income...........................................       3.1                                  3.1
  Other Income..............................................        --                                   --
                                                                ------                               ------
        Total revenues......................................      38.6                                 38.6
                                                                ------                               ------
Cost and expenses:
  Direct cost of real estate sales:
    Homesite................................................      11.2                                 11.2
    Tract...................................................      11.7                                 11.7
    Residential.............................................       8.4                                  8.4
                                                                ------                               ------
        Total direct cost of real estate sales..............      31.3                                 31.3
  Inventory valuation reserves..............................        --                                   --
  Selling expense...........................................       4.0                                  4.0
  Utility operating expense.................................        --                                   --
  Other operating expense...................................       0.6                                  0.6
  Other real estate costs...................................       5.8                                  5.8
  General and administrative expense........................       4.7                                  4.7
  Depreciation..............................................       0.4                                  0.4
  Cost of borrowing, net of amounts
    capitalized.............................................       8.7                                  8.7
  Other (income) expense, net...............................       0.5                                  0.5
                                                                ------                               ------
        Total costs and expenses............................      56.0                                 56.0
                                                                ------                               ------
Loss before non-recurring and extraordinary items...........     (17.4)                               (17.4)
                                                                ------                               ------
  Other income (expense) (non-recurring items):
    Reorganization reserves
      Utility Trust.........................................        --                                   --
      Utility connection....................................        --                                   --
      C/R termination.......................................        --                                   --
      Deferred property tax.................................        --                                   --
      Income tax............................................        --                                   --
      Adm/Convenience class.................................        --                                   --
      Section 365(j) liens..................................        --                                   --
      Mechanics liens.......................................        --                                   --
      Other.................................................       1.8                                  1.8
    Utility condemnation....................................        --                                   --
    Contracts receivable cancellation provision.............        --                                   --
    Sale of Julington Creek Country Club....................        --                                   --
    Sale of Fla. Homefinders................................        --                                   --
    Assign Jensen Bch receivable............................        --                                   --
    Loan refinancing expense................................        --                                   --
    Land mortgages receivable valuation discount............        --                                   --
    Miscellaneous...........................................      (0.3)                                (0.3)
                                                                ------                               ------
        Total non-recurring items...........................       1.5                                  1.5
                                                                ------                               ------
Income (loss) before reorganization items...................     (15.9)                               (15.9)
Income from reorganization items............................        --                                   --
                                                                ------                               ------
Income (loss) before extraordinary items....................     (15.9)                               (15.9)
Extraordinary items.........................................        --                                   --
Extraordinary gains on extinguishment of debt...............        --                                   --
                                                                ------                               ------
Net income (loss)...........................................    $(15.9)                              $(15.9)
Preferred stock dividend....................................       0.0               (5.4)(j)          (5.4)
                                                                ------             ------            ------
Net income (loss) applicable to common stock................    $(15.9)              (5.4)           $(21.3)
                                                                ======             ======            ======
Income (loss) before extraordinary items per common share...    $(1.63)                              $(1.63)
                                                                ======                               ======
Net Income (loss) per common share..........................    $(1.63)                              $(1.84)
                                                                ======                               ======
Weighted average common shares outstanding..................       9.8                1.8(h)           11.6
                                                                ======             ======            ======

                 (See Notes to Pro Forma Financial Statements)

                    NOTES TO PRO FORMA FINANCIAL STATEMENTS

(a) Represents the remaining proceeds received from Apollo in the amount of $16.1 million with respect to the purchase of 1,612,500 shares of the Series A Preferred Stock and the corresponding 3,225,000 Investor Warrants to purchase 3,225,000 shares of Common Stock.

(b) Represents prepaid expenses associated with the Apollo Transaction and the Rights Offering. Total expenses are estimated at $2.5 million which are allocated as follows: (i) the Apollo Transaction -- $1.7 million, (ii) the Rights Offering -- $0.8 million.

(c) Represents proceeds received from the Rights Offering -- $10.0 million used to pay Foothill Debt.

(d) The Preferred Stock balances are net of fees and expenses, see Note (b), and purchase price associated with the Investor Warrants -- $0.2 million and Series B Warrants -- $0.2 million.

(e)  Represents purchase price of Warrants, see Note (d).

(f) Series A Preferred Stock, $.01 per share par value, liquidation preference $10 per share; historical, 2.5 million shares authorized, 887,500 issued, and outstanding, liquidation preference $8,875,000; as adjusted 2.5 million shares authorized, issued, and outstanding; liquidation preference $25.0 million.

(g) Series B Redeemable Preferred Stock, $.01 per share par value, liquidation preference $10 per share; historical, 1.0 shares authorized, issued, and outstanding, liquidation preference $10.0 million; as adjusted 2.0 million shares authorized, issued, and outstanding; liquidation preference $20.0 million.

(h) Corresponds to 1,776,199 shares of Common Stock issued in the Private Placement.

(i) Represents the preferred dividend for the year ended December 31, 1996. The dividend was computed as if the transactions occurred on January 1, 1996. The liquidation preference of $45.0 million as of January 1, 1996 at the dividend rate of 20.0% yields a dividend of $9.0 million. The Company's current debt obligations prohibit the payment of any dividend on any capital stock of the Company, including Preferred Stock and Common Stock (other than dividends payable solely in common stock or preferred stock of the Company). Also, no cash dividends can be paid on Common Stock unless all dividend arrearages on the Preferred Stock have been paid in full in cash and the Company is not in default of any of its repurchase obligations regarding the Preferred stock. There can also be no assurance that the Company will be able to pay accumulated dividends on the Series B Redeemable Preferred Stock.

(j) Represents the preferred dividend for the six months ended June 30, 1997. The dividend was computed as if the transactions occurred on January 1, 1996. The liquidation preference of $54.0 million as of January 1, 1997 at the dividend rate of 20.0% yields a dividend of $5.4 million. The Company's current debt obligations prohibit the payment of any dividend on any capital stock of the Company, including Preferred Stock and Common Stock (other than dividends payable solely in common stock or preferred stock of the Company). Also, no cash dividends can be paid on Common Stock unless all dividend arrearages on the Preferred Stock have been paid in full in cash and the Company is not in default of any of its repurchase obligations regarding the Preferred Stock. There can also be no assurance that the Company will be able to pay accumulated dividends on the Series B Redeemable Preferred Stock.

                       SELECTED HISTORICAL FINANCIAL DATA

     The following table sets forth selected financial information of the Company as of the dates and for the periods indicated. The selected historical consolidated statement of operations data for the three months ended March 31, 1996 and 1997 and for the years ended December 31, 1992, 1993, 1994, 1995 and 1996 and the historical consolidated balance sheet data as of June 30, 1997 and as of December 31, 1992, 1993, 1994 1995 and 1996 are derived from the consolidated financial statements incorporated by reference into this Prospectus.

                                            THREE MONTHS   NINE MONTHS
                                               ENDED          ENDED                                             SIX MONTHS
                                             MARCH 31,     DECEMBER 31,       YEARS ENDED DECEMBER 31,        ENDED JUNE 30,
                                            ------------   ------------   ---------------------------------   ---------------
                                                1992           1992        1993     1994     1995     1996     1996     1997
                                            ------------   ------------   ------   ------   ------   ------   ------   ------
                                                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)               (UNAUDITED)
STATEMENT OF OPERATIONS DATA:(A)
Revenues:
  Real Estate Sales:
  Homesite................................    $   0.2         $  5.1      $ 11.8   $ 15.0   $ 24.1   $ 43.9   $ 24.2   $ 12.1
  Tract...................................        4.6           16.1        24.7     25.8     31.1     62.7     36.0     12.7
  Residential.............................        0.5            4.5         8.3     11.5     27.7     21.0      9.3      9.3
                                              -------         ------      ------   ------   ------   ------   ------   ------
        Total real estate sales...........        5.3           25.7        44.8     52.3     82.9    127.6     69.5     34.1
  Utility revenue.........................        3.7            9.9         4.5      2.9       --       --       --       --
  Other operating revenue.................        3.3            7.4         8.9      6.9      6.7      4.9      2.3      1.4
  Interest Income.........................        2.2            8.6        11.0      8.3      7.8      6.3      3.1      3.1
  Other Income............................         --             --          --       --      0.6       --       --       --
                                              -------         ------      ------   ------   ------   ------   ------   ------
        Total revenues....................       14.5           51.6        69.2     70.4     98.0    138.8     74.9     38.6
                                              -------         ------      ------   ------   ------   ------   ------   ------
Cost and expenses:
  Direct cost of real estate sales:
    Homesite..............................        0.2            3.5         8.5     10.5     17.2     35.2     18.4     11.2
    Tract.................................        2.4            6.7        15.5     17.9     26.1     51.4     29.6     11.7
    Residential...........................        0.4            4.0         7.2     10.1     23.1     16.7      7.1      8.4
                                              -------         ------      ------   ------   ------   ------   ------   ------
        Total direct cost of real estate
          sales...........................        3.0           14.2        31.2     38.5     66.4    103.3     55.1     31.3
  Inventory valuation reserves............         --             --          --       --      4.9     12.3       --       --
  Selling expense.........................        1.2            4.0         7.5      7.5      9.8     13.5      5.8      4.0
  Utility operating expense...............        2.4            8.1         5.0      2.0       --       --       --       --
  Other operating expense.................        2.6            7.8         5.9      5.1      4.0      2.0      1.3      0.6
  Other real estate costs.................        3.3            5.5        15.5     22.6     20.5     19.4      8.7      5.8
  General and administrative expense......        2.9            8.5         9.8     10.6     10.4     11.5      5.4      4.7
  Depreciation............................        1.2            3.2         2.1      1.1      1.2      0.9      0.5      0.4
  Cost of borrowing, net of amounts
    capitalized...........................        1.3           10.8        10.9     14.8     14.3     13.4      6.4      8.7
  Other (income) expense, net.............         --             --          --       --      0.5      0.5      0.2      0.5
                                              -------         ------      ------   ------   ------   ------   ------   ------
        Total costs and expenses..........       17.9           62.1        87.9    102.2    132.0    176.8     83.4     56.0
                                              -------         ------      ------   ------   ------   ------   ------   ------
Loss before non-recurring and
  extraordinary items.....................       (3.4)         (10.5)      (18.7)   (31.8)   (34.0)   (38.0)    (8.5)   (17.4)
                                              -------         ------      ------   ------   ------   ------   ------   ------
  Other income (expense) (non-recurring
    items):
    Reorganization reserves
      Utility Trust.......................         --             --          --       --      0.8     11.9       --       --
      Utility connection..................         --             --          --       --       --      4.1       --       --
      C/R termination.....................         --             --          --       --      2.8       --       --       --
      Deferred property tax...............         --             --          --       --      2.2       --       --       --
      Income tax..........................         --             --          --       --      1.5       --       --       --
      Adm/Convenience class...............         --             --          --       --      1.7       --       --       --
      Section 365 (j) liens...............         --            4.0          --       --       --       --       --       --
      Mechanics liens.....................         --            5.0          --       --       --       --       --       --
      Other...............................         --            5.0          --      0.7      1.7      2.6      1.3      1.8
    Utility condemnation..................         --          (15.1)         --     34.2       --      4.1      4.1       --
    Contracts receivable cancellation
      provision...........................       (3.4)         (12.6)         --       --       --       --       --       --
    Sale of Julington Creek Country
      Club................................       (2.3)            --          --       --       --       --       --       --
    Sale of Fla. Homefinders..............         --             --          --       --      2.3       --       --       --
    Assign Jensen Bch receivable..........         --             --          --       --      2.0       --       --       --
    Loan refinancing expense..............         --             --          --     (2.6)      --       --       --       --
    Land mortgages receivable valuation
      discount............................         --             --          --       --     (1.2)      --       --       --
    Miscellaneous.........................         --            0.3         0.2      0.6     (0.4)     2.8      3.2     (0.3)
                                              -------         ------      ------   ------   ------   ------   ------   ------
        Total non-recurring items.........       (5.7)         (13.4)        0.2     32.9     13.4     25.5      8.6      1.5
                                              -------         ------      ------   ------   ------   ------   ------   ------

                                            THREE MONTHS   NINE MONTHS
                                               ENDED          ENDED                                             SIX MONTHS
                                             MARCH 31,     DECEMBER 31,       YEARS ENDED DECEMBER 31,        ENDED JUNE 30,
                                            ------------   ------------   ---------------------------------   ---------------
                                                1992           1992        1993     1994     1995     1996     1996     1997
                                            ------------   ------------   ------   ------   ------   ------   ------   ------
                                                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)               (UNAUDITED)
Income (loss) before reorganization
  items...................................       (9.1)         (23.9)      (18.5)     1.1    (20.6)   (12.5)     0.1    (15.9)
Income from reorganization items..........       12.9             --          --       --       --       --       --       --
                                              -------         ------      ------   ------   ------   ------   ------   ------
Income (loss) before extraordinary
  items...................................        3.8          (23.9)      (18.5)     1.1    (20.6)   (12.5)     0.1    (15.9)
Extraordinary items.......................      950.6             --          --       --       --       --       --       --
Extraordinary gains on extinguishment of
  debt....................................         --             --          --       --       --     13.7      3.8       --
                                              -------         ------      ------   ------   ------   ------   ------   ------
Net income (loss).........................    $ 954.4         $(23.9)     $(18.5)  $  1.1   $(20.6)  $  1.2   $  3.9   $(15.9)
                                              =======         ======      ======   ======   ======   ======   ======   ======
Income (loss) before extraordinary items
  per common share........................    $   .46         $(2.45)     $(1.91)  $  .11   $(2.12)  $(1.29)  $  .01   $(1.63)
                                              =======         ======      ======   ======   ======   ======   ======   ======
Net income (loss) per common share........    $114.11         $(2.45)     $(1.91)  $  .11   $(2.12)  $  .12   $  .40   $(1.63)
                                              =======         ======      ======   ======   ======   ======   ======   ======
Weighted average common shares
  outstanding.............................        8.4            9.8         9.7      9.6      9.7      9.7      9.7      9.8
                                              =======         ======      ======   ======   ======   ======   ======   ======
OTHER FINANCIAL DATA:
NET INCOME (LOSS).........................    $ 954.4         $(23.9)     $(18.5)  $  1.1   $(20.6)  $  1.2   $  3.9   $(15.9)
Cash flows from operating activities......       41.9           14.8       (17.9)   (33.2)   (24.9)    15.0     22.1     (2.2)
Cash flows from investing activities......        0.1           43.6        17.2     43.9      2.2     30.4     26.3     11.9
Cash flows from financing activities......       37.3          (12.6)      (34.7)   (12.1)    13.9    (41.9)   (43.0)   (12.3)
Net cash interest expense.................        1.3           13.6        18.3     14.6     14.7     13.5      6.6      7.6
Capital expenditures......................       (0.4)          (1.1)       (1.1)    (3.6)    (1.6)    (0.2)    (0.2)    (0.2)
Ratios:
  Earnings to fixed charges and preferred
    stock dividends.......................      204.1x          (0.0)x       0.4x     1.0x     0.1x     1.1x     1.4x    (0.5)x
        Total debt to Net Income..........        0.2x          (9.5)x      11.0x   173.0x   (10.7)x  141.0x    46.2x    (8.1)x
BALANCE SHEET DATA (END OF PERIOD):
Cash and investments......................        3.5           49.2        13.8     12.3      3.6      7.1      8.9      4.5
Total assets..............................      476.5          439.2       367.2    348.6    332.8    263.4    279.9    232.9
Long term debt, including current
  maturities..............................      235.9          228.2       203.3    190.3    221.0    169.2    180.3    137.1
Stockholders' equity......................    $ 119.9         $ 94.5      $ 73.2   $ 74.7   $ 54.4   $ 56.4   $ 58.3   $ 50.8

                  NOTES TO SELECTED HISTORICAL FINANCIAL DATA

FRESH START REPORTING

(a) The Company's consolidated financial statements subsequent to March 31, 1992 have been prepared as if the Company were a new reporting entity and reflect the recording of the Company's assets and liabilities at their fair values as of March 31, 1992 and the discharge of pre-petition liabilities relating to creditors' claims against the Company. The reorganization value of the Company was determined after consideration of several factors and by reliance on various valuation methods, including discounted cash flows and other applicable ratios. The factors considered by the Company and its independent advisors included forecasted operating and cash flows results which gave effect to the estimated impact of corporate restructuring and other operating program changes, limitations on the use of the available net operating loss carryovers and other tax attributes resulting from the plan of reorganization and other events, the discounted residual value at the end of the forecast period based on the capitalized cash flows for the last year of that period, market share and position, competition and general economic considerations, projected sales growth, potential profitability and working capital requirements.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     The Common Stock is quoted on the NASDAQ National Market System under the Symbol "AGLF." The following table sets forth the high and low closing sales prices of the Common Stock for the periods indicated.

                                                      1997             1996             1995
                                                  SALES PRICE      SALES PRICE      SALES PRICE
                                                  ------------     ------------     ------------
                 QUARTER ENDED                    HIGH     LOW     HIGH     LOW     HIGH     LOW
                 -------------                    ----     ---     ----     ---     ----     ---
March 31........................................  6        4 1/8   6 3/4    5 3/8   10 1/4   8 3/8
June 30.........................................  6 41/64  5 1/2   6 3/8    5 1/2    9       5 3/4
September 30....................................  6 3/4    5 5/8   6        4 7/8    8 1/2   6 3/8
*December 31....................................  6 1/8    5 3/4   5 3/8    3 15/16  7 5/8   6 1/4

---------------

* Through October 21, 1997

     As of June 30, 1997 there were approximately 30,000 holders of record of Common Stock, which excludes holders whose stock is held in nominee or street name by brokers. The last reported sale price of the Common Stock on the NASDAQ National Market System on October 21, 1997 was $5.75.

     No dividends have been paid on the Common Stock during the last two fiscal years. Under the Foothill Debt agreements the Company has agreed not to declare or pay any dividend (other than dividends payable solely in its common stock or preferred stock) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any capital stock of the Company. Furthermore, no cash dividends can be paid on Common Stock if any cash dividend arrearages exist on the Preferred Stock or the Company is in default on any of its repurchase obligations regarding the Preferred Stock.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     As of the date hereof, the Company's authorized capital stock consists of 70,000,000 shares of Common Stock and 4,500,000 shares of Preferred Stock, par value $.01 per share. Of such authorized Common Stock, (a) 11,514,269 shares are outstanding (including 13,290 shares held in a disputed claims reserve account maintained by the Company for the benefit of unsecured creditors under the POR whose claims have not yet been allowed) (excluding shares granted automatically to directors in lieu of fees); (b) 10,000,000 shares are reserved for issuance upon conversion of the Series A Preferred Stock; (c) 8,000,000 shares are reserved for issuance upon conversion of the Series B Redeemable Preferred Stock; (d) 1,500,000 shares are reserved for issuance pursuant to the 1996 Warrants; (e) 5,000,000 shares are reserved for issuance upon the exercise of the Investor Warrants; (f) 86,277 shares are held in the Company's treasury; (g) 1,241,000 shares are reserved for issuance upon the exercise of employee and director stock options; and (h) the remaining shares are authorized but unissued. Of the authorized Preferred Stock, (a) 2,500,000 are designated Series A Preferred Stock, with a liquidation preference of $10 per share, 1,996,475 of which were issued to Apollo pursuant to the Investment Agreement and the remainder (503,525 shares) are reserved for issuance, and (b) 2,000,000 shares are designated Series B Redeemable Preferred Stock, with a liquidation preference of $10 per share, 1,000,000 of which were issued to the Private Purchasers in the Private Placement and 1,000,000 of which are to be issued at the Unit Closing (assuming all Rights are exercised).

COMMON STOCK

     Holders of Common Stock have no preemptive rights to purchase or subscribe for securities of the Company, and the Common Stock is not convertible into any other securities or subject to redemption by the Company.

     Subject to the rights of the holders of the Series A Preferred Stock and the Series B Redeemable Preferred Stock, which have a preference and priority over the Common Stock, the holders of the Common Stock are entitled to dividends in such amounts as may be declared by the Board from time to time out of funds legally available for such payments and, in the event of liquidation, to share ratably in any assets of the Company remaining after payment in full of all creditors and provision for any liquidation preferences on any outstanding Preferred Stock ranking senior to the Common Stock. Prior to the amendment of the Company's Restated Certificate of Incorporation on June 24, 1997, such certificate provided for mandatory dividends on the Common Stock equal to 25 percent of Available Cash (as defined in the POR) after all indebtedness issued under the POR was paid in full, although dividends did not accrue if the Company was unable to pay them due either to a lack of Available Cash, surplus capital or net profits, or applicable provisions of Delaware law. This mandatory dividend feature was eliminated as of June 24, 1997.

     American Stock Transfer & Company serves as the registrar and transfer agent for the Common Stock.

SERIES A PREFERRED STOCK

     A summary of certain of the preferences, powers, and rights of the Series A Preferred Stock and the differences between the Series A Preferred Stock and the Series B Redeemable Preferred Stock are set forth herein under the caption "The Apollo Transaction -- The Series A Preferred Stock."

SERIES B REDEEMABLE PREFERRED STOCK

     A summary of the preferences, powers, and rights of the Series B Redeemable Preferred Stock is set forth herein under the caption "Description of the Units -- Series B Redeemable Preferred Stock."

                       FEDERAL INCOME TAX CONSIDERATIONS

     Based on the information set forth in this Prospectus and assuming the issuance of the Rights in the manner and on the terms and conditions described herein, Arent Fox Kintner Plotkin & Kahn, counsel to the Company, is of the opinion that this section of the Prospectus captioned "Federal Income Tax Considerations" (the "Tax Summary") accurately summarizes the material federal income tax consequences to a Stockholder or 1996 Holder of receiving, holding, exercising or selling (i) the Rights and (ii) Units acquired through the exercise of the Rights. Although such opinion represents the counsel's best judgement as to matters set forth in the tax section, such opinion does not bind the Internal Revenue Service ("IRS") or any court.

     The Tax Summary is a general discussion of certain of the anticipated federal income tax consequences of the issuance, exercise or lapse of the Rights and purchase and disposition of the Series B Redeemable Preferred Stock. Neither the Tax Summary nor the opinion of Company's counsel considers federal income tax consequences of the Rights Offering to any particular Stockholder or 1996 Holder, or federal income tax consequences of the Rights Offering that may be relevant to particular classes of Stockholders or 1996 Holders, such as banks, insurance companies and foreign individuals and entities. This Tax Summary is not intended as tax advice and is based on the Company's understanding of federal income tax laws as currently interpreted. No representation is made regarding the continuation of such laws or of such interpretations, and no discussion is contained herein regarding the possible effects of any applicable state, local or foreign tax laws, or taxes other than federal income taxes.

     EACH RIGHTS HOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH RIGHTS HOLDER (INCLUDING THE APPLICABILITY AND EFFECT OF THE CONSTRUCTIVE OWNERSHIP RULES AND STATE, LOCAL, FOREIGN AND OTHER TAX LAWS) OF THE ISSUANCE, EXERCISE OR LAPSE OF RIGHTS AND THE PURCHASE AND DISPOSITION OF SERIES B REDEEMABLE PREFERRED STOCK PURSUANT TO THE RIGHTS OFFERING.

RIGHTS ISSUANCE

  Stockholders

     Section 305(a) of the Code generally provides that gross income does not include the amount of any distribution by a corporation to its stockholders of stock or rights to acquire stock of that corporation. Sections 305(b) and (c) of the Code and Treasury regulations thereunder set forth several exceptions to the general rule of Section 305(a). If one of the exceptions were to apply to the Rights issuance, the value of the Rights would be treated as (a) a dividend (ordinary income) to the extent of the Company's accumulated or current earnings and profits, if any, and (b) any value of the Rights in excess of the earnings and profits would be treated first as a tax free return of capital to the extent of a holder's tax basis and then a gain from a sale or exchange of the stock. Generally, the exceptions apply to distributions which are designed to have the effect of distributing cash or property other than common stock to some stockholders while increasing other stockholders' ownership of a company's common equity. Because the distributions of Rights is being made to all Stockholders and 1996 Holders and no holder of the Common Stock or 1996 Warrants will receive a distribution of money or property in lieu of receiving Rights or in exchange for not exercising the Rights, Company's counsel believes it unlikely that the distribution of Rights could have such an effect. Accordingly, this discussion assumes that the general rule of Section 305(a) applies to the distribution of Rights to the Stockholders and 1996 Holders. It is noted that the applicable Treasury regulations provide that a distribution of preferred stock convertible into common stock (or of rights to acquire such preferred stock) is likely to result in a distribution described in the exceptions to
Section 305, if (i) the conversion rights must be exercised within a short period of time and (ii) the terms (such as dividend rate, marketability, redemption rights and conversion price) of the preferred stock are such that it may be anticipated that some stockholders will exercise their conversion rights and others will not. The regulations further provide that where the conversion right may be exercised over a period of many years and the dividend rate is consistent with market conditions at the time of distribution of the stock, there is no basis for predicting at what time and the extent to which the stock is to be converted and it is unlikely that a disproportionate distribution will result. Inasmuch as (i) none of the Series B Redeemable Preferred Stock can be redeemed or put for at least three years, (ii) the conversion right may be exercised throughout the period the Series B Redeemable Preferred Stock is outstanding and (iii) the Preferred Stock carries a significant dividend, Company's counsel does not believe that this regulatory provision should cause the distribution of the Rights to be deemed an exception to the general rule of
Section 305 (a).

  1996 Holders

     Section 305(a) is not applicable to the 1996 Holders since they are not receiving the Rights as a distribution on stock owned by them. However, under general principles of federal income tax law including the case law which led to the enactment of Section 305(a), the 1996 Holders should not recognize income on the receipt of the Rights because (i) the Rights are being issued pursuant to certain anti-dilution provisions of the 1996 Warrants and (ii) the purpose and effect of their receipt of the Rights is to avoid changing their proportionate interest in the Company.

RIGHTS' TAX BASIS

  Stockholders

     Under Section 307 of the Code, the tax basis of the Rights in the hands of a stockholder to whom the Rights were issued will be zero and the tax basis of the Common Stock held by the stockholder with respect to which the Rights were issued (the "Old Stock") will be unchanged unless the Rights are exercised or sold. If the Rights are exercised or sold their tax basis in the hands of a Stockholder will be determined by allocating the tax basis of the Old Stock and the Rights in proportion to their relative fair market values on the date of distribution. However, if the fair market value of the Rights on the date of distribution is less than 15% of the fair market value of the Old Stock, the fair market value of the Rights will be deemed (and the tax basis of the Rights will be) zero and the tax basis of the Old Stock will be unchanged unless a Stockholder makes an irrevocable election to compute the basis of all Rights received in the manner described in the preceding sentence. This election is made by attaching a statement to such Stockholder's federal income tax return filed for the taxable year in which the Rights are received by a Stockholder. The Company has not obtained an independent appraisal of the valuation of the Old Stock or the Rights and, therefore, each Stockholder individually must determine how the rules of Section 307 of the Code will apply in that Stockholder's particular situation. For federal income tax purposes, the fair market value of property is the price at which the property would change hands between a willing buyer and a willing seller, where neither party was under a compulsion to buy or sell and both had reasonable knowledge of all the relevant facts. Where, as is expected to be the case with the Rights, the property is publicly traded (e.g., on a stock exchange or the NASDAQ National Market System, or in an over-the counter market), the fair market value will generally be the mean between the highest and lowest quoted selling prices for the valuation date. If there are no sales on the valuation date, the fair market value is determined by taking a weighted (based on days from the valuation date) average of sales occuring within a reasonable period of the valuation date.

  1996 Rights Holders

     1996 Rights Holders should allocate the basis of their 1996 Warrants between the 1996 Warrants and the Rights in proportion to their fair market values.

EXERCISE OF RIGHTS

     The Series B Redeemable Preferred Stock and the Series B Warrants received upon the exercise of Rights will constitute an "investment unit". The tax basis of the investment unit will be equal to the sum of (i) the basis, if any, of the Rights exercised and (ii) the amount paid upon exercise of the Rights. The basis of the investment unit must be allocated between the Series B Redeemable Preferred Stock and the Series B Warrants in proportion to their fair market values. The agreements between the Company and the Private Purchasers allocate their $10 per share purchase price $9.88 to the Series B Redeemable Preferred Stock and $0.06 to each of the Series B Warrants. Although this allocation was arrived as part of the overall negotiations between the Company and the Private Purchasers it is not binding on the Internal Revenue Service. The holding period of the Series B Redeemable Preferred Stock and the Series B Warrants acquired upon exercise of Rights will commence upon the exercise of the Rights by the holder thereof.

EXPIRATION OF THE RIGHTS

  Stockholders

     Stockholders who allow the Rights received by them on the date of distribution to expire unexercised will not recognize any gain or loss, and no adjustment will be made to the basis of their Common Stock.

  1996 Holders

     1996 Holders who allow the Rights received by them on the date of distribution to expire unexercised should recognize a capital loss equal to the basis of the Rights.

SERIES B REDEEMABLE PREFERRED STOCK

  Basis and Holding Period

     The basis of each share of Series B Redeemable Preferred Stock acquired upon exercise of Rights will equal its pro rata (based on the relative values of the Series B Redeemable Preferred Stock and the Series B Warrants acquired) portion of the sum of the Subscription Price and the basis, if any, in the Rights exercised. The holding period for such Series B Redeemable Preferred Stock will begin on the date the Rights are exercised.

  Dividend Payments

     A holder of Series B Redeemable Preferred Stock who receives a distribution thereon will be treated as having received, on the dividend payment date, a dividend taxable as ordinary income to the extent of the Company's current and accumulated earnings and profits in the year in which such distribution is made.

Corporate holders will generally be eligible for the dividends received deduction as set forth in Section 243 of the Code. The amount of any distribution described above will be the amount of cash plus the fair market value of any property received. To the extent that the amount of any distribution exceeds the Company's allocable current and accumulated earnings and profits, such excess will first be applied against and reduce the recipient's adjusted tax basis in the shares with respect to which such distribution is made and second, to the extent that such excess is greater than the recipient's adjusted tax basis, will be treated as capital gain (assuming the shares with respect to which such distribution is made are held as a capital asset).

     Corporate holders of Series B Redeemable Preferred Stock otherwise entitled to the dividends received deduction should consider the minimum holding period requirements of Section 246(c) of the Code, the "debt-financed portfolio stock" rules of Section 246A of the Code, and the "extraordinary dividend" provisions of Section 1059 of the Code, the effects of which are to reduce or eliminate the benefit of the dividends received deduction with respect to Series B Redeemable Preferred Stock subject to such rules. Corporate holders of Series B Redeemable Preferred Stock should also consider whether any dividends received deduction allowed for dividends received on Series B Redeemable Preferred Stock may either cause or increase the holder's liability for the alternative minimum tax.

  Sale or Exchange

     Upon the sale or taxable exchange of Series B Redeemable Preferred Stock, the holder will recognize gain or loss equal to the difference between the amount realized and the holder's adjusted tax basis in the Series B Redeemable Preferred Stock. Assuming the shares are held as a capital asset, the resulting gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the Series B Redeemable Preferred Stock was held for more than one year.

  Redemption of Series B Redeemable Preferred Stock

     A redemption of Series B Redeemable Preferred Stock for cash will be a taxable event. Generally, any redemption of the Series B Redeemable Preferred Stock would result in taxable gain or loss equal to the difference between the amount of cash received (except to the extent of accumulated dividends on the Series B Redeemable Preferred Stock) and the Stockholder's tax basis in the Series B Redeemable Preferred Stock redeemed if the redemption (a) results in a "complete redemption" of the holder's stock interest in the Company under
Section 302(b)(3) of the Code, (b) is "substantially disproportionate" with respect to the Stockholder under Section 302(b)(2) of the Code, (c) is "not essentially equivalent to a dividend" with respect to the Stockholder under
Section 302(b)(1) of the Code, or (d) is from a non-corporate Stockholder in partial liquidation of the Company under Section 302(b)(4) of the Code. A redemption is substantially disproportionate only if it reduces the redeemed Stockholder's voting percentage and common stock ownership by at least 20%. Whether a redemption is not essentially equivalent to a dividend is more subjective, but it does require some reduction in the Stockholder's percentage interest of the Company. In determining whether any of these tests have been met, shares considered to be owned by the Stockholder by reason of the constructive ownership rules set forth in Section 318(a) of the Code (pursuant to which a Stockholder will be deemed to own shares owned by certain related individuals and entities and shares that may be acquired upon the exercise of an option, unless such constructive ownership can be (and is) waived under Section 302(c) of the Code), as well as the shares actually owned, would generally be taken into account. Such gain or loss would be a capital gain or loss (assuming the shares with respect to which such distribution is made are held as a capital asset).

     If the redemption does not satisfy any of the tests under Section 302(b) of the Code, then the gross proceeds will be treated under Section 301 of the Code as a distribution taxable as a dividend to the extent of the Company's current and accumulated earnings and profits (see "Federal Income Tax Considerations -- Series B Redeemable Preferred Stock -- Dividend Payments," above), and any excess will be treated first as a non-taxable return of capital and then as a gain upon a sale or exchange of the Series B Redeemable Preferred Stock, which gain will be long-term capital gain (assuming the shares are held as a capital asset) if the Series B Redeemable Preferred Stock has been held for more than one year. A holder who is taxed upon proceeds of redemption as a dividend would transfer the tax basis in the Series B Redeemable Preferred Stock

(reduced for any amounts treated as non-taxed portion of extraordinary dividends or as a return of capital) to the holder's remaining stock interest in the Company. If the Stockholder does not retain any stock ownership in the Company, the Stockholder may lose such basis entirely.

  Redemption Premium

     Under Section 305 of the Code and applicable Treasury regulations, if the redemption price of the Series B Redeemable Preferred Stock exceeds its issue price, such excess may constitute a redemption premium which is deemed to be a taxable distribution to the holder on an economic accrual basis over the period during which the Series B Redeemable Preferred Stock cannot be redeemed. Such distribution would be treated as a dividend to the extent of the Company's current and accumulated earnings and profits, with any remaining distribution treated first as a non-taxable return of capital and then as gain arising from a sale or exchange. A determination by the Company as to whether there is a redemption premium deemed to be a taxable distribution will be binding on a holder, unless the holder explicitly discloses to the IRS that its determination and treatment of redemption premium differs from that of the Company.

     This rule requiring current inclusion of any redemption premium does not apply if the redemption premium is less than one quarter of one percent multiplied by the redemption price multiplied by the number of years until the likely redemption date. The issue price of the Series B Redeemable Preferred Stock would be the basis allocated to it upon exercise of the Rights. Its redemption price is $10 per share. Inasmuch as the holders have an option to require the redemption of the Series B Redeemable Preferred Stock after the fourth anniversary of its issuance, subject to certain limitations that would, if all holders exercised their rights, result in 1/3 of the shares being redeemed immediately following each of the 4th, 5th and 6th anniversary of issuance, the number of years until the redemption date should be deemed to be 5 (the average weighted maturity of the shares assuming the holders exercise their options). Accordingly, as long as the basis allocated to the preferred stock is at least $9.875 a share ($10 less (0.25% X $10 X 5 years)), redemption premium would, subject to the possibility (discussed in the following paragraph) that accrued but unpaid dividends would be treated as redemption premium, be de minimis and its current inclusion in income would not be required.

     The legislative history to 1990 amendments to Section 305 of the Code states that the IRS may provide that disguised redemption premium exists where cumulative preferred stock is issued without a discount but at the time of issuance there is no intention for the dividends to be paid currently. The preamble to the 1995 Treasury regulations implementing the 1990 amendments states that, because of the complexity of the issue, the regulations do not provide rules for such unpaid cumulative dividends, but that the IRS and Treasury will continue to consider the issue. If dividends are not paid currently on the Series B Redeemable Preferred Stock, it is possible that the IRS would attempt to treat the unpaid dividends as redemption premium; however, in the absence of additional pronouncements from the IRS or Treasury, such a position seems unlikely.

  Conversion to Common Stock

     No gain or loss will be recognized for federal income tax purposes upon the conversion of the Series B Redeemable Preferred Stock into Common Stock, except with respect to any cash received in exchange for a fractional interest. The tax basis for the Common Stock received upon conversion will be equal to the tax basis of the Series B Redeemable Preferred Stock reduced by the portion of such basis allocable to any fractional interest exchanged for cash. Provided that the Series B Redeemable Preferred Stock was held as capital assets, the holding period of the shares of Common Stock will include the holding period of the Series B Redeemable Preferred Stock converted. Income realized upon the receipt of cash paid in lieu of fractional shares of Common Stock will be taxed immediately to the holder of such fractional shares.

  Adjustment to Conversion Ratio

     Section 305 of the Code renders taxable certain actual or constructive distributions of stock with respect to stock and convertible securities. Regulations promulgated under Section 305 provide that an adjustment in the conversion ratio of convertible preferred stock made pursuant to a bona fide, reasonable formula which has the effect of preventing dilution of the interest of the holders of such stock will not be considered to result in a taxable dividend under Section 301 of the Code. Any adjustment in the conversion ratio of the Series B Redeemable Preferred Stock to reflect taxable distributions on the Common Stock would be treated as a constructive distribution of stock to the holders of Series B Redeemable Preferred Stock and would be taxable as a dividend to the extent of current or accumulated earnings and profits of the Company. The amount of the dividend to a holder of Series B Redeemable Preferred Stock resulting from such an adjustment would be measured by the fair market value of the additional Common Stock (or fraction thereof) that would be obtainable as a result of adjustment of the conversion price. There can be no assurance and none is hereby given that an adjustment to the conversion ratio of the Series B Redeemable Preferred Stock will not result in a taxable dividend under Section 301.

SERIES B WARRANTS

  Basis and Holding Period

     The basis of each Series B Warrant acquired upon exercise of Rights will equal its pro rata (based on the relative values of the Series B Redeemable Preferred Stock and the Series B Warrants acquired) portion of the sum of the Subscription Price and the basis, if any, in the Rights exercised.

  Exercise of Series B Warrants

     No gain or loss will be recognized by a holder of Series B Warrants upon the exercise of the Series B Warrants. The holding period of Common Stock acquired by a holder upon exercise of Series B Warrants will commence upon the exercise of the Series B Warrants thereof. The tax basis of shares acquired upon the exercise of the Series B Warrants will be equal to the sum of the basis of the Series B Warrants exercised and the exercise price paid for such shares of Common Stock.

  Sale or Exchange

     Upon the sale or taxable exchange of Series B Warrants, the holder will recognize gain or loss equal to the difference between the amount realized from such sale or exchange and the holder's adjusted tax basis in the Series B Warrants. Assuming that shares of Common Stock which would have been acquired by the holder if he or she had exercised the option would be a capital asset in the hands of the holder, the resulting gain or loss will be a capital gain or loss and will be a long-term capital gain or loss, if the Series B Warrants were held for more than one year.

  Expiration of Series B Warrants

     A holder who allows Series B Warrants to expire without being exercised will be treated as having disposed of the Series B Warrants in a taxable exchange on the date of expiration. Accordingly, such a holder will recognize loss equal to the holder's basis in the Series B Warrants. If the shares of Common Stock which would have been acquired by the holder upon exercise of the Series B Warrants would have been a capital asset in the hands of the holder, the loss recognized upon expiration of the Series B Warrants will be a capital loss. Such loss will be a long-term capital loss if the holder's holding period for the Series B Warrants was more than one year.

GENERAL BACKUP WITHHOLDING AND REPORTING REQUIREMENTS

     Under Section 3406 of the Code and applicable Treasury regulations, a holder of Series B Redeemable Preferred Stock or Common Stock may be subject to backup withholding tax at the rate of 20% with respect to dividends paid on, or the proceeds of a sale or redemption of, such stock, as the case may be. The payor will be required to deduct and withhold the tax if (a) the payee fails to furnish a taxpayer identification number ("TIN") to the payor or fails to certify under the penalty of perjury that such TIN is correct, (b) the Internal Revenue Service ("IRS") notifies the payor that the TIN furnished by the payee is incorrect, (c) there has been a notified payee under reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code, or (d) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to withholding under Section 3406(a)(1)(C) of the Code. As a result, if any one of the events discussed above occurs with respect to a holder, the payor will be required to withhold a tax equal to 20% from any payment of dividends or proceeds made with respect to the holder's Series B Redeemable Preferred Stock or Common Stock unless an exemption applies under applicable law and is established in a manner acceptable to the payor. Reports will be made annually or otherwise as may be required to the IRS and to the holders of record that are not excepted from such reporting requirements with respect to distributions on the Series B Redeemable Preferred Stock. Such reporting will be made on IRS Form 1099 or on such other form as may be prescribed under the rules issued by the IRS.

                                 LEGAL MATTERS

     The validity of the Rights, Series B Redeemable Preferred Stock, Series B Warrants and underlying Common Stock offered hereby and the federal income tax matters covered herein will be passed upon for the Company by Arent Fox Kintner Plotkin & Kahn, Washington, D.C.

                                    EXPERTS

     The consolidated financial statements of the Company incorporated by reference in the Company's Annual Report (Form 10-K, as amended) for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in its report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                                                      APPENDIX A

                      STATEMENT OF PREFERENCES AND RIGHTS,
                      SERIES B REDEEMABLE PREFERRED STOCK

     The 20% Cumulative Redeemable Convertible Preferred Stock, Series B, of Atlantic Gulf Communities Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation") shall have the following powers, preferences, and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, in addition to those set forth in the attached Amended and Restated Certificate of Incorporation of the Corporation (all capitalized terms used without definition are defined in Section 15 of this Statement of Preferences and Rights (this "Certificate of Designation")):

          1. Designation. The series of preferred stock established hereby shall be designated the "20% Cumulative Redeemable Convertible Preferred Stock, Series B" (and shall be referred to herein as the "Series B Preferred Stock") and the authorized number of shares of Series B Preferred Stock shall be 2,000,000.

          2. Rank. The Series B Preferred Stock shall, with respect to dividend distributions and distributions upon the voluntary or involuntary liquidation, winding up and dissolution of the Corporation, rank (i) senior to all classes of Common Stock and each other class of Capital Stock of the Corporation or series of preferred stock of the Corporation hereafter created which is not Senior Stock or Parity Stock ("Junior Stock"), (ii) pari passu with any Parity Stock (subject to any differing security interests between different classes of Parity Stock) and (iii) junior to any Senior Stock. There is no Senior Stock outstanding on the date hereof, and there is no Parity Stock outstanding on the date hereof other than the 20% Cumulative Redeemable Convertible Preferred Stock, Series A (the "Series A Preferred Stock"), the holders of which have certain security interests and rights to which the Holders of Series B Preferred Stock are not entitled. Senior Stock or Parity Stock may be authorized or issued only in accordance with the provisions of Section 7(b).

          3. Dividends. (a) Subject to the provisions of Section 3(c), beginning on the Original Issue Date, the Holders shall be entitled to receive, when, as and if declared by the Board of Directors, but only out of funds legally available therefor, distributions in the form of cash dividends on each share of Series B Preferred Stock at an annual rate equal to 20% of the Liquidation Preference in effect from time to time and no more. All Dividends shall be cumulative, whether or not declared, on a daily basis from the date of original issuance and shall be payable quarterly in arrears on each Dividend Payment Date commencing on September 30, 1997. Each dividend shall be payable with respect to Series B Preferred Stock held by Holders as they appear on the stock books of the Corporation on each Dividend Record Date. Dividends shall cease to accumulate in respect of Series B Preferred Stock on the Redemption Date, the Conversion Date or the Repurchase Date for such shares, as the case may be, unless, in the case of a Redemption Date or Repurchase Date, the Corporation defaults in the payment of the amounts necessary for such redemption or in its obligation to deliver certificates representing Common Stock issuable upon such conversion, as the case may be, in which case, dividends shall continue to accumulate at an annual rate of 23% of the Liquidation Preference in effect from time to time (the "Default -- Dividend Rate") until such payment or delivery is made. If the Corporation defaults in the payment of amounts due upon a Repurchase Date, interest shall accrue on the amount of such obligation at the Default Dividend Rate until such payment is made (with all interest due).

             (b) Dividends on account of arrears for any past Dividend Period and dividends in connection with any optional redemption pursuant to
        Section 5(a) may be declared and paid at any time, without reference to any regular Dividend Payment Date, to Holders on such date, not more than forty-five (45) days prior to the payment thereof, as may be fixed by the Board of Directors.

             (c) Notwithstanding anything to the contrary in the preceding provisions of this Section 3, following an Event of Default, the Holders shall be entitled to receive dividends on each share of Series B Preferred Stock at an annual rate equal to the Default Dividend Rate, payable in cash.

             (d) So long as any Series B Preferred Stock is outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any Junior Stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Junior Stock, or any warrants, rights, calls or options exercisable for any Junior Stock (except such securities which are debt securities or Senior Stock or Parity Stock) or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than, prior to the occurrence of an Event of Default, dividends, payments, purchases, acquisitions, redemptions, retirements or distributions in Junior Stock) and shall not permit any Subsidiary of the Corporation directly or indirectly to do any of the same in respect of such Junior Stock (other than, prior to the occurrence of an Event of Default, dividends, payments, purchases, acquisitions, redemptions, retirements or distributions in Junior Stock) unless and until all dividend arrearages on the Series B Preferred Stock have been paid in full in cash, and the Corporation is not in default of any of its obligations under Section 5 or Section 8.

             (e) Unless and until all dividend arrearages on the Series B Preferred Stock have been paid in full, all dividends declared by the Corporation upon Series B Preferred Stock or Parity Stock shall be declared pro rata with respect to all Series B Preferred Stock and Parity Stock then outstanding so that the amounts of any dividends declared per share on the Series B Preferred Stock and such Parity Stock bear the same ratio to each other at the time of declaration as all accrued and unpaid dividends on the Series B Preferred Stock and the Parity Stock bear to each other.

             (f) Dividends payable on the Series B Preferred Stock shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.

          4. Liquidation Preference. (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Holders shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to the then Liquidation Preference for each share outstanding, before any payment shall be made or any assets distributed to the holders of any Junior Stock. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the Holders and the holders of any outstanding Parity Stock, then, subject to the rights of the Holders pursuant to Section 8 and subject to any differing security interests between different classes of Parity Stock, the holders of all such shares shall share ratably in such distribution of assets in accordance with the amounts which would be payable on such distribution if the amount to which the Holders and the holders of any outstanding Parity Stock are entitled were paid in full. By acceptance hereof each Holder agrees that it shall respect the security rights and priorities of any holder of shares of Parity Stock or Senior Stock and shall not challenge the right of any holder of Parity Stock or Senior Stock to be paid in respect of any obligations of the Company under any Instruments between such holder and the Company or any of its Subsidiaries, including the right to be paid by any Subsidiary of the Company under any guarantee by such Subsidiary of the obligations of the Company.

             (b) For the purposes of this Section 4, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more corporations shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

          5. Redemption. (a) Optional Redemption. The Corporation may, at the option of the Board of Directors, redeem at any time on or after the third anniversary of the Original Issue Date, from any source of funds legally available therefor, in whole or in part, in the manner provided in Section 5(c), any or all of the Series B Preferred Stock, at a redemption price in cash equal to the then Liquidation Preference (the "Optional Redemption Price"); provided that no optional redemption shall be made unless full dividends have been or contemporaneously are declared and paid or declared and a sum set apart sufficient for such payment, on the Series B Preferred Stock for all Dividend Periods terminating on or prior to the Redemption Date; and provided, further, that no partial redemption shall be made for an amount of shares of Series B Preferred Stock less than such number as have an aggregate Liquidation Preference equal to the lesser of $1,000,000 or the aggregate Liquidation Preference of all outstanding Series B Preferred Stock.

             (b) Procedure for Redemption. (i) At least thirty (30) days and not more than sixty (60) days prior to the date fixed for any redemption of the Series B Preferred Stock, written notice (the "Redemption Notice") shall be given by first class mail, postage prepaid, to each Holder on the record date fixed for such redemption of the Series B Preferred Stock at such Holder's address as the same appears on the stock books of the Corporation. The Redemption Notice shall state:

                (1) that such notice constitutes a Redemption Notice pursuant to
           Section 5(a);

                (2) the Optional Redemption Price;

                (3) whether all or less than all the outstanding Series B Preferred Stock redeemable thereunder is to be redeemed and the total number of shares of such Series B Preferred Stock being redeemed;

                (4) the number of shares of Series B Preferred Stock held, as of the appropriate record date, by the specific Holder that the Corporation intends to redeem;

                (5) the Redemption Date;

                (6) that the Holder is to surrender to the Corporation his certificate or certificates representing the Series B Preferred Stock to be redeemed, specifying the place or places where, and the manner in which, certificates for Series B Preferred Stock are to be surrendered for redemption;

                (7) the date on which the Series B Preferred Stock called for redemption shall cease to be convertible; and

                (8) that dividends on the Series B Preferred Stock to be redeemed shall cease to accumulate on the Redemption Date, unless the Corporation defaults in the payment of the amounts necessary for such redemption, in which case, dividends shall continue to accumulate until such payment is made.

             (ii) Each Holder shall surrender the certificate or certificates representing such Series B Preferred Stock to the Corporation, duly endorsed, in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Optional Redemption Price for such shares so surrendered shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired. If less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

             (iii) If on or before the Redemption Date all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the Holders of the shares so called for redemption, so as to be and continue to be available therefor and not subject to claims of creditors of the Corporation, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, all shares so called for redemption shall no longer be deemed outstanding on and after such Redemption Date, and all rights with respect to such shares shall forthwith on such Redemption Date cease and terminate, except only the right of the Holders thereof to receive the amount payable on redemption thereof, without interest. Any interest accrued on such funds shall be paid to the Corporation from time to time.

     Any funds so set aside or deposited by the Corporation which shall not be required for such redemption because of the exercise of any right of conversion subsequent to the date of such deposit shall be released or repaid to the Corporation forthwith. Any funds so set aside or deposited, as the case may be, and unclaimed as of the first anniversary of such Redemption Date shall be released or repaid to the Corporation, after which the Holders of the shares so called for redemption shall look only to the Corporation for payment thereof.

          6. Conversion. (a) Conversion Right. The Holder of each share of Series B Preferred Stock shall have the right at any time, or from time to time (prior in each case to the thirtieth day following the date of the Redemption Notice if such share shall be called for redemption pursuant to
     Section 5), at the option of such Holder, to convert such share into Common Stock, on and subject to the terms and conditions hereinafter set forth. Subject to the provisions for adjustment hereinafter set forth, each share of Series B Preferred Stock shall be convertible into such number (calculated as to each conversion to the nearest 1/100th of a share) of fully paid and nonassessable shares of Common Stock, as is obtained by dividing the Liquidation Preference by the Conversion Price, in each case as in effect at the date any Series B Preferred Stock is surrendered for conversion.

             (b) Conversion Procedures. To exercise the conversion privilege, the Holder of any Series B Preferred Stock to be converted in whole or in part shall surrender the certificate representing such Series B Preferred Stock (the "Series B Preferred Stock Certificate") at the office or agency then maintained by the Corporation for the transfer of the Series B Preferred Stock, and shall give written notice of conversion in the form provided on the Series B Preferred Stock Certificate (or such other notice which is acceptable to the Corporation) to the Corporation at such office or agency that the Holder elects to convert such Series B Preferred Stock represented by the Series B Preferred Stock Certificate so surrendered or the portion thereof specified in said notice into Common Stock. Such notice shall also state the name or names (with addresses) in which the certificate or certificates for Common Stock which shall be issuable upon such conversion shall be issued, and shall be accompanied by transfer taxes, if required. Each Series B Preferred Stock Certificate surrendered for conversion shall, unless the shares issuable on conversion are to be issued in the same name as the registration of such Series B Preferred Stock Certificate, be duly endorsed by, or be accompanied by instruments of transfer in form satisfactory to the Corporation duly executed by, the Holder or such Holder's duly authorized attorney.

     As promptly as practicable, but in no event later than five (5) Business Days, after the surrender of such Series B Preferred Stock Certificate and the receipt of such notice and funds, if any, as aforesaid, the Corporation shall issue and shall simultaneously deliver at such office or agency to such Holder, or on his written order, a certificate or certificates for the number of shares of Common Stock, issuable upon the conversion of such Series B Preferred Stock represented by the Series B Preferred Stock Certificate so surrendered or portion thereof in accordance with the provisions of this Section 6. In case less than all of the Series B Preferred Stock represented by a Series B Preferred Stock Certificate surrendered for conversion is to be converted, the Corporation shall simultaneously deliver to or upon the written order of the Holder of such Series B Preferred Stock Certificate a new Series B Preferred Stock Certificate representing the Series B Preferred Stock not converted. If a Holder fails to notify the Corporation of the number of shares of Series B Preferred Stock which such Holder wishes to convert, such Holder shall be deemed to have elected to convert all shares represented by the certificate or certificates surrendered for conversion.

     Each conversion shall be deemed to have been effected on the date on which such Series B Preferred Stock Certificate shall have been surrendered and such notice shall have been received by the Corporation, as aforesaid (the "Conversion Date"), and the Person in whose name any certificate or certificates for Common Stock shall be issuable upon such conversion shall be deemed to have become on said date the holder of record of the shares represented thereby; provided, however, that any such surrender on any date when the stock books of the Corporation shall be closed shall constitute the Person in whose name the certificates are to be issued as the record holder thereof for all purposes on the next succeeding day on which such stock books are open, but such conversion shall be at the Conversion Price as in effect on the date upon which such Series B Preferred Stock Certificate shall have been surrendered.

     All Series B Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease, except only the right of the Holders thereof, subject to the provisions of this Section 6, to receive Common Stock in exchange therefor; provided, however, that if the Corporation defaults in its obligation to deliver certificates representing Common Stock issuable upon such conversion, dividends shall continue to accumulate at the Default Dividend Rate until such delivery is made.

     If any Series B Preferred Stock shall be called for redemption, the right to convert such Series B Preferred Stock shall terminate at the close of business on the thirtieth day following the date of the Redemption Notice.

     (c) The Conversion Price at which Series B Preferred Stock is convertible into Common Stock shall be subject to adjustment from time to time as provided in this Section 6(c) (unless otherwise indicated, all calculations under this Section 6(c) shall be made to the nearest $0.01):

          (i) In case the Corporation shall (A) declare a dividend or make a distribution on the outstanding Common Stock in Capital Stock of the Corporation, (B) subdivide or reclassify the outstanding Common Stock into a greater number of shares (or into other securities or property), or (C) combine or reclassify the outstanding Common Stock into a smaller number of shares (or into other securities or property), the Conversion Price in effect at the close of business on the date fixed for the determination of stockholders entitled to receive such dividend or other distribution, or to be affected by such subdivision, combination or other reclassification, shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the total number of outstanding shares of Common Stock immediately prior to such event, and the denominator of which shall be the total number of outstanding shares of Common Stock immediately after such event. An adjustment made pursuant to this subparagraph (i) shall become effective immediately after the record date for such event, or, if there is no record date, upon the effective date for such event. Any Common Stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the time of the record date for such dividend for purposes of calculating the number of outstanding shares of Common Stock under subparagraphs (ii) and (iii) below. Adjustments pursuant to this subparagraph shall be made successively whenever any event specified above shall occur.

          (ii) In case the Corporation shall fix a record date for issuance of rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase Common Stock (or securities convertible into or exchangeable for Common Stock) (other than Series B Preferred Stock, Series B Warrants or Investor Warrants) at a price per share (or having a conversion price or exchange price per share, subject to normal antidilution adjustments) less than the Current Market Price (as defined in subparagraph (vii) below) of Common Stock on such record date, the Conversion Price in effect at the close of business on such record date shall be reduced by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered would purchase at the Current Market Price as of such record date, and the denominator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of additional shares of Common Stock offered for subscription or purchase in connection with such rights, options or warrants. Such adjustment shall be made whenever such rights, options or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants. In case any rights or warrants referred to in this subparagraph (ii) in respect of which an adjustment shall have been made shall expire unexercised within forty-five (45) days after the same shall have been distributed or issued by the Corporation, the Conversion Price shall be readjusted at the time of such expiration to the Conversion Price that would have been in effect if no adjustment had been made on account of the distribution or issuance of such expired rights or warrants.

          (iii) In case the Corporation shall fix a record date for making of a distribution to all holders of Common Stock (A) of shares of any class other than Common Stock, (B) of evidences of indebtedness of the Corporation or any Subsidiary, (C) of assets or other property or (D) of rights or warrants

     (excluding those rights or warrants resulting in an adjustment pursuant to subparagraph (ii) above, and the right to acquire Series B Preferred Stock in the rights offering thereof), then in each such case the Conversion Price shall be reduced so that such price shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the effectiveness of the Conversion Price reduction contemplated by this subparagraph (iii) by a fraction, the numerator of which shall be the then Current Market Price per share of Common Stock, less the then fair market value (as determined by the Board of Directors, whose reasonable determination shall be described in a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification (a "Board Resolution") of the portion of the securities, evidences of indebtedness, assets, property or rights or warrants so distributed, the case may be, which is applicable to one share of Common Stock, and the denominator of which shall be the Current Market Price per share of Common Stock as of the record date for such distribution. Such adjustment shall be made successively whenever such a record date is fixed.

          (iv) In case the Corporation shall issue Common Stock for a consideration per share less than the Current Market Price per share on the date the Corporation fixes the offering price of such additional shares, the Conversion Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding immediately after the issuance of such additional shares, and the denominator shall be the total number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares plus the number of shares of Common Stock which the aggregate consideration received (determined as provided in subparagraph (vi) below) for the issuance of such additional shares would purchase at the Current Market Price per share. Such adjustment shall be made successively whenever such an issuance is made; provided, however, that the provisions of this subparagraph shall not apply (A) to Common Stock issued to the Corporation's employees or former employees or their estates under bona fide employee benefit plans adopted by the Board of Directors and approved by the holders of Common Stock if required by law, if such Common Stock would otherwise be covered by this subparagraph, but only to the extent that the aggregate number of shares excluded hereby shall not exceed, on a cumulative basis since the date hereof, 1,642,000 (including 842,000 shares as of the date hereof to be issued pursuant to employee stock options outstanding as of the date hereof to purchase Common Stock), (B) to the Common Stock to be issued pursuant to the Bank Warrants,
     (C) to the Common Stock to be issued pursuant to the Investor Warrants or the Series B Warrants and (D) to Common Stock to be issued upon conversion of the Series A Preferred Stock or the Series B Preferred Stock, adjusted as appropriate in each case, in connection with any stock split, merger, recapitalization or similar transaction.

          (v) In case the Corporation shall issue any securities convertible into or exchangeable for Common Stock (excluding (A) securities issued in transactions resulting in adjustment pursuant to subparagraphs (ii) and
     (iii) above, (B) Series A Preferred Stock, (C) Series B Preferred Stock,
     (D) Investor Warrants or Series B Warrants, and (E) upon conversion of any of such securities) for a consideration per share of Common Stock deliverable upon conversion or exchange of such securities (determined as provided in subparagraph (vi) below and subject to normal antidilution adjustments) less than the Current Market Price per share in effect immediately prior to the issuance of such securities, the Conversion Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the maximum number of shares of Common Stock deliverable upon conversion of or in exchange for such securities at the initial conversion or exchange price or rate, and the denominator shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such securities plus the number of shares of Common Stock which the aggregate consideration received (determined as provided in subparagraph (vi) below) for such securities would purchase at the Current Market Price per share. Such adjustment shall be made successively whenever such an issuance is made.

          Upon the termination of the right to convert or exchange such securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustments made upon the issuance of such convertible or exchangeable securities been made upon the basis of the delivery of only the number of shares of Common Stock actually delivered upon conversion or exchange of such securities and upon the basis of the consideration actually received by the Corporation (determined as provided in subparagraph (vi) below) for such securities.

          (vi) For purposes of any computation respecting consideration received pursuant to subparagraphs (iv) and (v) above, the following shall apply:

             (A) in the case of the issuance of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deductions be made for any commissions, discounts, placement fees or other expenses incurred by the Corporation for any underwriting or placement of the issue or otherwise in connection therewith;

             (B) in the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Directors, whose reasonable determination shall be described in a Board Resolution; and

             (C) in the case of the issuance of securities convertible into or exchangeable for Common Stock, the aggregate consideration received therefor shall be deemed to be the consideration received by the Corporation for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Corporation upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in clauses (A) and (B) of this subparagraph (vi)).

          (vii) For the purpose of any computation under this Certificate of Designation, (A) the "Current Market Price" per share at any date shall be deemed to be the average of the daily Closing Price for the Common Stock for the ten (10) consecutive Trading Days commencing fourteen (14) Trading Days before such date, and (B) the "Closing Price" of the Common Stock means the last reported sale price regular way reported on the NASDAQ Stock Market or its successor, or, if not listed or admitted to trading on the NASDAQ Stock Market or its successor, the last reported sale price regular way reported on any other stock exchange or market on which the Common Stock is then listed or eligible to be quoted for trading, or as reported by the National Quotation Bureau Incorporated.

          (viii) In any case in which this Section shall require that adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the Holder of any Series B Preferred Stock converted after such record date and before the occurrence of such event the Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such Holder an amount in cash in lieu of a fractional share of Common Stock pursuant to Section 6(h); provided, however, that the Corporation shall deliver to such Holder a due bill or other appropriate instrument evidencing such Holder's rights to receive such additional Common Stock, and such cash, upon the occurrence of the event requiring such adjustment.

          (ix) The Corporation may make such reductions in the Conversion Price, in addition to those required pursuant to other subparagraphs of this Section, as it considers to be advisable so that any event treated for federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients.

          (x) In case of any consolidation with or merger of the Corporation into another corporation, or in case of any sale, lease or conveyance of assets to another corporation of the property of the Corporation as an entirety or substantially as an entirety, lawful and adequate provisions shall be made whereby each Holder of Series B Preferred Stock shall have the right to receive, from such successor, leasing or purchasing corporation, as the case may be, upon the basis and upon the terms and conditions specified herein, in lieu of the Common Stock immediately theretofore receivable upon the conversion of such Series B Preferred Stock, the kind and amount of shares of stock, other securities, property or cash or any combination thereof receivable upon such consolidation, merger, sale, lease or conveyance by a holder of the number of shares of Common Stock into which such Series B Preferred Stock might have been converted immediately prior to such consolidation, merger, sale, lease or conveyance. In the case of any such consolidation, merger or sale of substantially all the assets, appropriate provision shall be made with respect to the rights and interests of the Holders to the end that the provisions hereof (including provisions for adjustment of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of any conversion rights hereunder.

          (xi) In case of any reclassification or change of the Common Stock issuable upon conversion of Series B Preferred Stock (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination, but including any change in the Common Stock into two or more classes or series of shares), or in case of any consolidation or merger of another corporation into the Corporation in which the Corporation is the continuing corporation and in which there is a reclassification or change (including a change to the right to receive cash or other property) of the Common Stock (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination, but including any change in the Common Stock into two or more classes or series of shares), lawful and adequate provisions shall be made whereby each Holder of Series B Preferred Stock shall have the right to receive, upon the basis and upon the terms and conditions specified herein, in lieu of the Common Stock immediately theretofore receivable upon the conversion of such Series B Preferred Stock, the kind and amount of shares of stock, other securities, property or cash or any combination thereof receivable upon such reclassification, change, consolidation or merger, by a holder of the number of shares of Common Stock into which such Series B Preferred Stock might have been converted immediately prior to such reclassification, change, consolidation or merger.

          (xii) The foregoing subparagraphs (x) and (xi), however, shall not in any way affect the rights a Holder may otherwise have, pursuant to this Section, to receive securities, evidences of indebtedness, assets, property rights or warrants upon conversion of any Series B Preferred Stock.

          (xiii) If the Corporation repurchases (by way of tender offer, exchange offer or otherwise) any Common Stock for a per share consideration which exceeds the Current Market Price of a share of Common Stock on the date immediately prior to such repurchase, the Conversion Price shall be reduced so that such price shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the effectiveness of the Conversion Price reduction contemplated by this subparagraph (xiii) by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such acquisition multiplied by the Current Market Price per share of the Common Stock on the immediately preceding Trading Day, and the denominator shall be the sum of (A) the fair market value (as determined in good faith by the Board of Directors) of the aggregate consideration payable to stockholders as a result of such acquisition, and (B) the product of the number of shares of Common Stock outstanding immediately following such acquisition and the Current Market Price per share of the Common Stock on such immediately preceding Trading Day, such reduction to become effective immediately prior to the opening of business on the day following such acquisition.

          (xiv) If any event occurs as to which the foregoing provisions of this
     Section 6(c) are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Board of Directors, fairly protect the conversion rights of the Series B Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of the Board of Directors, to protect such conversion rights as aforesaid, but in no event shall any such adjustment have the effect of increasing the Conversion Price, or otherwise adversely affect the Holders.

          (xv) For purposes of Section 6(c), Common Stock owned or held at any relevant time by, or for the account of, the Corporation in its treasury or otherwise, shall not be deemed to be outstanding for purposes of the calculation and adjustments described therein. Shares held in the Disputed Claims Reserve, Division Class 14 Utility Fund Trust Agreement dated April 6, 1993 and the Improvements Fund Trust Agreement dated April 6, 1993 shall not be deemed to be held by, or for the account of, the Corporation.

             (d) Conversion Price Adjustment Deferred. Notwithstanding the foregoing provisions of this Section 6, (i) no adjustment in the number of shares of Common Stock into which any Series B Preferred Stock is convertible shall be required unless such adjustment would require an increase or decrease in such number of shares of at least 1% and (ii) no adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease in the Conversion Price of at least $.01 per share; provided, however, that any adjustments which by reason of this paragraph (d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 6 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

             (e) Adjustment Report. Whenever any adjustment is required in the shares into which any Series B Preferred Stock is convertible, the Corporation shall forthwith (i) file with each office or agency then maintained by the Corporation for the transfer of the Series B Preferred Stock a statement describing in reasonable detail the adjustment and the method of calculation used and (ii) cause a notice of such adjustment, setting forth the adjusted Conversion Price and the calculation thereof to be mailed to the Holders at their respective addresses as shown on the stock books of the Corporation. The certificate of any independent firm of public accountants of recognized standing selected by the Board of Directors certifying to the Board of Directors the correctness of any computation under this Section 6 shall be evidence of the correctness of such computation.

             (f) Notice of Certain Events.  In the event that:

                (i) the Corporation shall take action to make any distribution to the holders of its Common Stock;

                (ii) the Corporation shall take action to offer for subscription pro rata to the holders of its Common Stock any securities of any kind;

                (iii) the Corporation shall take action to accomplish any capital reorganization, or reclassification of the Capital Stock of the Corporation, or a consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or the sale or transfer of all or substantially all of the assets of the Corporation; or

                (iv) the Corporation shall take action looking to a voluntary or involuntary dissolution, liquidation or winding-up of the Corporation; then the Corporation shall (A) in case of any such distribution or subscription rights, at least twenty (20) days prior to the date or expected date on which the stock books of the Corporation shall close or a record shall be taken for the determination of Holders entitled to such distribution or subscription rights, and (B) in the case of any such reorganization, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up, at least twenty (20) days prior to the date or expected date when the same shall take place, cause written notice thereof to be mailed to each Holder at his address as shown on the stock books of the Corporation. Such notice in accordance with the foregoing clause (A) shall also specify, in the case of any such distribution or subscription rights, the date or expected date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (B) shall also specify the date or expected date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up, as the case may be.

             (g) Common Stock. For the purposes of this Section 6, the term "Common Stock" shall mean (i) the Common Stock or (ii) any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value or from no par value to par value, or from par value to no par value. If at any time as a result of an adjustment made pursuant to the provisions of Section 6(c), the Holder of any Series B Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation, such other shares so receivable upon conversion of any Series B Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Section 6(c), and the other provisions of this Section 6 with respect to the Common Stock shall apply on like terms to any such other shares.

             (h) Fractional Shares. The Corporation shall not be required to issue fractional shares of Common Stock upon the conversion of any Series B Preferred Stock. If more than one share of Series B Preferred Stock shall be surrendered for conversion at one time by the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares so surrendered. If any fractional interest in a share of Common Stock would be deliverable upon the conversion of any Series B Preferred Stock, the Corporation may pay, in lieu thereof, in cash the Closing Price thereof as of the Business Day immediately preceding the date of such conversion.

             (i) Reservation of Shares. The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued stock, for the purpose of effecting the conversion or redemption of the Series B Preferred Stock, such number of its duly authorized shares of Common Stock (or treasury shares as provided below) as shall from time to time be sufficient for the conversion of all outstanding Series B Preferred Stock into Common Stock at any time. The Corporation shall, from time to time and in accordance with the General Corporation Law of the State of Delaware, cause the authorized number of shares of Common Stock to be increased if the aggregate of the number of authorized shares of Common Stock remaining unissued and the issued shares of such Common Stock reserved for issuance in any other connection shall not be sufficient for the conversion of all outstanding Series B Preferred Stock into Common Stock at any time.

          7. Voting Rights. The Holders of Series B Preferred Stock shall not vote on any matters submitted to the holders of the Common Stock for a vote, except as may be required by law. In any case in which the Holders shall be entitled to vote as a separate class pursuant to Delaware law, each Holder shall be entitled to one vote for each share of Series B Preferred Stock then held.

          8. Repurchase Obligation. (a) Subject to the provisions of Section 8(b), the Series B Preferred Stock shall not be redeemable at the option of the Holder thereof prior to the fourth anniversary of the Original Issue Date. Beginning on the fourth anniversary of the Original Issue Date, each Holder shall have the right, at such Holder's option, exercisable by notice (a "Repurchase Notice"), to require the Corporation to purchase Series B Preferred Stock then held by such Holder, at a repurchase price in cash equal to the Liquidation Preference in effect at such time (the "Repurchase Price"); provided, however, that the number of shares required to be repurchased by the Corporation pursuant to this Section 8(a) ("Put Shares") prior to the fifth anniversary of the Original Issue Date shall not exceed one-third of the total number of shares of Series B Preferred Stock issued by the Corporation, and, prior to the sixth anniversary of the Original Issue Date, the number of Put Shares shall not exceed two-thirds of the total number of shares of Series B Preferred Stock issued by the Corporation.

             (b) Notwithstanding the provisions of Section 8(a), if an Event of Default shall occur at any time or from time to time on or after the Original Issue Date, each Holder shall have the right, at such Holder's option exercisable by Repurchase Notice at any time within sixty (60) days after the happening of each such Event of Default or, if later, receipt of notice from the Corporation of such Event of Default, to require the Corporation to purchase all or any part of the Series B Preferred Stock then held by such Holder as such Holder may elect, at the Repurchase Price.

             (c) The Corporation shall, within thirty (30) days of the occurrence of an Event of Default, give written notice thereof by telecopy, if possible, and by first class mail, postage prepaid, to each Holder, addressed to such Holder at his last address and telecopy number as shown upon the stock books of the Corporation. Each such notice shall specify the Event of Default which has occurred and the date of such occurrence, the place or places of payment, the then effective Conversion Price pursuant to Section 6, the then effective Repurchase Price and the date the right of such Holder to require such repurchase shall terminate. In addition, the Corporation shall, immediately upon becoming aware of any facts or events that could reasonably be expected to result in the occurrence of an Event of Default, give a written notice thereof by telecopy, if possible, and by first class mail, postage prepaid, to the Holders, addressed to such Holders at their last addresses as shown upon the stock books of the Corporation.

             (d) The date fixed for each such repurchase (the "Repurchase Date") shall be the 30th day following the date of the Repurchase Notice relating thereto. The place of payment shall be at an office or agency in the City of New York, New York fixed therefor by the Corporation or, if not fixed, at the principal executive office of the Corporation.

             On or before the Repurchase Date, each Holder who elects to have Series B Preferred Stock held by it purchased shall surrender the certificate representing such shares to the Corporation at the place designated in such notice together with an election to have such purchase made and shall thereupon be entitled to receive payment therefor provided in this Section 8. If less than all the shares represented by any such surrendered certificate are repurchased, a new certificate shall be issued representing the unpurchased shares. Payment of the Repurchase Price for the Put Shares shall be made on the later of the Repurchase Date or the fifth Business Day after the surrender of such certificate. Dividends with respect to the Series B Preferred Stock so purchased shall cease to accrue after the Repurchase Date, such shares shall no longer be deemed outstanding and the Holders thereof shall cease to be stockholders of the Corporation and all rights whatsoever with respect to the shares so purchased shall terminate; provided, however, that if the Corporation defaults in its obligation to pay the Repurchase Price for such Put Shares, interest shall accrue on the amount of such obligation at the Default Dividend Rate until such payment is made (with all interest due).

             (e) Notwithstanding any other provision hereof, if any of the following events shall occur and be continuing: (i) the Company or any of its Significant Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Company or any of its Significant Subsidiaries shall make a general assignment for the benefit of its creditors; (ii) there shall be commenced against the Company or any of its Significant Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days;
        (iii) there shall be commenced against the Company or any of its Significant Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; (iv) the Company or any of its Significant Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii), or (iii) above; (v) the Company or any of its Significant Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; (vi) the Company or any of its Significant Subsidiaries shall cause to be reinstated the Reorganization

        Proceedings (as defined in the Note Agreement (as defined in the Investment Agreement)); or (vii) the Confirmation Order (as defined in the Note Agreement) shall be reversed, withdrawn, modified (in any manner adverse to the Company or any of its Significant Subsidiaries), or any rehearing shall be ordered with respect thereto by the Bankruptcy Court or by any court having jurisdiction over the Company; then, and in any such event, all Series B Preferred Stock held by such Holder shall be Put Shares and the aggregate Repurchase Price in respect of each such share shall immediately and automatically become due and payable in full without any requirement or pre-condition of delivery of a Repurchase Notice, any such requirement or pre-condition being expressly waived hereby.

          9. Reissuance of Series B Preferred Stock. Series B Preferred Stock that has been issued and reacquired in any manner, including shares surrendered to the Corporation upon conversion, and shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized and unissued preferred stock undesignated as to series and may not be re-designated and reissued as part of any series of preferred stock.

          10. Business Day. If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the immediately succeeding Business Day.

          11. Headings of Sections. The headings of the various Sections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

          12. Severability of Provisions. If any right, preference or limitation of the Series B Preferred Stock set forth in this Certificate of Designation (as it may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designation (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

          13. Notice. All notices and other communications provided for or permitted to be given to the Corporation hereunder shall be made by hand delivery, next day air courier or certified first-class mail to the Corporation at its principal executive offices at Atlantic Gulf Communities Corporation, 2601 South Bayshore Drive, Miami, Florida 33133-5461, Telecopy number (305) 859-4623, Attention: Chief Financial Officer.

          14. Amendments. This Certificate of Designation may be amended without notice to or the consent of any Holder to cure any ambiguity, defect or inconsistency or to make any other amendment provided that any such amendment does not adversely affect the rights of any Holder. Any provisions of this Certificate of Designation may also be amended by the Corporation with the vote or written consent of Holders representing a majority of the outstanding Series B Preferred Stock.

          The Corporation will, so long as any Series B Preferred Stock is outstanding, maintain an office or agency where such shares may be presented for registration or transfer and where such shares may be presented for conversion and redemption.

          15. Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

             "Bank Warrants" means the 1,500,000 warrants for the purchase of Common Stock issued on September 30, 1996 pursuant to the Prepayment Agreement dated as of September 30, 1996 among the financial institutions listed on the signature pages thereof, The Chase Manhattan Bank and the Corporation.

             "Board of Directors" means the Board of Directors of the Corporation.

             "Board Resolution" has the meaning set forth in Section 6(c)(iii).

             "Business Day" means a day that is not a Saturday, a Sunday or a day on which banking institutions in the State of New York are not required to be open. Unless specifically stated as a Business Day, all days referred to herein shall mean calendar days.

             "Capital Stock" means, with respect to any Person, any and all shares, partnership interests, participations, rights in, or other equivalents (however designated and whether voting or nonvoting) of, such Person's capital stock.

             "Closing Price" has the meaning set forth in Section 6(c)(vii).

             "Common Stock" means shares of Common Stock, par value $.10 per share, of the Corporation.

             "Conversion Date" has the meaning set forth in Section 6(b).

             "Conversion Price" means, initially, $5.75 and, thereafter, such price as adjusted pursuant to Section 6.

             "Corporation" means Atlantic Gulf Communities Corporation, a Delaware corporation.

             "Current Market Price" has the meaning set forth in Section 6(c)(vii).

             "Default Dividend Rate" has the meaning set forth in Section 3(a).

             "Dividend Payment Date" means March 31, June 30, September 30 and December 31 of each year.

             "Dividend Period" means the Initial Dividend Period and, thereafter, each Quarterly Dividend Period.

             "Dividend Record Date" means a day fifteen (15) days preceding the Dividend Payment Date.

             "Event of Default" means (i) any event of default (whatever the reason for such event of default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any governmental authority) under any Instrument creating, evidencing or securing any indebtedness for borrowed money of the Company or any Significant Subsidiary in an amount in excess of $2,500,000 that would enable the creditors or secured parties under such Instrument to declare the principal amount of such indebtedness due and payable prior to its scheduled maturity, and has not been waived by the relevant creditors or secured parties, (ii) the occurrence of a Default Change of Control (as defined in the Investment Agreement), or (iii) one of the events specified in clauses (i) through (vii) of Section 8(e).

             "Holder" means a record holder of one or more outstanding shares of Series B Preferred Stock.

             "Initial Dividend Period" means the dividend period commencing on the Original Issue Date and ending on the second Dividend Payment Date to occur thereafter.

             "Instrument" means any contract, agreement, indenture, mortgage, security, document or writing under which any obligation is evidenced, assumed or undertaken, or any security interest is granted or perfected.

             "Investor" has the meaning set forth in the Investment Agreement.

             "Investor Warrants" means the 5,000,000 warrants to acquire Common Stock to be issued to the Investor pursuant to the Investment Agreement.

             "Investment Agreement" means the Amended and Restated Investment Agreement dated as of February 7, 1997 by and between AP-AGC, LLC and the Corporation, amended as of March 20, 1997 and amended and restated as of May 15, 1997.

             "Junior Stock" has the meaning set forth in Section 2.

             "Liquidation Preference" means, at any time, $10 per share of Series B Preferred Stock, plus accumulated and unpaid Dividends thereon through the date of such determination, whether or not declared and whether or not funds are legally available therefor.

             "Optional Redemption Price" has the meaning set forth in Section 5(a).

             "Original Issue Date" means the date upon which the Series B Preferred Stock is originally issued by the Corporation.

             "Parity Stock" means the Series A Preferred Stock (except insofar as the Series A Preferred Stock has certain security rights and interests which are not applicable to the Series B Preferred Stock) and any class or series of stock the terms of which provide that it is entitled to participate pari passu with the Series B Preferred Stock with respect to any dividend or distribution or upon liquidation, dissolution or winding-up of the Corporation.

             "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, business trust, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof.

             "Put Shares" has the meaning set forth in Section 8(a).

             "Quarterly Dividend Period" shall mean the quarterly period commencing on each March 31, June 30, September 30 and December 31 and ending on each Dividend Payment Date, respectively.

             "Redemption Date", with respect to any Series B Preferred Stock, means the date on which such Series B Preferred Stock is redeemed by the Corporation.

             "Redemption Notice" has the meaning set forth in Section 5(c).

             "Repurchase Date" has the meaning set forth in Section 8(d).

             "Repurchase Notice" has the meaning set forth in Section 8(a).

             "Repurchase Price" has the meaning set forth in Section 8(a).

             "Senior Stock" means any class or series of stock the terms of which provide that it is entitled to a preference to the Series B Preferred Stock with respect to any dividend or distribution or upon voluntary or involuntary liquidation, dissolution or winding-up of the Corporation.

             "Series A Preferred Stock" means the 20% Cumulative Redeemable Convertible Preferred Stock, Series A, par value $.01 per share, of the Corporation.

             "Series B Preferred Stock Certificate" has the meaning set forth in
        Section 6(b).

             "Series B Preferred Stock" means the 20% Cumulative Redeemable Convertible Preferred Stock, Series B, par value $.01 per share, of the Corporation, which may be issued in accordance with the Investment Agreement.

             "Series B Warrants" means up to 4,000,000 warrants to acquire Common Stock which may be issued to acquirers of Series B Preferred Stock.

             "Significant Subsidiary" has the meaning set forth in Regulation S-X under the Securities Exchange Act of 1934, as amended.

             "Subsidiary" means, (i) with respect to any Person, a corporation a majority of whose Capital Stock with voting power under ordinary circumstances to elect directors is at the time, directly or indirectly, owned by such Person, by a Subsidiary of such Person or by such Person and a Subsidiary of such Person, or (ii) any other Person (other than a corporation) of which at least a majority of the voting interest is at the time, directly or indirectly, owned by such Person, by a Subsidiary of such Person or by such Person and a Subsidiary of such Person.

             "Trading Day" shall mean a day on which securities are traded or quoted on the national securities exchange or quotation system or in the over-the-counter market used to determine the Closing Price.

                                                                      APPENDIX B

                               WARRANT AGREEMENT

                     CLASS A, B AND C WARRANTS TO PURCHASE
                                  SHARES OF COMMON STOCK
                                       OF
                     ATLANTIC GULF COMMUNITIES CORPORATION

     THIS WARRANT AGREEMENT dated as of             , 1997 between Atlantic Gulf
Communities Corporation, a Delaware corporation (the "Company"), and           ,
a        corporation, as Warrant Agent (the "Warrant Agent").

                                  WITNESSETH:

     WHEREAS, the Company proposes to issue rights (the "Warrants") to purchase shares of its Common Stock ("Shares");

     WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, transfer, exchange, replacement and exercise of the Warrants, and other matters, as provided herein:

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

     Section 1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the instructions set forth in this Agreement, and the Warrant Agent hereby accepts such appointment.

     Section 2. Duties of Warrant Agent. The Warrant Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions:

          (a) The Warrant Agent shall not be responsible, or required to enforce this contract, for any failure of the Company to comply with any of the covenants contained in this Agreement, the Certificate of Incorporation of the Company, as it may be amended from time to time (the "Certificate of Incorporation") or the Warrant Certificates (as defined).

          (b) The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys, agents or employees.

          (c) The Warrant Agent may consult at any time with counsel satisfactory to it (who may be counsel for the Company), and the Warrant Agent shall incur no liability or responsibility to the Company or to any of the holders of the Warrants (the "Holders") in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel; provided, however, that the Warrant Agent shall have exercised reasonable care in the selection and continued employment of such counsel.

          (d) The Warrant Agent shall incur no liability or responsibility to the Company or to any Holder for any action taken in reliance on any notice, resolution, waiver, consent, order, certificate or other paper, document or instrument, believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

          (e) The Company agrees to pay to the Warrant Agent reasonable compensation for all services rendered by it under this Agreement, to reimburse it upon demand for all expenses, taxes and governmental charges and other charges of any kind and nature reasonably incurred by it in the execution of its duties under this Agreement. The Company shall also indemnify the Warrant Agent and save it harmless against any and all losses, liabilities and expenses, including judgments, costs and counsel fees, for anything done or omitted by it arising out of, or in connection with, this Agreement, except as such is a result of the Warrant Agent's negligence, bad faith or intentional misconduct.

          (f) Subject to (a) and (h) of this Section 2, the Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more Holders shall furnish the Warrant Agent with reasonable security and indemnity for any costs and expenses which may be incurred, but this provision shall not affect the power of the Warrant Agent to take such action as it may consider proper, whether with or without any such security or indemnity. Subject to (a) and (h) of this Section 2, all rights of action under this Agreement or under any of the Warrants may be enforced by the Warrant Agent without the possession of any of the certificates evidencing the Warrants (the "Warrant Certificates") or the production thereof at any trial or other proceeding relative thereto, and any such Action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as Warrant Agent, and any recovery of judgment shall be for the ratable benefit of the Holders, as their respective rights or interest may appear.

          (g) The Warrant Agent, and any shareholder, director, officer or employee thereof, may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though the Warrant Agent were not a party to this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

          (h) The Warrant Agent shall act hereunder solely as agent for the Company and not in a ministerial capacity, and its duties shall be determined solely by the provisions hereof. The Warrant Agent shall not be liable for anything which it may do or refrain from doing in connection with this Agreement, except for such as is the result of its own negligence, bad faith or willful misconduct.

          (i) The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as reasonably may be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

          (j) The Warrant Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from an authorized officer of the Company designated in writing from time to time by the Company ("Officer"), and to apply to such Officer for advice or instructions in connection with its duties, and shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with instructions of such Officer or in good faith reliance upon any statement signed by such Officer with respect to any fact or matter (unless other evidence in respect thereof is herein specifically prescribed) which may be deemed to be conclusively proved and established by such signed statement.

          (k) The Warrant Agent shall not be under any responsibility in respect of the execution and delivery of this Agreement (except the due execution and delivery hereof by the Warrant Agent) or in respect of the validity or execution of any Warrant Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant Certificate; nor shall it be responsible for the adjustment of the Purchase Price (as hereinafter defined) or the making of any change in the number of shares required under the provisions of Section 10 or responsible for the manner, method or amount of any such change or the ascertaining of the existence of facts that would require any such adjustment or change (except with respect to the exercise of Warrant Certificates after actual notice of any adjustment of Purchase Price); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Shares to be issued pursuant to this Agreement or any Warrant Certificate or as to whether any Shares will when issued be validly issued.

     Section 3.  Merger, Consolidation or Change of Name of Warrant Agent.

     (a) Any corporation into which the Warrant Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party, or any corporation succeeding to the corporate trust business of the Warrant Agent, shall be the successor to the Warrant Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto. If at the time any such successor to the Warrant Agent shall succeed under this Agreement any of the Warrant Certificates shall have been countersigned but not delivered, any such successor to the Warrant Agent may adopt the countersignature of such predecessor Warrant Agent and deliver such Warrants so countersigned; and if at that time any of the Warrant Certificates shall not have been countersigned, any successor to the Warrant Agent may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in its own name; and in all such cases such Warrant Certificates shall have the full force provided in the Warrant Certificates and in this Agreement.

     (b) If at any time the name of the Warrant Agent shall be changed and at such time any of the Warrant Certificates shall have been countersigned but not delivered, the Warrant Agent whose name has changed may adopt the countersignature under its prior name and deliver the Warrants as countersigned; if at that time any of the Warrant Certificates shall not have been countersigned, the Warrant Agent may countersign such Warrant Certificates in either names; in all such cases such Warrant Certificates shall have the full force provided in the Warrant Certificates and in this Agreement.

     Section 4. Change of Warrant Agent. The Warrant Agent may resign from acting as agent for the Company under this Agreement by giving written notice to the Company and to the Holders of record as of the date of notice to the Company. Such notice shall specify the date upon which such resignation shall be effective (which shall be not earlier than 30 days after the date of the written notice to the Company). The Warrant Agent may be removed by like notice to it from the Company. If the Warrant Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been so notified in writing by the Warrant Agent, then any Holder may apply to any court of competent jurisdiction for the appointment of a successor to the Warrant Agent, either by the Company or by such court. In the interim, the duties of the Warrant Agent shall be carried out by the Company. After appointment, the successor warrant agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent, without further act or deed, and the former Warrant Agent shall deliver and transfer to the successor warrant agent any property at the time held by it hereunder and execute and deliver any further assurance, conveyance, act or deed reasonably necessary for such purpose. Failure to give any notice provided for in this Section 4, however, or any defect herein, shall not affect the legality or validity of the resignation or removal of the Warrant Agent or the appointment of a successor warrant agent, as the case may be.

     Section 5.  Form and Execution of Warrant Certificates.

     (a) The Warrant Certificates (and the forms of election to purchase Shares and of assignment to be printed on the reverse thereof) shall be substantially of the tenor and purport recited in Exhibit A hereto and may have such letters, numbers or other marks of identification or designation and such legends, summaries or endorsements printed, lithographed or engraved thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange on which the Warrant Certificates may be listed, or to conform with usage.

     (b) Warrant Certificates shall be signed on behalf of the Company by its Officer. Such signature upon the Warrant Certificates may be in the form of a facsimile signature of a then present Officer notwithstanding the fact that at the time the Warrant Certificates shall be countersigned and delivered or disposed of it shall have ceased to be a Officer.

     (c) In case any Officer who shall have signed any of the Warrant Certificates shall cease to be a Officer before the Warrant Certificates so signed shall have been countersigned by the Warrant Agent, or disposed of by the Company, such Warrant Certificates nevertheless may be countersigned and delivered or disposed of as though such person had not ceased to be an Officer; and any Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant Certificate, is an Officer, although at the date of the execution of this Warrant Agreement any such person was not an Officer.

     (d) The Warrant Certificates shall be dated the date of countersignature by the Warrant Agent.

     Section 6.  Registration and Countersignature.

     (a) Warrant Certificates shall be registered in the names of the record holders to whom they are to be distributed, as provided by the Company; and the Warrant Agent shall maintain a list showing the name, address and number of Warrants held by each of the Holders of record.

     (b) Warrant Certificates shall be manually countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned.

     (c) The Company and the Warrant Agent may deem and treat the Holder of record as the absolute owner of the Warrant Certificate (notwithstanding any notation of ownership or other writing thereon made by anyone) for the purpose of any exercise thereof and any distribution to the holder thereof and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

     Section 7.  Registration of Transfers and Exchanges.

     (a) The Warrant Agent shall from time to time register the transfer of any outstanding Warrant Certificates upon the records to be maintained by it for that purpose, upon surrender of the Warrant Certificate accompanied (if so required by the Warrant Agent) by a written instrument or instruments of transfer in form satisfactory to the Warrant Agent, duly executed by the registered Holder(s) thereof or by the duly appointed legal representative thereof or by a duly authorized attorney. Upon any such registration or transfer, a new Warrant Certificate shall be issued to the transferee, and the surrendered Warrant Certificate shall be canceled by the Warrant Agent. Canceled Warrant Certificates shall thereafter be returned to the Company or disposed of by the Warrant Agent in a manner satisfactory to the Company, and in accordance with the policies and procedures of the Warrant Agent.

     (b) Any Warrant Certificate may be subdivided or combined with other Warrant Certificates evidencing the same rights as the rights evidenced hereby and thereby upon presentation and surrender thereof at the Warrant Office (as defined) together with a written notice signed by the Holder specifying the denominations in which new Warrant Certificates are to be issued. Upon presentation and surrender of any Warrant Certificates, together with such written notice, for subdivision or combination, the Warrant Agent will issue a new Warrant Certificate or Certificates, in the denominations requested, entitling the holders thereof to purchase the same aggregate number of Shares as the Warrant Certificate or Certificates so surrendered. Such new Warrant Certificates will be registered in the name of the Holder submitting such request and delivered to such Holder. Any Warrant Certificate surrendered for subdivision or combination shall be canceled promptly upon the issuance of such new Warrant Certificate(s). The term "Warrant Certificate" as used herein includes any Warrant Certificates into which a Warrant Certificate may be subdivided, combined or exchanged.

     (c) Warrant Certificates presented for registration of transfer and exchange having endorsed thereon the legend set forth in the form of Warrant Certificate attached as Exhibit A hereto shall only be registered for transfer or exchange upon compliance with the requirements of this Agreement.

     (d) The Warrant Agent is hereby authorized to countersign, in accordance with the provisions of Section 6 and this Section 7, and deliver the new Warrant Certificates required pursuant to the provisions of this Section 7 and for the purpose of any distribution of Warrant Certificates contemplated by Section 10.

     Section 8. Mutilated or Missing Warrant Certificates. In case any of the Warrant Certificates shall be mutilated, lost, stolen or destroyed, the Company may in its discretion issue, and the Warrant Agent shall countersign and deliver, in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor and representing an equivalent number of Warrants, but only upon receipt of evidence satisfactory to the Company and the Warrant Agent of such loss, theft or destruction of such Warrant Certificate.

     Section 9.  Duration and Exercise of Warrants.

     (a) Subject to the provisions hereof, the Warrants may be exercised at the discretion of the Holder in whole or in part at any time or from time to time on or after [issuance date] (the "Initial Exercise Date") to and including June
[     ], 2004 (the "Expiration Date") or, if either day is not a Trading Day, then on the next succeeding Trading Day, by presentation and surrender of Warrant Certificates to the Warrant Agent at the Warrant Office, with the Notice of Election to Exercise (the "Exercise Notice") attached thereto duly executed and accompanied by payment of the Exercise Price for the number of shares specified in such Exercise Notice.

     (b) The Exercise Prices for each Warrant to purchase a Share shall
initially be equal to $          , $          , and $          , respectively,
for Class A, Class B, and Class C Warrants. The Exercise Prices set forth in the preceding sentence are subject to adjustment as set forth in Sections 10 and 11.

     (c) Upon receipt by the Warrant Agent of the Warrant Certificate at the Warrant Office, together with a properly completed Exercise Notice and payment of the Exercise Price as provided above, the Holder shall be deemed to be the holder of record of the Shares issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares shall not then be actually delivered to the Holder. The Warrant Agent shall deliver such certificates to the Holder as promptly as possible thereafter, but in any event within five business days of receipt of the Exercise Notice. The Company shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 9, except that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of the Shares in a name other than that of the Holder of the Warrant exercised who shall have surrendered the same in exercise of the subscription right evidenced thereby. If Shares are issued prior to the time that an appropriate registration statement with respect to the Shares has become effective under the Securities Act of 1933, as amended (the "Securities Act"), the Shares so issued shall have stamped or imprinted thereon a legend in the form of Exhibit A. Any holder of Shares so legended shall be entitled to have such legend removed, upon surrender of Shares to the Company or the transfer agent for the Common Stock, upon effectiveness of such a registration statement or upon receipt by the Company of an opinion of counsel to the Holder to the effect that such legend is no longer required. To the extent that the Warrants are issued in a public offering, the Company shall use its reasonable best efforts to permit such Shares to be issued in compliance with the registration provisions of the Securities Act, but the obligation of the Company to issues Shares shall be suspended to the extent that at any time such issuance would not comply with the Securities Act.

     (d) Upon any partial exercise of the number of Warrants to which a Warrant Certificate entitles the Holder, there shall be issued to the Holder thereof a new Warrant Certificate in respect of the Shares as to which this Warrant Certificate shall not have been exercised, subject to the provisions of Section
12. Such new Warrant Certificate shall be identical to this Warrant Certificate, except as to the number of Shares covered thereby.

     Section 10. Adjustment of Exercise Price and Number of Shares Purchasable per Number of Warrants.

     The Exercise Price and the number of Shares purchasable upon the exercise hereof shall be subject to adjustment from time to time as provided in this
Section 10. Unless otherwise indicated, all calculations under this Section 10 shall be made to the nearest $0.01 or 1/100th of a Share, as the case may be.

     (a) In case the Company shall (i) declare a dividend or make a distribution on the outstanding Common Stock in capital stock of the Company, (ii) subdivide or reclassify the outstanding Common Stock into a greater number of shares (or into other securities or property), or (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares (or into other securities or property), the number of Shares issuable upon the exercise of each Warrant shall be adjusted so that the Holder of each Warrant shall be entitled to purchase the kind and number of Shares or other securities or property of the Company determined by multiplying the number of Shares issuable upon exercise of each Warrant immediately prior to such event by a fraction, the numerator of which shall be the total number of outstanding Shares immediately after such event, and the denominator of which shall be the total number of outstanding Shares immediately prior to such event. An adjustment made pursuant to this paragraph (a) shall become effective immediately after the effective date of such event, retroactive to the record date, if any, for such event. Any Common Stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the time of the record date for such dividend for purposes of calculating the number of outstanding Shares under paragraphs (b) and (c) below. Adjustments pursuant to this paragraph shall be made successively whenever any event specified above shall occur. Whenever the number of Shares issuable upon exercise of a Warrant is adjusted pursuant to this paragraph, the Exercise Price payable upon exercise of each Warrant shall be adjusted by multiplying the Exercise Price in effect immediately prior to such adjustment by a fraction, the numerator of which shall be the number of Shares issuable upon the exercise of each Warrant immediately prior to such adjustment, and the denominator of which shall be the number of Shares issuable immediately thereafter.

     (b) In case the Company shall fix a record date for the issuance of rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase Common Stock (or securities convertible into or exchangeable for Common Stock) (other than securities outstanding as of the date hereof, or issued pursuant to the Rights Offering, that are convertible into or exchangeable for Common Stock at a price per Share (or having a conversion price or exchange price per share, subject to normal antidilution adjustments ("Excluded Securities"))) less than the Current Market Price (as defined in paragraph (g) below) per Share on such record date, the number of Shares thereafter issuable upon exercise of each Warrant shall be determined by multiplying the number of Shares theretofore issuable upon exercise of each Warrant by a fraction, the numerator of which shall be the number of Shares outstanding on the date of issuance of such rights, options or warrants plus the number of additional Shares offered for subscription or purchase in connection with such rights, options or warrants, and the denominator of which shall be the number of Shares outstanding on the date of issuance of such rights, options or warrants plus the number of Shares which the aggregate offering price of the total number of Shares so offered would purchase at the Current Market Price as of such record date. Such adjustment shall be made whenever such rights, options or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants. Whenever the number of Shares issuable upon exercise of a Warrant is adjusted pursuant to this paragraph, the Exercise Price payable upon exercise of each Warrant shall be adjusted by multiplying the Exercise Price in effect immediately prior to such adjustment by a fraction, the numerator of which shall be the number of Shares issuable upon the exercise of each Warrant immediately prior to such adjustment, and the denominator of which shall be the number of Shares issuable immediately thereafter.

     (c) In case the Company shall fix a record date for the making of a distribution to all holders of Common Stock (i) of shares of any class other than Common Stock, (ii) of evidences of indebtedness of the Company or any subsidiary thereof, (iii) of assets or other property or (iv) of rights or warrants (excluding rights or warrants resulting in an adjustment pursuant to paragraph (b) above, and Excluded Securities), then in each such case the number of Shares thereafter issuable upon exercise of each Warrant shall be determined by multiplying the number of Shares theretofore issuable upon the exercise of each Warrant by a fraction, the numerator of which shall be the Current Market Price per Share as of the record date for such distribution, and the denominator of which shall be the then Current Market Price per Share, less the then fair market value (as determined by the Board of Directors, whose reasonable determination shall be described in a Board Resolution) of the portion of the securities, evidences of indebtedness, assets, property or rights or warrants so distributed, as the case may be, which is applicable to one Share. Such adjustment shall be made successively whenever such a record date is fixed. Whenever the number of Shares issuable upon exercise of a Warrant is adjusted pursuant to this paragraph, the Exercise Price payable upon exercise of each Warrant shall be adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction, the numerator of which shall be the number of Shares issuable upon the exercise of each Warrant immediately prior to such adjustment, and the denominator of which shall be the number of Shares purchasable immediately thereafter.

     (d) In case the Company shall issue its Common Stock for a consideration per Share less than the Current Market Price per Share on the date the Company fixes the offering price of such additional shares, the Exercise Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Exercise Price in effect immediately prior thereto by a fraction, of which the numerator shall be the total number of Shares outstanding immediately prior to the issuance of such additional shares plus the number of Shares which the aggregate consideration received (determined as provided in paragraph (f) below) for the issuance of such additional shares would purchase at the Current Market Price per Share, and the denominator shall be the number of Shares outstanding immediately after the issuance of such additional Shares. Such adjustment shall be made successively whenever such an issuance is made; provided, however, that the provisions of this paragraph shall not apply (i) to Common Stock issued to the Company's employees or former employees or their estates under bona fide employee benefit plans adopted by the Board of Directors [and approved by the holders of Common Stock if required by law], if such Common Stock would otherwise be covered by this paragraph, but only to the extent that the aggregate number of Shares excluded hereby shall not exceed, on a cumulative basis since the Initial Exercise Date, [NUMBER TO BE AGREED BEFORE CLOSING] (including 842,000 shares as of the Initial Exercise Date to be issued pursuant to employee and director stock option plans outstanding as of the Initial Exercise Date to purchase Common Stock), (ii) to Common Stock to be issued pursuant to the Bank Warrants, (iii) to Common Stock to be issued pursuant to the Investor Warrants, the Series B Warrants or the Rights Offering and (iv) to Common Stock to be issued upon conversion of Series A Preferred Stock or Series B Preferred Stock, adjusted, as appropriate, in each case, in connection with any stock split, merger, recapitalization or similar transaction.

     (e) In case the Company shall issue any securities convertible into or exchangeable for Common Stock (excluding (i) securities issued in transactions resulting in an adjustment pursuant to paragraphs (b) and (c) above, (ii) Series A Preferred Stock, (iii) Series B Preferred Stock, (iv) Series B Warrants, (v) Investor Warrants, (vi) securities issued pursuant to the Rights Offering and
(vii) upon conversion of any of such securities) for a consideration per Share deliverable upon conversion or exchange of such securities (determined as provided in paragraph (f) below and subject to normal anti-dilution adjustments) less than the Current Market Price per Share in effect immediately prior to the issuance of such securities, the Exercise Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Exercise Price in effect immediately prior thereto by a fraction, of which the numerator shall be the number of Shares outstanding immediately prior to the issuance of such securities plus the number of Shares which the aggregate consideration received (determined as provided in paragraph (f) below) for such securities would purchase at the Current Market Price per Share, and the denominator shall be the number of Shares outstanding immediately prior to such issuance plus the maximum number of Shares deliverable upon conversion of or in exchange for such securities at the initial conversion or exchange price or rate. Such adjustment shall be made successively whenever such an issuance is made.

     Upon the termination of the right to convert or exchange such securities, the Exercise Price shall forthwith be readjusted to such Exercise Price as would have been obtained had the adjustments made upon the issuance of such convertible or exchangeable securities been made upon the basis of the delivery of only the number of Shares actually delivered upon conversion or exchange of such securities and upon the basis of the consideration actually received by the Company (determined as provided in paragraph (f) below) for such securities.

     (f) For purposes of any computation respecting consideration received pursuant to paragraphs (d) and (e) above, the following shall apply:

          (i) in the case of the issuance of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deductions be made for any customary commissions, discounts, placement fees or other expenses reasonably incurred by the Company for any underwriting or placement of the issue or otherwise in connection therewith;

          (ii) in the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as reasonably determined by the Board of Directors, whose determination shall be described in a Board Resolution; and

          (iii) in the case of the issuance of securities convertible into or exchangeable for Common Stock, the aggregate consideration received therefor shall be deemed to be the consideration received by the Company for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Company upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in clauses (i) and (ii) of this paragraph (f)).

     (g) For the purpose of any computation under this Warrant, the "Current Market Price" per share at any date shall be deemed to be the average of the daily Sale Price for the Common Stock for the 10 consecutive Trading Days commencing 14 Trading Days before such date.

     (h) In any case in which this Section shall require that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (i) issuing to the Holder of any Warrant exercised after such record date and before the occurrence of such event the additional Common Stock issuable upon such exercise by reason of the adjustment required by such event over and above the Common Stock issuable upon such exercise before giving effect to such adjustment and (ii) paying to such Holder an amount in cash in lieu of a fractional Share pursuant to Section 12; provided, however, that the Company shall deliver to such Holder a due bill or other appropriate instrument evidencing such Holder's rights to receive such additional Common Stock, and such cash, upon the occurrence of the event requiring such adjustment.

     (i) No adjustment in the Exercise Price shall be required with respect to Common Stock issued upon exercise of the Warrants unless such adjustment would require a decrease of at least $.01; provided, however, that any such adjustment which is not required to be made shall be carried forward and taken into account in any subsequent adjustment.

     (j) The Company may make such reductions in the Exercise Price, in addition to those required pursuant to other paragraphs of this Section, as it considers to be advisable so that any event treated for federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients.

     (k) In case of any consolidation with or merger of the Company into another corporation, or in case of any sale, lease or conveyance of assets to another corporation of the property of the Company as an entirety or substantially as an entirety, such successor, leasing or purchasing corporation, as the case may be, shall be bound by this Warrant Certificate and shall execute and deliver to the Holder hereof simultaneously therewith a new Warrant Certificate, reasonably satisfactory in form and substance to such Holder, providing that the Holder of each Warrant then outstanding shall have the right thereafter to exercise such Warrant solely for the kind and amount of shares of stock, other securities, property or cash or any combination thereof receivable upon such consolidation, merger, sale, lease or conveyance by a holder of the number of Shares for which such Warrant might have been exercised immediately prior to such consolidation, merger, sale, lease or conveyance.

     (l) In case of any reclassification or change of the Common Stock issuable upon exercise of the Warrants (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination, but including any change in the Common Stock into two or more classes or series of shares), or in case of any consolidation or merger of another corporation into the Company in which the Company is the continuing corporation and in which there is a reclassification or change (including a change to the right to receive cash or other property) of the Common Stock (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination, but including any change in the Common Stock into two or more classes or series of shares), the Company shall execute and deliver to the Holder hereof simultaneously therewith a new Warrant Certificate, providing that the Holder of each Warrant then outstanding shall have the right thereafter to exercise such Warrant solely for the kind and amount of shares of stock, other securities, property or cash or any combination thereof receivable upon such reclassification, change, consolidation or merger by a holder of the number of Shares for which such Warrant might have been exercised immediately prior to such reclassification, change, consolidation or merger.

     (m) The foregoing paragraphs (k) and (l), however, shall not in any way affect the rights a Holder may otherwise have, pursuant to this Section, to receive securities, evidences of indebtedness, assets, property rights or warrants, upon exercise of a Warrant.

     (n) Whenever there shall be any change in the Exercise Price under any paragraph of this Section, and no specific means of adjusting the number of Shares issuable upon exercise of each Warrant is provided in such paragraph, then there shall be an adjustment (to the nearest hundredth of a Share) in the number of Shares purchasable upon exercise of Warrants, which adjustment shall become effective at the time such change in the Exercise Price becomes effective and shall be made by multiplying the number of Shares purchasable upon exercise of each Warrant Certificate immediately before such change in the Exercise Price by a fraction, the numerator of which is the Exercise Price immediately before such change, and the denominator of which is the Exercise Price immediately after such change. If, following the declaration of a record date for the distribution of any rights, warrants or other securities or property to be distributed to holders of Common Stock, such rights, warrants or other securities or property are not so issued, the Exercise Price then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to issue such rights or warrants, to the Exercise Price which would then be in effect if a record date for such issuance had not been fixed.

     (o) If the Company repurchases any Common Stock for a per Share consideration which exceeds the Current Market Price of a Share on the date immediately prior to such repurchase, then the Company shall issue additional Warrants pro rata to each holder having the Exercise Price in effect on the Trading Day immediately prior to such repurchase. The total additional Warrants issued pursuant to the preceding sentence shall entitle the Holders to purchase the number of Shares equal to the result obtained by dividing (i) the product of
(v) the number of Shares repurchased at a price in excess of the Current Market Price and (w) the amount by which the per-Share repurchase price exceeds such Current Market Price and (x) the percentage, expressed as a decimal, of the total number of Warrants issued that then remain outstanding, by (ii) the amount by which (x) such Current Market Price exceeds (z) the Exercise Price in effect as of the date immediately preceding such repurchase.

     (p) If any event occurs as to which the foregoing provisions of this Section are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Board of Directors, fairly protect the purchase rights of the Warrants in accordance with the essential intent and principles of such provisions, then such Board of Directors shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of such Board, to protect such purchase rights as aforesaid, but in no event shall any such adjustment have the effect of increasing the Exercise Price or decreasing the number of Shares subject to purchase upon exercise of a Warrant, or otherwise adversely affect the Holders. Under no circumstances (other than (A)(x) a reverse stock split, (y) a recapitalization in which all holders of Common Stock (and securities exercisable for or convertible into Common Stock, with respect to such exercise or conversion provisions) are treated equally and
(z) a merger, in each case in which each outstanding Share is converted into less than one Share (including, in the case of a merger, of the entity surviving such merger), or (B) as provided in Section 10(e) or Section 11) shall any adjustment pursuant to this Section have the effect of raising the Exercise Price or lowering the number of Shares issuable upon exercise of a Warrant.

     (q) If, after one or more adjustments to the Exercise Price pursuant to this Section 10, the Exercise Price cannot be reduced further without falling below the lowest positive exercise price legally permissible for warrants to acquire Common Stock, the Company shall make further adjustment to compensate the Holders, consistent with the foregoing principles, as the Board of Directors, acting in good faith, deems necessary, including an increase in the number of Shares issuable upon exercise of outstanding Warrants and/or cash payment to the Holder.

     (r) For purposes of any adjustment to be made pursuant to this Section 10, Common Stock owned or held at any relevant time by, or for the account of, the Company in its treasury or otherwise, shall not be deemed to be outstanding for purposes of the calculation and adjustments described therein, but shares held in the Restated, Amended and Consolidated Trust dated December 26, 1996 among the State of Florida, Department of Business Regulation, Division of Florida Land Sales, Condominiums and Mobile Houses, the Company and First Union National Bank of Florida shall not be deemed to be held by, or for the account of, the Company.

     Section 11.  Additional Adjustments of Exercise Price.

     (a) The Company will cause the financial statements for the Company and its consolidated Subsidiaries for the fiscal year ending on December 31, 1998 to be audited by Ernst & Young, LLP, or another national independent accounting firm, and a manually signed copy of such financial statements to be delivered by the Company to the Holders as soon as practicable following December 31, 1998, but in no event later than March 31, 1999 (the date such financial statements are so delivered, the "Adjustment Date").

     (b) The Exercise Price shall be reduced, effective as of the Adjustment Date, by subtracting the Adjustment Amount from the Exercise Price; provided, however, that (i) the Exercise Price shall only be adjusted pursuant to this
Section 11 if the Adjustment Amount is a positive number; (ii) in no event shall the adjustment required by this Section 11 result in an Exercise Price lower than $2.00 FOR CLASS A, $3.00 FOR CLASS B, and $4.00 FOR CLASS C (as adjusted pursuant to Section 10, the "Base Exercise Price"), and if the adjustment required pursuant to this Section 11 would result in an Exercise Price lower than the Base Exercise Price, then the Exercise Price shall be reduced to the Base Exercise Price; and (iii) if the closing price for the Common Stock (adjusted pursuant to Section 10) is greater than $9.75 both (A) on the last trading day of 1998 and (B) on an average basis over the three months ending on December 31, 1998, then no adjustment shall be made pursuant to this Section 11.

     The "Adjustment Amount" equals the product of (i) $.015 and (ii) the quotient obtained by dividing (A) the difference between (x) the Actual Cumulative Operating Cash Flow and (y) the Target Cumulative Operating Cash Flow by (B) $100,000, where: "Target Cumulative Operating Cash Flow" equals $62,443,000;

     "Actual Cumulative Operating Cash Flow" equals the sum of the Actual Operating Cash Flow for the year ending December 31, 1997 and the Actual Operating Cash Flow for the year ending December 31, 1998, minus 0.15 times the Excess 1998 Operating Cash Flow;

     "Actual Operating Cash Flow" for any year means the net cash proceeds derived by the Company from the operation in the ordinary course of its business and from the bulk asset sales contemplated by the Business Plan, calculated in all respects the same as, and using the same accounting principles and practices and classification systems and techniques as were used in, the calculation of the Target Cumulative Operating Cash Flow, as described in summary format in Exhibit B to this Agreement. By way of clarification, all revenue and cost items shall be associated for purposes of calculating the Actual Operating Cash Flow with the same activities/categories (such as "Net Subdivision Homesites") as they were in calculating the Target Cumulative Operating Cash Flow.

     "Excess 1998 Operating Cash Flow" means the Actual Operating Cash Flow for the year ending December 31, 1998 minus $3,028,000.

     (c) No adjustment shall be made to the number of Warrant Shares issuable upon exercise of a Warrant as a result of an adjustment to the Exercise Price pursuant to this Section 11; provided, however, that this paragraph shall not prevent adjustments otherwise required pursuant to another Section of this Agreement from being made.

     (d) If the Company is involved in a merger, consolidation or similar transaction, or to the extent that all or substantially all of the assets of the Company are sold, in either case prior to the Adjustment Date, then an adjustment to the Exercise Price shall be made pursuant to this Section 11 on a pro rata basis by dividing both the Target Cumulative Operating Cash Flow and the Actual Cumulative Operating Cash Flow derived by the Company's business through the close of business on the date immediately prior to the effective date of such transaction by a fraction, the numerator of which shall be the number of days elapsed from the Initial Exercise Date through the business day immediately prior to the effective date of such transaction and the denominator of which shall be the number of days from the Initial Exercise Date through February 28, 1999.

     Section 12.  Fractional Warrants and Fractional Shares.

     (a) The Company shall not be required to issue fractions of Warrants or to issue Warrant Certificates which evidence fractional Warrants.

     (b) The Company shall not be required to issue fractions of Shares on the exercise of Warrants. If any fraction of a Share would, but for the provisions of this Section, be issuable on the exercise of any Warrant (or specified portion thereof), the Company shall purchase such fraction for an amount in cash equal to the same fraction of the Current Market Price (as defined in Section 10(g)) per Share.

     (c) The Holder, by acceptance of a Warrant Certificate, expressly waives his right to receive any fractional Warrant or any fractional Share upon exercise of a Warrant.

     Section 13. Disposition of Proceeds from Exercise of Warrants. The Warrant Agent shall account promptly to the Company with respect to Warrants exercised and concurrently pay to the Company all moneys received by the Warrant Agent on the purchase of Shares through the exercise of Warrants.

     Section 14. Reservation of Shares. The Company represents that, as of the date hereof, it has sufficient Common Stock reserved for issuance upon exercise of all outstanding Warrants, and agrees that, at all times during the period within which the rights represented by Warrant Certificates may be exercised, there shall be reserved for issuance and/or delivery upon exercise of the Warrants evidenced by Warrant Certificates, free from preemptive rights, such number of Shares of authorized but unissued or treasury shares of Common Stock, or other stock or securities deliverable pursuant to Section 10, as shall be required for issuance or delivery upon exercise of the outstanding Warrants. The Company further agrees (i) that it will not, by amendment of its certificate of incorporation or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by the Company and (ii) to promptly take all action as may from time to time be required to permit the Holder to exercise the outstanding Warrants and the Company duly and effectively to issue the Shares as provided herein upon the exercise thereof. Without limiting the generality of the foregoing, the Company agrees that it will not take any action which would result in Shares when issued not being validly and legally issued and fully paid and nonassessable and that it will take all such action as may be necessary to assure that the Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Nasdaq Stock Market or any other stock exchange or market upon which the Common Stock may be listed; provided, however, that the Company shall not be required to effect a registration under federal or state securities laws with respect to Shares issuable upon the exercise of the Warrants issued in a transaction not involving a public offering except as provided in the Purchase Agreement. The Company further agrees that it will not increase the par value of the Common Stock while the Warrants evidenced hereby are outstanding, although such par value may be reduced at any time.

     Section 15.  Notices to Holders.

     (a) Prior to the earlier to occur of (i) the declaration of a record date for, or (ii) the announcement and/or consummation of, any event or action that would result in an adjustment pursuant to Section 10 or Section 11, the Company shall notify each Holder of such intended record date, announcement, event or action. Such notice must be reasonably calculated to be delivered not less than 20 nor more than 90 days prior to the applicable event.

     (b) Whenever the Exercise Price is adjusted as provided in Section 10 or
Section 11:

          (i) the Company shall compute the adjusted Exercise Price in accordance with Section 10 or Section 11 and shall prepare a certificate signed by the chief financial officer of the Company setting forth the adjusted Exercise Price and showing in reasonable detail the facts upon which such adjustment is based, including, if appropriate, a statement of the consideration received or to be received by the Company for, and setting forth the amount of, any additional Common Stock issued since the last such adjustment and the number of shares of Common Stock for which the Warrants are exercisable at the then Exercise Price, and such certificate shall forthwith be filed at the Warrant Office;

          (ii) a notice stating that the Exercise Price and number of Shares for which each Warrant may be exercised have been adjusted and setting forth the adjusted Exercise Price and number of Shares for which each Warrant may be exercised shall be communicated by telegram, telex, telecopier or any other means of electronic communication capable of producing a written record, or shall be delivered by hand or mailed as soon as practicable by the Company to each Holder at its last address as it shall appear upon the Warrant Register provided for in
     Section 6; and

          (iii) the Company shall provide to any Holder such additional information, including worksheets used in the calculation of any adjustment made pursuant to Section 10 or Section 11, as the Holder may reasonably request for the purpose of confirming the accuracy of such adjustment.

     (c) Nothing contained herein shall be construed as conferring upon a Holder the right to vote or to receive dividends or to receive notice as shareholders in respect of the meetings of shareholders for the election of directors of the Company or any other matter, or any rights whatsoever as shareholders of the Company. If, however, at any time prior to the expiration of the Warrants and prior to their exercise, any of the following shall occur:

          (i) The Company shall authorize the issuance to all holders of Common Stock of rights, options or warrants to subscribe for or purchase Common Stock, or of any other subscription rights or warrants (other than the Excluded Securities); or

          (ii) The Company shall authorize the distribution to all holders of Common Stock of evidences of its indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends payable in Common Stock); or

          (iii) The Company shall propose any consolidation or merger to which the Company is a party and for which approval of any stock of the Company is required, or the conveyance or transfer of all or substantially all the properties and assets of the Company, whether in one transaction or in a series of transactions (whether by sale, lease or other disposition), or any reclassification or change of outstanding Common Stock issuable upon exercise of the Warrants (other than a change in par value or from par value to no par value); or

          (iv) The Company shall propose the voluntary or involuntary dissolution, liquidation or winding up of the Company;

then the Company shall cause to be given to each Holder at its address appearing on the Warrant Register, at least 15 days prior to the applicable record date hereinafter specified, by first class mail, postage prepaid, and, if possible, by telecopy transmission, a written notice stating (i) the date as of which the holders of record of Common Stock entitled to receive any such rights, options, warrants or distribution are to be determined, or (ii) the date on which any such consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up is expected to become effective or consummated, and the date as of which it is expected that the holders of record of Common Stock shall be entitled to exchange their Shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up. The failure to give the notice required by this Section or any defect therein, shall not affect the legality or validity of any distribution, right, option, warrant, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any action.

     Section 16.  Restrictions on Transfer of the Warrants and Shares.

     Until such time as an appropriate registration statement covering the Warrants or the Shares has become effective under the Securities Act, the Holders will not dispose of either the Warrants or the Shares, as the case may be, unless (i) the transferee has agreed to be bound by the restrictions contained herein on such Warrants or Shares, as the case may be, and (ii) except in the case of a transfer by the Holder to an Affiliate, the Company shall have received an opinion of counsel (which shall be reasonably satisfactory to the Company) to the effect that the sale or other proposed disposition of the Warrants or Shares may be accomplished without such registration under the Securities Act, which opinion may be conditioned upon (x) acceptance by the transferee of a Warrant Certificate or Certificates of Shares bearing a legend similar to that set forth in Exhibit A and (y) a certificate of the transferee stating that the Warrant(s) or Share(s) being acquired by such transferee are being acquired by such transferee for its own account and not with a view to, or for resale in connection with, the distribution thereof in violation of the Securities Act.

     Section 17.  Definitions.

     For all purposes of this Agreement, in addition to the other terms defined elsewhere herein, unless the context otherwise requires:

          "Affiliate" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

          "Appraisal Procedure" means an Appraisal Procedure, as defined in the certificates for the Investor Warrants, that is initiated under the provisions of such certificates.

          "Bank Warrants" means the 1,500,000 warrants for the purchase of Common Stock issued on September 30, 1996 pursuant to the Prepayment Agreement dated as of September 30, 1996 among the financial institutions listed on the signature pages thereof, The Chase Manhattan Bank and the Company.

          "Board of Directors" means either the Board of Directors of the Company or any duly authorized committee of that board.

          "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification and delivered to each of the Holders of the Warrants.

          "Business Plan" means the 1997-1998 Business Plan of the Company previously delivered to the Investor and certified to the Investor by the Company.

          "Common Stock" means any stock of any class of the Company which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, and which is not subject to redemption by the Company. However, subject to Section 10, Shares issuable on exercise of the Warrants evidenced hereby, shall include only shares of the class designated as Common Stock of the Company as of the date of this Warrant or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and which are not subject to redemption by the Company; provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications. As used in this Warrant Agreement, "Shares" shall include fractions thereof to the extent that fractional Shares of the Company are outstanding.

          "Investment Agreement" means the Amended and Restated Investment Agreement dated as of February 7, 1997 by and between the Investor and the Company, amended as of March 20, 1997 and amended and restated as of May 15, 1997.

          "Investor" means AP-AGC, LLC.

          "Investor Warrants" means the 5,000,000 warrants to acquire Common Stock to be issued to the Investor pursuant to the Investment Agreement.

          "Person" shall mean any individual, firm, partnership, association, group (as such term is used in Rule 13d-5 under the Securities Exchange Act of 1934, as amended, as in effect on the date of this Agreement), corporation or other entity.

          "Purchase Agreement" means the Securities Purchase Agreement dated as
     of June   , 1997 among Atlantic Gulf Communities Corporation, AP-AGC, LLC.
     and the purchasers named therein.

          "Rights Offering" means the rights offering contemplated by the Company's Proxy Statement dated May 21, 1997.

          "Sale Price" of the Common Stock means the last reported sale price regular way reported on the Nasdaq Stock Market or its successor, or, if not listed or admitted to trading on the Nasdaq Stock Market or its successor, the last reported sale price regular way reported on any other stock exchange or market on which the Common Stock is then listed or eligible to be quoted for trading, or as reported by the National Quotation Bureau Incorporated.

          "Series B Preferred Stock" means the 20% Cumulative Redeemable Convertible Preferred Stock, Series B, par value $.01 per share, of the Company, which may be issued in accordance with the Investment Agreement.

          "Series B Warrants" means up to 4,000,000 warrants to acquire Common Stock which may be issued to acquirers of Series B Preferred Stock.

          "Subsidiary" means any subsidiary of the Company, a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly owned by the Company, by one or more subsidiaries of the Company or by the Company and one or more subsidiaries of the Company.

          "Trading Day" shall mean each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not traded on the exchange or market where the Shares are listed or sold.

     Section 18.  Contest and Appraisal Rights.

     Upon each determination of fair market value or other evaluation or calculation required hereunder (including calculation of the Adjustment Amount), the Company shall promptly give notice thereof to all Holders, setting forth in reasonable detail the calculation of such fair market value or valuation (or Adjustment Amount) and the method and basis of determination thereof, as the case may be. In the event of an Appraisal Proceeding, the result of such proceeding shall prevail to the extent inconsistent with any such determination.

     Section 19.  Additional Warrants to be Issued at Current Exercise Price.

     Notwithstanding any other provision of this Agreement, to the extent a Holder is entitled to receive additional Warrants in accordance with the terms hereof, the Warrants so issued shall have terms identical to the outstanding Warrants, except that (i) the initial Exercise Price for such additional Warrants shall be deemed to be the Exercise Price in effect on the date such additional Warrants are issued and (ii) the amount and kind of securities and/or other property issuable upon exercise of such Warrants shall be deemed to be the amount and kind of securities and/or other property issuable upon exercise of the Warrants outstanding immediately prior to issuance of such additional Warrants.

     Section 20.  Notice to Company and Warrant Agent.

     Any notice or demand authorized by this Agreement to be given or made by the Warrant Agent or any Holders to or on the Company shall be sufficiently given or made if personally delivered or sent by mail or by telegram or telex confirmed by letter addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

                                      [ ]

     In case the Company shall fail to maintain such office or agency or shall fail to give such notice of the location or of any change in the location thereof, presentations may be made and notices and demands may be served at the Warrant Office.

     Any notice pursuant to this Agreement to be given by the Company or by a Holder to the Warrant Agent shall be sufficiently given if personally delivered or sent by mail or telegram or telex confirmed by letter, addressed (until another address is filed in writing by the Warrant Agent with the Company) to the Warrant Agent as follows:

                                      [ ]

     For personal, telegram or telex delivery:

                                      [ ]

     Section 21. Supplements and Amendments. The Company and the Warrant Agent may from time to time supplement or amend this Agreement without the consent or concurrence of any Holder in order to cure any ambiguity, manifest error or other mistake in this Agreement, or to make provision in regard to any matters or questions arising hereunder which the Company and the Warrant Agent may deem necessary or desirable and which shall not adversely affect, alter or change the interests of the Holders.

     Section 22. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

     Section 23. Termination. This Agreement shall terminate at the close of business within a reasonable time after the Expiration Date. Notwithstanding the foregoing, this Agreement will terminate on any earlier date if all Warrants have been exercised.

     Section 24. Governing Law. This Agreement and each Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be construed in accordance of the laws of such state without reference to its law of conflicts.

     Section 25. Benefits of This Agreement. Nothing in this Agreement shall be construed to give to any person or entity other than the Company, the Warrant Agent and the Holders any legal or equitable right, remedy or claim under this Agreement, and this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the Holders.

     Section 26. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     Section 27. Invalidity of Provisions. If any provision of this Agreement or of the Warrant Certificates is or becomes invalid, illegal or unenforceable in any respect, such provision shall be amended to the extent necessary to cause it to express the intent of the parties and be valid, legal and enforceable. The amendment of such provision shall not affect the validity, legality or enforceability of any other provision hereof.

[signature block]

                                                                       EXHIBIT A

                          FORM OF WARRANT CERTIFICATE

                             CLASS [A/B/C] SERIES B

No.

           Certificate for           Class [A/B/C] Series B Warrants
                 EXERCISABLE COMMENCING ON THE DATE OF ISSUANCE
                               HEREOF AND ENDING

               5:00 P.M., NEW YORK CITY TIME, ON

                     ATLANTIC GULF COMMUNITIES CORPORATION

                              WARRANT CERTIFICATES

     THIS CERTIFIES that                or registered                assigns is
the registered holder (the "Registered Holder") of the number of Class [A/B/C] Series B Warrants set forth above, each of which represents the right to purchase one share of Common Stock, par value $.10 per share, of Atlantic Gulf Communities Corporation, a Delaware Corporation (the "Company") at the initial
exercise price (the "Exercise Price") of $          , at any time during the
Warrant Exercise Period hereinafter referred to, by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon duly executed with signatures guaranteed by a member firm of a national securities exchange, a commercial bank or a trust company located in the United States of America, or a member of the National Association of Securities Dealers, Inc., at
the office maintained for that purpose by                or its successor as
warrant agent, in the City of New York (any such warrant agent being herein called the "Warrant Agent"), and by paying in full the Exercise Price, plus transfer taxes, if any, in United States currency by certified check, bank cashier's check or money order payable to the order of the Warrant Agent.

     The Warrant Exercise Period shall commence on the date of issuance hereof
and shall expire at 5:00 P.M., New York City time, on                .

     No Warrant may be exercised after the expiration date of the Warrant Exercise Period (the "Expiration Date").

     Prior to the Expiration Date, subject to any applicable laws, rules or regulations restricting transferability, the Registered Holder shall be entitled to transfer this Warrant Certificate, in whole or in part, upon surrender of this Warrant Certificate at the office of the Warrant Agent maintained for that purpose in the City of New York with the form of assignment set forth hereon duly executed with signatures guaranteed by a member firm of a national securities exchange, a commercial bank or a trust company located in the United States of America, or a member of the National Association of Securities Dealers, Inc. Upon any such transfer, a new Warrant Certificate or Warrant Certificates representing the same aggregate number of Warrants will be issued in accordance with instructions in the form of assignment.

     Upon the exercise of less than all of the Warrants evidenced by this Warrant Certificate, there shall be issued to the Registered Holder a new Warrant Certificate in respect of the Warrants not exercised.

     Prior to the Expiration Date, the Registered Holder shall be entitled to exchange this Warrant Certificate, with or without other Warrant Certificates, for another Warrant Certificate or Warrant Certificates for the same aggregate number of Warrants, upon surrender of this Warrant Certificate at the office maintained for that purpose by the Warrant Agent in the City of New York.

     Upon certain events provided for in the Warrant Agreement, the Exercise Price and the number of Shares of Common Stock issuable upon the exercise of each Warrant are required to be adjusted.

     No fractional Shares of Common Stock will be issued upon the exercise of Warrants. As to any final fraction of a Common Share which the Registered Holder of one or more Warrant Certificates, the rights under which are exercised in the same transaction, would otherwise be entitled to purchase upon such exercise, the Company shall pay the cash value thereof determined as provided in the Warrant Agreement.

     This Warrant Certificate is issued under and in accordance with the Warrant Agreement and is subject to the terms and provisions contained in the Warrant Agreement, to all of which terms and provisions the Registered Holder consents by acceptance hereof.

     This Warrant Certificate shall not entitle the Registered Holder to any of the rights of a shareholder of the Company, including, without limitation, the right to vote, to receive distributions, or to attend or receive any notice of meetings of limited partners or any other proceedings of the Company.

     This Warrant Certificate shall not be valid for any purpose until it shall have been countersigned by the Warrant Agent.

     The validity, interpretation and performance of this Warrant Certificate shall be governed by the laws of the State of Delaware.

     IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed.

                                    ATLANTIC GULF COMMUNITIES CORPORATION

                                    By:
                                    --------------------------------------------

                                    its
                                    --------------------------------------------

                                    Countersigned
                                    --------------------------------------------
                                                      as Warrant Agent

                                    By:
                                    --------------------------------------------
                                                 Authorized Signatory

                              ELECTION TO PURCHASE

     The undersigned hereby irrevocably elects to exercise                of the
Warrants represented by this Warrant Certificate and to purchase the shares of Common Stock issuable upon the exercise said Warrants, and requests that certificates for such Shares of Common Stock be issued and delivered as follows:

ISSUE TO:

                                     (Name)

                         (Address, Including Zip Code)

                 (Social Security or Tax Identification Number)

DELIVER TO:

                                     (Name)

                                       at
                         (Address, Including Zip Code)

     If the number of Warrants hereby exercised is less than all the Warrants represented by this Warrant Certificate, the undersigned requests that a new Warrant Certificate representing the number of full Warrants not exercised be issued and delivered as set forth above or otherwise as the undersigned shall direct in writing.

     In full payment of the purchase price with respect to the Warrants exercised and transfer taxes, if any, the undersigned hereby tenders payment of
$          by certified check, bank cashier's check or money order payable in
United States currency to the order of the Warrant Agent.

     Dated:             , 19

                                            ------------------------------------
                                            Signature

                                            (Signature must conform in all
                                            respects to name of holder as
                                            specified on the face of the Warrant
                                            Certificate.)

                                            PLEASE INSERT SOCIAL SECURITY
                                            OR TAX IDENTIFICATION NUMBER OF
Signature guaranteed:                       HOLDER

------------------------------              ------------------------------------

                                   ASSIGNMENT

     FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned represented by the within Warrant Certificate, with respect to the number of Warrants set forth below:

                                       SOCIAL
NAME OF                             SECURITY NO.                                        NO. OF
ASSIGNEE                            OR TAX I.D.                 ADDRESS                WARRANT:
--------                            ------------                -------                ---------

and does hereby irrevocably constitute and appoint        Attorney, to make such
transfer an the books of Atlantic Gulf Communities Corporation maintained for that purpose, with full power of substitution in the premises.

Dated:                       19-               Signature________________________

    (Signature must conform in all respects to name of holder as specified on the face of the Warrant Certificate.)

     Signature Guaranteed: